UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.  )
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Soliciting Material under §240.14a-12

DOLLAR TREE, INC.

(Name of Registrant as Specified In Its Charter)

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Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

LETTER TO OUR SHAREHOLDERS
Dear Fellow Shareholders,
You are cordially invited to join us for our 2024 virtual annual meeting of shareholders, which will be held online via webcast on Thursday, June 20, 2024, at 9:00 a.m. Eastern Time. The Notice of Annual Meeting of Shareholders and the Proxy Statement that follow describe the business to be conducted at the meeting. 2023 was a monumental year for Dollar Tree. While we have shared our progress with shareholders along the way, it is appropriate that we take a moment to highlight the work that has been accomplished by our Board and management team during this past year.
Board Oversight of Transformational Change
Starting in 2022 our Board has undergone a period of Board refreshment resulting in the addition of eight new directors with the unique skills and experience needed to transform the Dollar Tree business. One of the first activities of the Board was to identify and hire a new executive management team with the skills needed to drive change. The transition to the new executive leadership team was successfully completed in 2023. Under the leadership of the Chairman and Chief Executive Officer, our new management team is aligned with the Board’s objectives and focused on making improvements in our operations, our stores and the products offered to our customers.
Store Portfolio Optimization
Our stores serve communities across the United States and Canada providing the products that our customers need and want. To ensure that we are operating stores that meet our expectations and the expectations of our customers, we undertook a store portfolio optimization review in 2023. As part of that review, our Board and management team took a hard look at the performance of our stores under the Dollar Tree and Family Dollar brands and announced plans to close 970 underperforming Family Dollar stores and 30 underperforming Dollar Tree stores. We believe that this store portfolio optimization will better position the Company to move forward with stores that align with our brand and business expectations.
Robust Shareholder Engagement
Our Board is constantly focused on actions that are aligned with the best interests of our shareholders. The interests of shareholders are represented on our Board through the Lead Independent Director, the Vice Chairman (who is also an independent director and major shareholder), and overall by the ten out of eleven independent directors that make up our Board. In addition to the shareholder representation on our Board, our Board actively engages in collecting feedback from our shareholders. In 2023 we met with shareholders representing more than 48% of our outstanding shares to discuss subjects ranging from incentive compensation to environmental and social programs. A detailed description of the shareholder feedback received in 2023 and the Board’s response is included on page 32 of the Proxy Statement.
Finally, we want to thank all of you for your support and confidence in the Board. Whether or not you plan to attend the virtual annual meeting, your vote is important, and we encourage you to vote your shares.
Sincerely,

Richard W. Dreiling Chairman and Chief Executive Officer	Edward J. Kelly, III Lead Independent Director

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Our Shareholders:
You are invited to attend the annual meeting of shareholders of Dollar Tree, Inc. which will be held as follows:
Annual Meeting Information
DATE & TIME	VIRTUAL MEETING (LIVE INTERACTIVE WEBCAST)	RECORD DATE
Thursday, June 20, 2024 at 9:00 a.m., Eastern Time	www.virtualshareholdermeeting.com/DLTR2024	April 12, 2024
Proposals That Require Your Vote
Proposal	Voting Options	Board Recommendation	More Information
Proposal No. 1 Election of Directors	FOR, AGAINST, or ABSTAIN for each Director Nominee	FOR each Nominee on the proxy card	Page 80
Proposal No. 2 Advisory Vote on NEO Compensation	FOR, AGAINST, or ABSTAIN	FOR	Page 81
Proposal No. 3 Ratification of Appointment of Independent Auditors	FOR, AGAINST, or ABSTAIN	FOR	Page 82
Proposal No. 4 Regarding an Independent Board Chairman	FOR, AGAINST, or ABSTAIN	AGAINST	Page 85
Voting and Participation
The annual meeting will be held exclusively online via a live interactive webcast. Shareholders will be able to listen, vote and submit questions from any location using any internet-connected device. You may submit questions in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may also be submitted during the annual meeting through www.virtualshareholdermeeting.com/DLTR2024. To be admitted to the annual meeting, you must enter the control number found on your proxy card, voting instruction form or notice.
Shareholders of record at the close of business on April 12, 2024 will receive notice of and be allowed to vote at the annual meeting. See “Information About the Annual Meeting and Voting” beginning on page 76 for the various ways available for submitting your vote.
We are making the Proxy Statement and the form of proxy first available to shareholders on or about May 7, 2024. We have elected to distribute our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. We believe this will increase

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shareholder value by decreasing our printing and distribution costs, reducing the potential for environmental impact by conserving natural resources, and allowing for convenient access to and delivery of materials in an easily searchable format. If you would prefer to receive paper copies of our proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials that is being mailed to our shareholders on or about May 7, 2024.
Your vote is important to us. To ensure the presence of a quorum at the annual meeting, we encourage you to read the proxy statement and then vote your shares promptly by Internet, by phone or by signing, dating and returning your proxy card (if you request a paper copy). Sending in your proxy card will not prevent you from voting your shares at the annual meeting, as your proxy is revocable at your option.
By Order of the Board of Directors
Jonathan B. Leiken
Corporate Secretary
Chesapeake, Virginia
May 7, 2024
IMPORTANT NOTICE ABOUT THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON JUNE 20, 2024
The Company’s proxy statement and annual report to shareholders for the fiscal year ended
February 3, 2024 are available at
https://corporate.dollartree.com/investors/financial-information/annual-reports-proxies.

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Corporate Governance & Compensation Highlights
Governance or Compensation Item	Dollar Tree’s Practice
Board Composition, Leadership and Operations
Number of directors	11
Director independence	91%
Standing Board committee independence	100%
Robust Lead Independent Director Role	Yes
Majority voting standard in uncontested director elections	Yes
Director resignation policy	Yes
Board oversight of Company strategy and risks	Yes
Annually-elected Board	Yes
Average director age	65
Average director tenure	2.9 years
Directors attending fewer than 75% of meetings	None
Annual Board, committee and individual director evaluation process	Yes
Independent directors meet without management present	Yes
Number of Board meetings held in fiscal 2023	5
Total number of Board and committee meetings held in fiscal 2023	31
Sustainability and Corporate Responsibility
Dedicated Board Committee provides oversight of sustainability, corporate responsibility and human capital management	Yes
Environmental Policy	Yes
Human Rights Policy	Yes
Occupational Health and Safety Policy	Yes
Political Contribution and Expenditure Policy Statement	Yes
Corporate Sustainability Report (and Updates)	Yes
Climate related disclosures aligned with Taskforce on Climate-Related Financial Disclosures (TCFD) (included in Corporate Sustainability Report)	Yes
Vendor code of conduct	Yes

Governance or Compensation Item	Dollar Tree’s Practice
Other Governance Practices
Code of conduct for directors, officers and associates	Yes
Shareholder engagement policy	Yes
Anti-hedging policy	Yes
Robust stock ownership policies	Yes
Shares pledged by officers and directors	None
Family relationships	None
Independent auditor	KPMG LLP
Compensation Practices
Executive compensation programs designed to reward performance, incentivize growth and drive long-term shareholder value	Yes
Robust clawback policy	Yes
Employment agreements for executive officers	Only Chairman & CEO
Incentive awards based on challenging performance targets	Yes
Significant portion of compensation at risk	Yes
Annual risk assessment of compensation policies and practices	Yes
Frequency of say on pay advisory vote	Annual
Independent compensation consultant	Yes
Double-trigger change-in-control provisions	Yes
Policy for timing of annual grant of incentive awards	Yes
Repricing of underwater options	No
Excessive perks	No

Our Board
Our Board currently consists of 11 directors with the relevant diversity of skills and experience to oversee the Company, its management, its strategic plan and the execution of that plan. The Board believes that our director nominees, as a group, represent an effective mix of skills, experiences, diversity and fresh perspectives. The Board has re-nominated all current directors for election at the 2024 annual meeting of shareholders to serve as directors for a one-year term.
Director Name	Current or Former Principal Occupation	Director Since	Independent	Public Boards (including Dollar Tree)
Richard W. Dreiling	Chairman and Chief Executive Officer of Dollar Tree, Inc.	2022	No	2
Cheryl W. Grisé	Former Executive Vice President of Northeast Utilities and Chief Executive Officer of its principal operating companies.	2022	Yes	4
Daniel J. Heinrich	Former Chief Financial Officer of The Clorox Company	2022	Yes	1
Paul C. Hilal	Founder and Chief Executive Officer of Mantle Ridge LP	2022	Yes	2
Edward J. Kelly, III	Retired Chairman of the Institutional Clients Group of Citigroup, Inc.	2022	Yes	3
Mary A. Laschinger	Former Chairman of the Board of Directors and Chief Executive Officer of Veritiv Corporation	2022	Yes	3
Jeffrey G. Naylor	Former Chief Financial Officer of the TJX Companies	2018	Yes	3
Winnie Y. Park	Chief Executive Officer of Forever 21	2020	Yes	1
Diane E. Randolph	Former Chief Information Officer of Ulta Beauty	2023	Yes	2
Bertram L. Scott	Former President and Chief Executive Officer of Affinity Health Plan	2022	Yes	4
Stephanie P. Stahl	Founder of Studio Pegasus LLC and former Global Marketing and Strategy Officer of Coach, Inc.	2018	Yes	3
Strong Independent Board Leadership
Our Board is led by our Chairman & CEO, our Vice Chairman and our Lead Independent Director. As set forth in our Corporate Governance Guidelines, a Lead Independent Director is selected by our independent directors when our Chairman is not independent. In June 2023, Edward J. Kelly, III was re-elected as Lead Independent Director by the independent directors. To ensure the independence of the Board from management, our Corporate Governance Guidelines and By-Laws outline the many significant powers and duties held by the Lead Independent Director. For more details, see “Board Leadership Structure” on page 16.
The independence of our Board is also supported by the strong leadership roles held by the chairs of our standing committees. The chairs and members of our standing committees are all independent members of our Board. The charters of each of our standing committees (namely, the Audit Committee, the Compensation Committee, the Nominating and Governance Committee, the Finance Committee and the Sustainability and Corporate Social Responsibility Committee) outline duties and responsibilities of each committee to oversee critical and strategically important functions of our business. For more details, see “Board Committees” on page 17.

DIRECTOR NOMINEES
Director Skills Matrix
The tables below describe the key skills and experiences that we believe are essential to oversight of our business and the skills, experience and qualifications of each of our nominees for director. The director biographies beginning on page 8 describe each nominee’s background and relevant experience in more detail.
Director Skills and Experience	Key Qualifications for Dollar Tree
Executive Leadership	Dollar Tree is a large international company. Our directors with executive leadership experience have served as an executive officer of a large public or private company.
Financial Management
Dollar Tree is a publicly traded company that manages its resources responsibly and has an obligation to make accurate financial disclosures. We identified the directors with chief financial officer, chief accounting officer or similar experience or experience on a board overseeing finance, accounting or financial reporting functions, including those directors who qualify as an “audit committee financial expert” under applicable SEC rules.

Consumer/Retail Industry
Dollar Tree operates over 16,000 stores that provide retail products to customers in communities across North America. We identified the directors with executive level experience with companies in the consumer or retail industries or experience on the board of directors of a company in the consumer or retail industry.

Marketing/Advertising/ Communications
Our Dollar Tree and Family Dollar brands and the branded products sold in our stores are trusted and valued by our customers. We identified the directors with executive level experience in marketing consumer products or experience on the board of directors of a marketing or consumer products company.

Strategic Planning
Our strategic vision and our ability to execute on the vision is important to our ability to grow and deliver long-term value to our shareholders. We identified the directors with experience in developing and executing long-term strategic plans.

Operations	Dollar Tree operates over 16,000 retail stores across North America. We identified the directors with experience on the board of directors of a company with large retail operations.
Human Capital Management
Dollar Tree has over 200,000 associates who are a vital resource in the operation of our company. We identified the directors with executive level experience in human resources management or managing a large workforce or experience on a board of directors overseeing those functions.

Information Technology/ Cybersecurity
Dollar Tree leverages information technology tools to operate our business and enhance our customer’s experience and we continue to invest in tools to improve our performance and the security of our information technology systems. We identified the directors with executive level experience in the fields of information technology and cybersecurity or experience on the board of directors of a company that provides information technology or cybersecurity products or services.

Risk Management
Dollar Tree is subject to a variety of risks that we work to manage and mitigate through diligent action and thoughtful leadership. We identified the directors with executive level experience in enterprise risk management or on a board of directors overseeing risk management functions.

Global Sourcing/Supply Chain
Dollar Tree merchandise is sourced from domestic and international vendors around the world using a network of distribution centers to deliver a high volume of products to our stores. We identify the directors with experience on the board of directors of a company with global supply chain operations.

	Dreiling (Chair)	Grise´	Heinrich	Hilal	Kelly	Laschinger	Naylor	Park	Randolph	Scott	Stahl
Director Skills and Experience
Executive Leadership	•	•	•	•	•	•	•	•	•	•	•
Financial Management			•		•		•			•
Consumer/Retail Industry	•	•	•			•	•	•	•	•	•
Marketing/Advertising/Communications	•					•		•			•
Strategic Planning	•	•	•	•	•	•	•	•	•	•	•
Operations	•	•	•	•		•		•		•	•
Human Capital Management		•				•					•
Information Technology/Cybersecurity			•				•	•	•
Risk Management		•	•		•	•	•	•		•
Global Sourcing/Supply Chain	•	•				•		•	•		•
Director Qualifications
Dollar Tree Independent Director		•	•	•	•	•	•	•	•	•	•
Dollar Tree Board Tenure (years)	2	2	2	2	2	2	6	3	<1	2	6
Other Public Board Experience	•	•	•	•	•	•	•	•	•	•	•
Demographic Background
Age	70	71	68	57	71	64	65	53	69	73	57
Gender Identity
Male	•		•	•	•		•			•
Female		•				•		•	•		•
Ethnicity
White/Caucasian	•	•	•	•	•	•	•		•		•
Black or African American										•
Asian								•

BIOGRAPHIES OF DIRECTOR NOMINEES
RICHARD W. DREILING Chairman and Chief Executive Officer of Dollar Tree, Inc. | Age 70
Director since 2022 Chair of the Board Board Committees: ▪ None	Other Public Company Board Experience ▪ Lowe’s Companies (since 2012) ▪ Kellanova (formerly known as Kellogg Company) (2016 to 2023) ▪ Aramark (2016 to 2022) ▪ Pulte Group, Inc. (2015 to 2022)

Key Skills, Experience and Expertise:
Mr. Dreiling brings to our Board over 40 years of retail experience at all operating levels. He has strong business development expertise in expanding the footprint and offerings of several retailers. Mr. Dreiling also brings unique experience in the value retail sector gained from his role as the former Chairman and CEO of Dollar General Corporation.

Biography
Mr. Dreiling has served as the Chairman and Chief Executive Officer of Dollar Tree, Inc. since February 2023 and as Executive Chairman from March 2022 to February 2023. Prior to joining Dollar Tree, Inc., Mr. Dreiling served as the Chairman of Dollar General Corporation from 2015 to 2016 and the Chief Executive Officer of Dollar General Corporation from 2008 to 2015. He also served as President, Chief Executive Officer and Chairman of the Board of Directors of Duane Reade Holdings, Inc. from 2005 to 2008; Executive Vice President and Chief Operating Officer of Longs Drug Stores Corp. from 2003 to 2005; Executive Vice President of Marketing at Safeway, Inc. from 2000 to 2003; and President of Vons Co. Inc. from 1998 to 2000. Mr. Dreiling currently serves on the Board of Directors of Lowe’s Companies.

CHERYL W. GRISÉ Former Executive Vice President of Northeast Utilities and CEO of its principal operating companies | Age 71
Director since 2022 Independent Board Committees: ▪ Compensation, Chair ▪ Nominating & Governance
Other Public Company Board Experience
▪
ICF International, Inc. (since 2012)

▪
PulteGroup, Inc. (since 2008)

▪
Metlife, Inc. (since 2004)

▪
Pall Corporation (2007 to 2015)

▪
Dana Holding Corporation (2002 to 2008)

Key Skills, Experience and Expertise:
Ms. Grisé brings to our Board substantial executive leadership experience with a large consumer facing business, a strong governance and legal background and an unusually solid and strong record of leadership in public company boardrooms in many different sectors. She was named by the National Association of Corporate Directors (NACD) to their Top 100, a list of the top 100 most influential directors in the U.S.

Biography
Ms. Grisé is the former Executive Vice President of Northeast Utilities (now known as Eversource Energy) and Chief Executive Officer of its principal operating companies. She held those positions and other senior leadership positions at Northeast Utilities from 1998 to 2007. She currently serves on the Board of Directors of ICF International, Inc., Pulte Group, Inc. and Metlife, Inc.

DANIEL J. HEINRICH Former Chief Financial Officer of The Clorox Company | Age 68
Director since 2022 Independent Board Committees: ▪ Audit ▪ Finance, Chair
Other Public Company Board Experience
▪
Lowe’s Companies, Inc. (2021 to 2023)

▪
Aramark (2013 to 2023)

▪
Ball Corporation (2016 to 2022)

▪
Edgewell Personal Care Company
(2012 to 2022)

▪
Advanced Medical Optics (2007 to 2009)

Key Skills, Experience and Expertise:
Mr. Heinrich brings to our Board his substantial experience as a director and executive at consumer-packaged goods companies and consumer-facing businesses. He has extensive executive-level financial knowledge and experience and has developed strong expertise in the areas of strategic business development, risk management, mergers and acquisitions, accounting and information technology. In addition, our Board has determined that Mr. Heinrich qualifies as an Audit Committee financial expert.

Biography
Mr. Heinrich is the former Chief Financial Officer of The Clorox Company. He held that position and other senior leadership positions at The Clorox Company from 2001 to 2011. Prior to that, he served as the Senior Vice President and Treasurer of Transamerica Finance Company from 1996 to 2001; Senior Vice President, Treasurer and Controller of Granite Management Company from 1994 to 1996; Senior Vice President, Controller and Chief Accounting Officer of First Nationwide Bank from 1986 to 1994; and Senior Audit Manager at Ernst & Young from 1978 to 1986.

PAUL C. HILAL Founder and Chief Executive Officer of Mantle Ridge LP | Age 57
Director since 2022 Independent Vice Chair of the Board Board Committees: ▪ Compensation ▪ Finance ▪ Nominating & Governance	Other Public Company Board Experience ▪ CSX Corporation (since 2017) ▪ Aramark (2019 to 2023) ▪ Canadian Pacific Railway Limited (2012 to 2016)

Key Skills, Experience and Expertise:
Mr. Hilal brings to our Board substantial experience enabling companies to successfully effect value-creating change. His experience as a value investor, capital allocator and engaged steward during corporate transformations, in addition to his knowledge of the Company, enables him to contribute to the Board and its mission in unique and extremely valuable ways. Additionally, Mr. Hilal’s experience serving on the boards of multiple public companies will allow him to provide key strategic perspectives to the Board.

Biography
Mr. Hilal is the Founder and Chief Executive Officer of Mantle Ridge LP, an investment fund. Prior to launching Mantle Ridge LP, Mr. Hilal served as a Partner and Senior Investment Professional at Pershing Square Capital Management from 2006 to 2016; Managing Partner at Caliber Capital Management from 2002 to 2005, Partner at Hilal Capital Management from 1998 to 2001, Acting Chief Executive Officer of WorldTalk Communications Corporation from 1999 to 2000. Mr. Hilal currently serves on the Board of Directors of CSX Corporation.

EDWARD J. KELLY, III Retired Chairman of the Institutional Clients Group of Citigroup, Inc. | Age 71
Director since 2022 Independent Lead Independent Director Board Committees: ▪ Audit ▪ Nominating & Governance, Chair	Other Public Company Board Experience ▪ Citizens Financial Group, Inc. (since 2019) ▪ Metlife (since 2015) ▪ CSX Corporation (2002 to 2019) ▪ XL Group (2014 to 2018)

Key Skills, Experience and Expertise:
Mr. Kelly brings to our Board business, strategic, financial and legal acumen and extensive leadership expertise. His experience includes key roles in building a client-centric model and managing the global operations of a major financial institution. In addition, he provides a local perspective as a long-time Virginia resident and lecturer at the University of Virginia School of Law.

Biography
Mr. Kelly is the Former Chairman of the Institutional Clients Group of Citigroup, Inc. He served in that role and other senior leadership positions at Citigroup, Inc. from 2008 to 2014, including Chairman of Global Banking, Vice Chairman, Chief Financial Officer and Head of Global Banking, and President and Chief Executive Officer of Citi Alternative Investments. Prior to Citigroup, Mr. Kelly served as Managing Director of The Carlyle Group from 2007 to 2008, Chairman and Chief Executive Officer of Mercantile Bankshares Corporation from 2001 to 2007, Managing Director of J.P. Morgan from 1995 to 2001, General Counsel of J.P. Morgan from 1994 to 1995 and Partner at Davis Polk & Wardwell, LLP from 1988 to 1994.

MARY A. LASCHINGER Former Chairman and Chief Executive Officer of Veritiv Corporation | Age 64
Director since 2022 Independent Board Committees: ▪ Compensation ▪ Sustainability and CSR	Other Public Company Board Experience ▪ Newmont Corporation (since 2021) ▪ Kellanova (formerly known as Kellogg Company) (since 2012)

Key Skills, Experience and Expertise:
Ms. Laschinger brings to our Board substantial experience as a senior executive at some of the largest companies in the United States. In addition, she has led and served on the board of directors of several major U.S. and foreign companies and institutions, including the Federal Reserve Bank of Atlanta. Through these roles she has gained deep knowledge of risk management, leadership development, compensation and human capital management.

Biography
Ms. Laschinger is the former Chairman and Chief Executive Officer of Veritiv Corporation. She held that position from 2014 to 2020. Prior to Veritiv Corporation, Ms. Laschinger held senior leadership positions at International Paper Company from 2007 to 2014, including Senior Vice President of International Paper Company and President of xpedx distribution company. Ms. Laschinger currently serves on the Board of Directors of Newmont Corporation and Kellanova (formerly known as Kellogg Company). In addition to her service on public company boards, Ms. Laschinger has served on the Board of Directors of the Federal Reserve Bank of Atlanta.

JEFFREY G. NAYLOR Former Chief Financial Officer of The TJX Companies | Age 65
Director since 2018 Independent Board Committees: ▪ Audit, Chair ▪ Finance	Other Public Company Board Experience ▪ Synchrony Financial (since 2014) ▪ Wayfair (since 2018) ▪ Emerald Holding, Inc. (2013 to 2021) ▪ Fresh Market, Inc. (2010 to 2016)

Key Skills, Experience and Expertise:
Mr. Naylor brings to our Board extensive financial and accounting experience gained through his roles as the chief financial officer, director and audit committee chair of multiple large public companies. Mr. Naylor’s experience working as an executive at multiple discount retailers allows him to contribute valuable insight and perspectives in the areas of strategic business development, risk management, accounting and information technology. In addition, our Board has determined that Mr. Naylor qualifies as an Audit Committee financial expert.

Biography
Mr. Naylor is the former Chief Financial Officer of The TJX Companies. He held that position and other executive leadership positions at The TJX Companies from 2004 to 2014, including Senior Executive Vice President, Chief Financial and Administrative Officer, and Senior Executive Vice President, Chief Administrative and Business Development Officer. Prior to that, he served as the Chief Financial Officer of Big Lots, Inc. from 2001 to 2004 and earlier in his career he held senior level positions with Limited Brands, Sears, Roebuck and Co. and Kraft Foods, Inc. Mr. Naylor began his career as a Certified Public Accountant with Deloitte Haskins & Sells. Mr. Naylor is also the Managing Director of his consulting firm, Topaz Consulting LLC. He currently serves on the Board of Directors of Synchrony Financial and Wayfair, Inc.

WINNIE Y. PARK Chief Executive Officer of Forever 21 | Age 53
Director since 2020 Independent Board Committees: ▪ Compensation ▪ Sustainability and CSR	Other Public Company Board Experience ▪ Sound Point Acquisition Corp. I, Ltd. (2022 to May 2023) ▪ Express, Inc. (2017 to 2022)

Key Skills, Experience and Expertise:
Ms. Park is a retail and marketing leader with deep experience in brand-building, e-commerce, omnichannel specialty retail, merchandising and international expertise. Ms. Park’s experience as a chief executive officer and director of multiple large multi-national retail companies allows her to contribute expert knowledge and strategic insight on the development of our business.

Biography
Ms. Park is the Chief Executive Officer of Forever 21, a role she has held since January 2022. Prior to joining Forever 21, Ms. Park was the Chief Executive Officer of Paper Source, Inc. from 2015 to 2021. In March 2021, Paper Source, Inc. filed a voluntary petition for bankruptcy under Chapter 11 of the U.S. Bankruptcy Code. Under Ms. Park’s leadership Paper Source was acquired by an affiliate of Barnes and Nobles in connection with the completion of the bankruptcy proceedings. Prior to Paper Source Ms. Park was the Executive Vice President, Global Marketing and eCommerce at DFS Group Ltd. Earlier in her career, Ms. Park worked in various senior leadership positions at Levi Strauss & Co. and McKinsey & Company.

DIANE E. RANDOLPH Former Chief Information Officer of Ulta Beauty | Age 69
Director since 2023 Independent Board Committees: ▪ Audit ▪ Finance	Other Public Company Board Experience ▪ Shoe Carnival, Inc. (since 2021) ▪ Core Mark Holding Company (2020 to 2021)

Key Skills, Experience and Expertise:
Ms. Randolph brings to our Board substantial experience in the areas of information technology and business transformation, in addition to her experience serving as a director on boards of several public and private companies. Ms. Randolph will provide valuable insight and perspective as the Company develops and implements new technologies and systems.

Biography
Ms. Randolph is the Former Chief Information Officer of Ulta Beauty. She held that position from 2014 to 2020. Prior to that, she served as the Chief Information Officer of Reitmans Canada Limited from 2008 to 2014 and Director of Merchandise Business Process from 2005 to 2008. Earlier in her career she served as Vice President of Software Development at Aptos, LLC (formerly known as STS Systems). Ms. Randolph currently serves on the Board of Directors of the Shoe Carnival, Inc.

BERTRAM L. SCOTT Former President and Chief Executive Officer of Affinity Health Plan | Age 73
Director since 2022 Independent Board Committees: ▪ Audit ▪ Sustainability and CSR	Other Public Company Board Experience ▪ Equitable (since 2019) ▪ Lowe’s Companies, Inc. (since 2015) ▪ Becton, Dickinson and Company (since 2002) ▪ AllianceBernstein (2020 to 2022)

Key Skills, Experience and Expertise:
Mr. Scott brings to our Board his substantial corporate governance and business expertise, in addition to extensive experience serving as a director on the boards of several large, complex, publicly-traded companies, as well as serving as chair of several board committees. Mr. Scott draws on his professional experiences to provide perspective to the boards on which he serves with respect to development and the implementation of strategy, mergers and acquisitions, merger integration, and sales and marketing. In addition, the Board has determined that Mr. Scott qualifies as an Audit Committee financial expert.

Biography
Mr. Scott is a retired health care executive who formerly served as the President and Chief Executive Officer of Affinity Health Plan from 2012 to 2014. Prior to that, Mr. Scott served as the President, US Commercial at CIGNA Corporation from 2010 to 2011; and held multiple executive leadership roles at TIAA-CREF from 2000 to 2010, including President and Chief Executive Officer. Mr. Scott currently serves on the Board of Directors of Equitable, Lowe’s Companies, Inc. and Becton, Dickinson and Company.

STEPHANIE P. STAHL Former Global Marketing & Strategy Officer of Coach, Inc. | Age 57
Director since 2018 Independent Board Committees: ▪ Nominating & Governance ▪ Sustainability and CSR, Chair	Other Public Company Board Experience ▪ Carter’s Inc. (since 2022) ▪ Newell Brands, Inc. (since 2022) ▪ Knoll, Inc. (2013 to 2021)

Key Skills, Experience and Expertise:
Ms. Stahl brings to our Board significant experience in marketing, data analytics, digital strategy, sustainability and brand development. Ms. Stahl has spent her career focused on the retail/consumer sector with extensive experience in developing, executing and optimizing major change initiatives including fundamental business transformation, mergers and acquisitions, and post-merger integrations. She also brings to our Board significant experience in corporate governance, investor engagement and ESG.

Biography
Ms. Stahl is the former Global Marketing and Strategy Officer of Coach, Inc. She held that position from 2012 to 2015. Prior to that, she served as the Chief Executive Officer of Tracy Anderson Mind & Body, LLC from 2010 to 2011, Executive Vice President, Chief Marketing Officer of Revlon, Inc. from 2003 to 2006, Partner and Managing Director of The Boston Consulting Group, Inc. from 1998 to 2003. Ms. Stahl is also the Founder of her investment and advisory company, Studio Pegasus LLC. Ms. Stahl serves on the Board of Directors of Carter’s Inc. and Newell Brands, Inc.

Nomination and Election Process
All of our Directors are elected annually by a majority of votes cast in uncontested director elections and by a plurality of votes in contested elections. Candidates for nomination by our Board are recommended by our Nominating and Governance Committee. Our Nominating and Governance Committee considers candidates recommended by shareholders and, occasionally, the Committee may engage search firms to assist the Committee in identifying potential Board nominees.
As described in our Corporate Governance Guidelines, the Nominating and Governance Committee will consider several factors when considering a candidate for nomination, including:
• the candidate’s ability to help the Board create shareholder wealth	• the need of the Board for directors having relevant knowledge, diversity of background and experience
• the candidate’s ability to represent the interests of shareholders	• whether the candidate is a significant shareholder of the Company
• the personal qualities of leadership, character and business judgment of the candidate	• whether the candidate is free of conflicts and has the time required for preparation, participation and attendance at meetings
Incumbent Directors nominated for reelection are subject to the director resignation policy included in our Corporate Governance Guidelines. Shareholders may recommend candidates for the Nominating and Governance Committee to consider by submitting a written notice in accordance with the procedures described under “Shareholder Nominations of Directors” on page 91.
The election of our Directors is subject to the terms of a Stewardship Framework Agreement entered into by the Company and affiliates of Mantle Ridge, LP, a registered investment advisory firm, which has a combined beneficial ownership interest in approximately 6.3% of the Company’s outstanding shares of common stock. Pursuant to the Stewardship Framework Agreement, if Mr. Hilal or a New Director (as defined therein) cannot serve or ceases to serve on the Board during the term of the Stewardship Framework Agreement, Mantle Ridge will have the right to designate a replacement, subject to certain conditions set forth in the Stewardship Framework Agreement. The Stewardship Framework Agreement is more fully described in, and is attached as an exhibit to, the Company’s Current Report on Form 8-K filed on March 8, 2022 with the SEC.
Board Diversity
The Board values diversity, in its broadest sense, reflecting, but not limited to, geography, gender, age, sexual orientation, race, ethnicity, national origin, and life experience and is committed to a policy of inclusiveness. The Nominating and Governance Committee is responsible for making recommendations regarding the size, composition and diversity of the Board and its committees, and seeks to include women and minority candidates in the qualified pool from which Board candidates are chosen.
The reconstitution of the Board in March 2022 resulted in the appointment of a diverse group of directors, including Cheryl Grisé, Mary Laschinger and Bertram Scott. In 2023 the Board continued its tradition of considering women and minority candidates and appointed, Diane Randolph, a female director from among a pool of diverse candidates. Our Board now includes five women, one of whom is a person of color, and a second minority member.
The following chart summarizes certain self-identified personal characteristics of our directors, in accordance with Nasdaq Listing Rule 5605(f). Each term used in the table has the meaning given to it in the rule and related instructions. As indicated in the chart, the Company more than meets Nasdaq’s diversity requirements.

BOARD DIVERSITY MATRIX (AS OF MAY 1, 2024)
BOARD SIZE:
Total number of directors	11
	FEMALE	MALE	NON- BINARY	DID NOT DISCLOSE GENDER
Part I: Gender Identity
Directors	5	6	0	0
Part II: Demographic Background
African American or Black	0	1	0	0
Alaskan Native and Native American	0	0	0	0
Asian	1	0	0	0
Hispanic or Latinx	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	4	5	0	0
Two or More Races or Ethnicities	0	0	0	0
LGBTQ+	0
Did Not Disclose Demographic Background	0
Board Tenure and Refreshment
The Board does not believe it should formally limit the number of terms for which an individual may serve as a director at the outset of a director’s appointment. Directors who have served on the Board for an extended period of time can provide valuable insight into the operations and future of the Company and matters of Board oversight based on their experience with and understanding of the Company’s history, policies and objectives. Nevertheless, the Board strongly values fresh insight and novel approaches provided by new or recently appointed directors.
In the past several years, the Board has been engaged in an effort to achieve a “fit-for-purpose” Board which has included the retirement and replacement of the majority of our incumbent directors. The current tenure profile of our Board consists of two directors with five to ten years in tenure and nine directors with less than five years in tenure.
Board Commitments
Our Board is comprised of members with valuable experience gained from service on the boards of directors of other public companies, including companies in the retail industry. When making its recommendations for director nomination, the Nominating and Governance Committee considers the value of experience gained through service on other boards and conducts a rigorous review of the demands that such service may have on the director’s time. As set forth in our Corporate Governance Guidelines, as a general rule, the Nominating and Governance Committee will not recommend the election or reelection of an individual who (i) serves on more than four public company boards, other than the Company, or (ii) serves as the chief executive officer of a public company and serves on more than two public company boards, other than the Company. All of our nominees satisfy this rule.
In 2024 our Nominating and Governance Committee oversaw an annual performance review of our Board and its members that considered a number of factors including meeting attendance, preparation and director engagement with the Board and management. As part of this process, the Committee and the Board assessed our nominees for reelection and affirmed that each nominee has demonstrated that they are capable of devoting the necessary time to successfully meet their duties and otherwise fulfill the responsibilities required of directors in 2024, taking into account their principal occupation and membership and leadership positions on other boards.

CORPORATE GOVERNANCE AND OUR BOARD
Board Meetings and Attendance
The Board of Directors has scheduled four regular meetings in 2024 and recently held one of these meetings in March 2024. In addition, the Board will hold special meetings when Company business requires, and informational update calls are periodically conducted during the year.
In fiscal 2023, the Board met five times, the Nominating and Governance Committee met five times, the Audit Committee met seven times, the Compensation Committee met six times, the Finance Committee met four times and the Sustainability and Corporate Social Responsibility Committee met four times. Each member of the Board attended more than 75% of all Board meetings and meetings of committees of which he or she was a member.
We expect each of our directors to attend the annual meeting of our shareholders. All of the then incumbent directors were in attendance at the 2023 annual meeting of our shareholders.
Independence
Dollar Tree is committed to principles of good corporate governance and the independence of a majority of our Board from the management of our Company. With the exception of Mr. Dreiling, all members of our Board have been determined by our Board to be independent directors within the applicable listing standards of the Nasdaq Stock Market. All members of our Audit Committee, our Compensation Committee and our Nominating and Governance Committee are independent under Nasdaq listing standards.
The independent members of our Board meet regularly multiple times each year in private sessions without management present. In addition, the Lead Independent Director, who has been granted robust leadership powers, may call special meetings of the independent members without management present.
Board Leadership Structure
Our Board is led by our Chairman and CEO, our Vice Chairman and our Lead Independent Director. As set forth in our Corporate Governance Guidelines, a Lead Independent Director is selected by our independent directors when our Chairman is not independent. In June 2023, Edward J. Kelly, III was re-elected as Lead Independent Director by the independent directors. Under our guidelines, the Lead Independent Director has clearly defined and robust leadership authority and responsibilities, including:
•
conferring regularly with the Chairman & CEO and the Vice Chairman;

•
in conjunction with the Chairman and the Vice Chairman, supporting a strong Board culture and encouraging director participation by fostering an environment of open dialogue and constructive feedback among the directors and facilitating communication across Board committees and among the Chairman & CEO, the Vice Chairman, the Board as a whole and Board committees (including the chairs of Board committees);

•
communicating feedback from the Board regarding the performance of the Chairman & CEO;

•
presiding at shareholder and Board meetings in the event that the Chairman & CEO or the Vice Chairman are absent or unable to act or if designated by the Vice Chairman in accordance with our bylaws;

•
setting the agenda for and presiding over executive sessions of solely independent directors, and with the power to call meetings of the independent directors, with the expectation that the Lead Independent Director will also coordinate feedback and follow-up as appropriate with the Chairman & CEO, the Vice Chairman, and the chairpersons of relevant Board committees and other directors, as appropriate, concerning matters discussed among the independent directors;
•
in conjunction with the Chairman & CEO and the Vice Chairman, setting the agenda for meetings of the Board, advising the Chairman & CEO and the Vice Chairman as to the Board’s information needs and working with the Chairman & CEO and Vice Chairman as needed to coordinate and provide direction, feedback, changes, input and approval regarding Board meeting agendas, schedules and materials in order to support Board deliberations and enable sufficient time for discussion of all agenda items;

•
assisting the Chairman & CEO and Vice Chairman with issues that concern the Board;

•
remaining well-informed about senior management and succession plans; and

•
being available, consistent with the Shareholder Engagement Policy described beginning on page 22, for consultation and direct communication with shareholders when appropriate.

The Board has determined that its current leadership structure is the most appropriate for Dollar Tree and its shareholders. Mr. Dreiling is a distinguished retail executive with extensive, highly relevant retail industry experience at all operating levels, including success in the dollar store segment as the CEO and Chair of Dollar General Corporation from 2008 to January 2016. As the Chairman and CEO, Mr. Dreiling is in an ideal position to provide critical leadership to our business on strategic initiatives and to serve as a bridge between the Board and the operating organization. The role of the Lead Independent Director, as described above, facilitates the active engagement of our independent directors in the various aspects of the Board’s work and governance. We believe the functioning of our Board is enhanced by having Mr. Dreiling as Chairman and CEO, Mr. Hilal as Vice Chairman and Mr. Kelly as Lead Independent Director.
As part of the Company’s ongoing commitment to corporate governance, the Board annually considers its leadership structure and the role of the Lead Independent Director.
Board Committees
The Board has five standing committees, each comprised solely of independent directors. These committees operate under written charters which are available under the Investors tab on our corporate website at corporate.dollartree.com. The current Board committees and committee assignments are as follows:
Director	Independent Director	Audit Committee	Compensation Committee	Nominating and Governance Committee	Finance Committee	Sustainability and CSR Committee
Richard W. Dreiling
Cheryl W. Grisé	■		C	■
Daniel J. Heinrich	■	■			C
Paul C. Hilal	■		■	■	■
Edward J. Kelly, III	LD	■		C
Mary A. Laschinger	■		■			■
Jeffrey G. Naylor	■	C			■
Winnie Y. Park	■		■			■
Diane E. Randolph	■	■			■
Bertram L. Scott	■	■				■
Stephanie P. Stahl	■			■		C
LD = Lead Independent DirectorC = Committee Chair■ = Member

Description of Committees
Audit Committee		7 meetings held in Fiscal 2023

Primary duties and responsibilities:
•
Financial Reporting and Internal Control Structure. Monitoring the Company’s financial reporting processes and internal control systems and overseeing the Company’s audit processes and strategies.

•
Independent Auditor. Appointing and evaluating the Company’s independent auditor, including pre-approving audit and non-audit fees to be paid to the independent auditor.

•
Internal Audit. Overseeing the Company’s internal audit processes, including participating in the planning of the audit efforts of the internal audit and finance departments.

•
Enterprise Risk Assessment. Reviewing the Company’s practices with respect to risk assessment and risk management, including financial, operational, information security, data privacy, business continuity and legal and regulatory risks.

•
Compliance and Ethics. Reviewing the Company’s legal compliance processes and disclosures and systems of internal controls relating to legal compliance and ethics.

•
Related Party Transactions. Reviewing and overseeing any related party transactions and the reporting of any related party transactions.

Committee Members	▪ Jeffrey Naylor (Chair) ▪ Diane Randolph	▪ Daniel Heinrich ▪ Bertram Scott	▪ Edward Kelly, III
Independence and Financial Expertise: The Board, after review of each individual’s employment experience and other relevant factors, has determined that all members of the committee satisfy the applicable standards of the Nasdaq Stock Market and SEC regulations for membership on the Audit Committee and that Daniel Heinrich, Edward Kelly, III, Jeffrey Naylor and Bertram Scott are qualified as audit committee financial experts within the meaning of SEC regulations.
Compensation Committee		6 meetings held in Fiscal 2023

Primary duties and responsibilities:
•
Executive Compensation. Establishing the compensation philosophy, structures and arrangements for our executive officers, including reviewing and approving our executive compensation benefits and programs.

•
Compensation of Directors. Reviewing and recommending to the Board the benefits and compensation plans and programs for the independent members of the Board.

•
Independent Compensation Consultant. Retaining independent compensation consultants to advise the Committee when appropriate.

•
Human Capital Management. Reviewing our initiatives with respect to diversity, equity and inclusion and human capital management, talent development and retention of key personnel.

•
Compensation Risk Assessment. Reviewing the Company’s incentive compensation policies and practices to assess whether such policies or practices encourage excessive risk-taking.

•
Executive Stock Ownership. Reviewing the executive officers’ stock ownership levels to ensure compliance with the Company’s stock ownership policy.

Committee Members	▪ Cheryl Grisé (Chair) ▪ Winnie Park	▪ Paul Hilal	▪ Mary Laschinger
Independence: All members of the committee satisfy the independence standards of the Nasdaq Stock Market and SEC regulations.

Nominating and Governance Committee		5 meetings held in Fiscal 2023

Primary duties and responsibilities:
•
Board Composition and Governance Structure. Reviewing and making recommendations to the Board on the size, composition and diversity of the Board and overseeing our governance structure, including the structure of the Board and the governing documents and policies.

•
Board Candidates. Identifying, screening and recommending candidates to be nominated or appointed by the Board, including the re-nomination of any currently serving director.

•
Lead Independent Director. If the Chairman of the Board is not independent, recommending an independent director to be appointed as Lead Independent Director.

•
Committee Assignments. Reviewing periodically the membership and Chair of each committee of the Board and recommending committee assignments to the Board, including rotation or reassignment of any Chair or committee member.

•
Conflicts and Waivers. Reviewing and resolving requests for waivers from directors of any provision of the Company’s Code of Business Conduct and any actual or potential conflicts of interest between the Company and any member of the Board.

•
Annual Performance Evaluations. Establishing processes for use by each of the Board’s standing committees to conduct annual self-assessments and leading the Board in its annual performance self-assessment.

•
Shareholder Engagement. Overseeing the Company’s shareholder engagement policy, monitoring shareholder communications with the Board on topics related to governance and recommending to the Board any actions the Committee deems appropriate.

Committee Members	▪ Edward Kelly, III (Chair) ▪ Stephanie Stahl	▪ Cheryl Grisé	▪ Paul Hilal
Independence: All members of the committee satisfy the independence standards of the Nasdaq Stock Market.
Finance Committee		4 meetings held in Fiscal 2023

Primary duties and responsibilities:
•
Capital Structure. Reviewing and advising the Board on the Company’s capital structure and allocation.

•
Financial Transactions. Reviewing and advising the Board on significant financing and related transactions.

•
Real Estate Transactions. Reviewing and advising the Board on financial considerations relating to the leasing, purchase, sale, conveyance and other acquisition and disposition of stores, facilities and real property.

•
New Store Openings. Reviewing and evaluating new store openings and performance.

•
Annual Budget. Reviewing and advising the Board on the annual operating plan and capital budget and advising the Board on major capital projects and commitments.

•
Acquisitions and Divestitures. Reviewing and advising the Board on acquisitions and divestitures and supporting the Board’s review with management of previously effected acquisitions and divestitures.

Committee Members	▪ Daniel Heinrich (Chair) ▪ Diane Randolph	▪ Paul Hilal	▪ Jeffrey Naylor
Independence: All members of the committee are independent.

Sustainability and Corporate Social Responsibility (CSR) Committee		4 meetings held in Fiscal 2023

Primary duties and responsibilities:
•
Sustainability. Overseeing our strategies, policies and initiatives with respect to environmental issues and impacts, including climate change, plastics and packaging, waste and chemical management.

•
Corporate Responsibility. Overseeing our strategies, policies and initiatives with respect to social issues and impacts, including those related to associate health and safety, workplace environment and culture, philanthropy, and community and governmental engagement and relations.

•
Human Capital Management. Overseeing our strategies and policies related to human capital management, including matters such as diversity, equity, and inclusion, recruiting and selection, and talent development and retention of the Company’s workforce.

•
Corporate Sustainability Disclosures. Reviewing our disclosures relating to sustainability, human capital and corporate responsibility topics, including our Corporate Sustainability Report.

•
Shareholder and Stakeholder Engagement. Overseeing our approach to shareholder and stakeholder engagement on sustainability and corporate responsibility matters.

•
Company Performance. Monitoring our performance against selected external sustainability and human capital indexes and internal metrics.

Committee Members	▪ Stephanie Stahl (Chair) ▪ Bertram Scott	▪ Mary Laschinger	▪ Winnie Park
Independence: All members of the committee are independent.
Board’s Role in Risk Oversight
Our Board is actively involved in overseeing enterprise risk, primarily through the assistance of its committees, which address the risks within their areas of responsibility as provided in the committee charters or otherwise delegated by the Board to those committees. Each committee reports matters relating to risk to the full Board as necessary. In addition, the Lead Independent Director is responsible for facilitating director input and discussion regarding risks to the Company’s business.

Oversight of Information Security Risk Management
The security of information shared with us by our customers, vendors and associates is important to us. We employ a comprehensive multi-layer approach in the implementation of our cybersecurity practices, including systems designed to prevent, detect and manage material risks from unauthorized access to our digital information systems.
The Board’s oversight of the Company’s information security and data privacy systems and processes and our investments in information technology infrastructure is monitored and overseen by our Audit Committee and Finance Committee. Our Audit Committee oversees the Company’s management of risks relating to information security and data privacy. The Audit Committee receives regular updates from management throughout the year on cybersecurity topics, including reports on the Company’s risk exposures related to information security and data privacy as well as any relevant mitigation or remediation tactics being implemented. Our Chief Information Security Officer serves as the designated executive leader for cyber or data-related incident response activities. Our Finance Committee monitors the Company’s investments in information technology systems. Our information technology team led by our Chief Information Officer has invested in internal and external resources to support and enhance our technology infrastructure over the next several years. The Finance Committee receives regular updates on our information technology investments and management’s plans for improving our systems and processes.
Oversight of Environmental and Social Sustainability and Responsibility
Dollar Tree is committed to environmental and social sustainability for our associates, customers and our communities. Our Board and management recognize the importance of assessing and planning for the potential impact of climate change and other sustainability and social risks of our business. The Sustainability and CSR Committee is primarily responsible for oversight of the Company’s social, environmental and safety programs affecting our associates, our customers and other stakeholders. The Sustainability and CSR Committee receives regular reports on a range of human capital management topics including talent development and retention, diversity and inclusion and associate engagement surveys and activities. The Sustainability and CSR Committee also provides guidance and oversight in the development of our environmental and social goals and strategies and improvements in our workplace safety programs.
The development and implementation of our social and environmental strategies and initiatives is led by members of our executive leadership team and by our Chief Sustainability Officer with engagement and support by business leaders throughout our organization. We report on our environmental and social sustainability strategies, initiatives and progress in our annual Corporate Sustainability Report which may be found on our website along with relevant policies. In 2023 Dollar Tree announced a commitment to set our ambition to achieve net zero Scope 1, 2 and 3 emissions by 2050 and to announce 1.5 degree aligned near-term Scope 1, 2 and 3 emissions reduction targets. More information about our climate related goals and efforts will appear in the Company’s 2024 corporate sustainability report and on our website.
Code of Business Conduct
Our Board has adopted a Code of Business Conduct for all our associates, including our directors, officers and employees, including our Chief Executive Officer and senior financial officers. The Code of Business Conduct reflects our commitment to conducting business in an ethical and lawful manner. Among other things, our Code of Business Conduct addresses such topics as honesty and integrity, workplace safety and belonging, relationships with our customers and our vendors, sustainability and environmental responsibility, compliance with laws, and the protection of Company assets.
Our Code of Business Conduct may be viewed at our investor relations website. In addition, a printed copy of the Code will be provided to any shareholder upon request submitted to the Corporate Secretary at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320.

Any amendments to, or waivers of, the Code of Business Conduct applicable to our directors, executive officers, principal accounting officer or controller or persons performing similar functions, will be posted on our investor relations website.
Shareholder Engagement Policy
Dollar Tree believes that effective corporate governance includes regular, constructive conversations with our shareholders. The Board’s commitment to shareholder engagement is reflected in the Shareholder Engagement Policy included in its Corporate Governance Guidelines. Under the policy, our senior executive officers and the Investor Relations Department are primarily responsible for our communications and engagement with shareholders and the investment community. Our Vice President of Corporate Governance serves as the primary liaison with shareholders on governance matters and our Chief Sustainability Officer regularly engages with shareholders and other stakeholders on environmental and social matters. Management is responsible for promptly reporting to the Board all material shareholder comments and feedback it receives.
Our Board also believes that in appropriate cases, Board-level participation in dialogue with shareholders on matters of significance can be an effective means of promoting mutual understanding and enabling the Board to be informed as to shareholder perspectives. Our Chairman and Chief Executive Officer regularly participates in dialogue with shareholders and on certain matters the Lead Independent Director or the Chairs of relevant Board committees may also participate.
Shareholders and other interested parties seeking to engage with us may send correspondence by mail to Dollar Tree Board of Directors, c/o Corporate Secretary, 500 Volvo Parkway, Chesapeake, VA 23320, or by email to CorpSecy@DollarTree.com.

DIRECTOR COMPENSATION
Director compensation is established by the Board of Directors and periodically reviewed. The table below sets out the compensation structure for non-employee directors in fiscal year 2023. The non-employee director compensation was designed to:
•
Simplify and streamline non-employee director compensation

•
Provide for at least 50% of the annual retainer to be awarded as equity, consistent with market practice and good governance and to align directors’ interests with those of shareholders

•
Recognize the responsibility and workload expected of the Chairs of the standing Committees and the Lead Independent Director, while generally maintaining an overall market competitive level of non-employee director compensation

•
Support an equitable allocation of Committee Chair and member responsibility and workload

In September 2023, the Compensation Committee, with the support of its compensation consultant, Meridian Compensation Partners, completed a peer benchmarking review of the non-employee director compensation program and determined that the compensation program was aligned with the market.
Compensation Element	Non-Employee Director Compensation
Retainer	•Annual cash retainer $150,000 •Annual equity award $150,000 •Total annual retainer $300,000
Lead Independent Director	$50,000
Audit Committee Chair	$40,000
Compensation Committee Chair	$35,000
Nominating and Governance Committee Chair	$35,000
Finance Committee Chair	$30,000
Sustainability and Corporate Social Responsibility Committee Chair	$30,000
Committee Members	No committee member fees (except for service on ad-hoc committees)
Meeting Fees	No meeting fees
The Board may also authorize additional fees for ad hoc committees, if any. In November 2023, the Board authorized the payment of a special service fee for the directors who served on an ad-hoc committee created to oversee certain litigation and compliance related matters. The special service fee in the amount of $25,000 for Mr. Kelly, the committee chair, and $20,000 for Ms. Stahl, Messrs. Heinrich and Scott is included in the table below. We do not offer non-equity incentives or pension plans to non-employee directors.
Directors may elect to defer receipt of all or a portion of their Board and committee fees to be paid at a future date. Prior to June 30, 2023 deferral elections were made pursuant to the 2013 Director Deferred Compensation Plan (the “2013 Deferral Plan”). The 2013 Deferral Plan permitted the deferral of fees in either cash, shares of common stock, or non-statutory stock options. Beginning July 1, 2023, deferral elections were made pursuant to the Non-Employee Director Deferred Compensation Program

(the “Deferral Program”). The Deferral Program operates in conjunction with, and under the authority of, the 2021 Omnibus Plan and allows deferral of fees into cash or shares of common stock.
The 2013 Deferral Plan and the Deferral Program are similar except that the Deferral Program does not offer stock options as a form of payment. Under both the 2013 Deferral Plan and Deferral Program, deferral elections must be made by December 31 for the deferral of fees in the next calendar year and must state the amount or portion of fees to be deferred; the form of payment, the date on which payment will commence and in the case of deferral into cash or stock, whether the payout shall be in installments or lump sum. Deferrals into cash or stock are recorded in unfunded and unsecured book-entry accounts. Deferred shares to be credited are calculated by dividing the deferred fees by the closing price on the first day of each calendar quarter. If cash dividends are declared, deferred share accounts are credited with a corresponding number of deferred shares, based on the market price on the dividend date. In the case of deferrals into a deferred cash account, interest is credited to the account at the beginning of each quarter based on the 30-year Treasury Bond rate then in effect. In the case of deferrals into options made under the 2013 Director Deferred Compensation Plan, the number of options to be credited was calculated by dividing the deferred fees by 33% of the closing price on the date of deferral. The options bear an exercise price equal to the closing price on the date of deferral and are immediately exercisable.
The following table shows compensation paid to each non-employee director who served as a director during fiscal year 2023. Directors who serve as executive officers of the Company do not receive director compensation (compensation information for Richard Dreiling can be found beginning on page 51).
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	All Other Compensation ($)(3)	Total ($)
Thomas W. Dickson(4)	37,500	—	—	37,500
Cheryl W. Grisé	185,000	150,000	—	335,000
Daniel J. Heinrich	200,000	150,000	—	350,000
Paul C. Hilal(5)	—	—	—	—
Edward J. Kelly, III	260,000	150,000	—	410,000
Mary A. Laschinger	150,000	150,000	—	300,000
Jeffrey G. Naylor	190,000	150,000	—	340,000
Winnie Y. Park	150,000	150,000	—	300,000
Diane E. Randolph	93,904	131,918	—	225,822
Bertram L. Scott	170,000	150,000	—	320,000
Stephanie P. Stahl	200,000	150,000	—	350,000

(1)
This column shows amounts earned for retainers and fees, including fees paid for service on standing and ad hoc committees, not reduced for deferrals.

(2)
This column includes the grant date fair value of shares granted (i) on July 1, 2023 to all non-employee directors who were serving on July 1, 2023 in the aggregate amount of $150,000 pursuant to the annual director equity awards, and (ii) on October 1, 2023 to Ms. Randolph, the newly appointed non-employee director, in the aggregate amount $131,918 as a pro rata grant of the annual director equity award for service beginning on August 15, 2023. The number of shares were determined by dividing the value of the equity award by the Company’s closing share price on the date of grant ($143.50 on July 1, 2023 and $106.45 on October 1, 2023).

(3)
Non-employee directors occasionally receive perquisites provided by or paid by us. During fiscal year 2023, these perquisites included, samples of our products, temporary use of Company office space and transportation for the non-employee director or certain of their family members. Any incremental cost to the Company of said perquisites, if any, is reported under “All Other Compensation.” The aggregate value of all benefits provided to each non-employee director in fiscal year 2023 was less than $10,000.
(4)
Mr. Dickson did not stand for reelection at the 2023 annual shareholders’ meeting held on June 13, 2023.

(5)
Mr. Hilal has waived all fees and stock awards for service as a director.

The following table shows, for each of our non-employee directors, amounts deferred in fiscal year 2023, the number of shares underlying those deferrals and the aggregate number, as of February 3, 2024, of outstanding stock options, including options obtained through deferral of fees (all of which are fully vested), and deferred shares:
Name	Amounts Deferred in 2023 ($)(1)	Shares Underlying Amounts Deferred in 2023 (#)	Total Deferred Shares (#)	Options Outstanding, including Options Acquired through Deferral of Fees (#)	Total Shares Underlying Options and Deferred Amounts (#)
Thomas W. Dickson	—	—	—	—	—
Cheryl W. Grisé	335,000	2,449	4,938	—	4,938
Daniel J. Heinrich	210,000	1,511	3,327	—	3,327
Paul C. Hilal	—	—	—	—	—
Edward J. Kelly, III	300,000	2,184	4,640	—	4,640
Mary A. Laschinger	150,000	1,045	2,258	—	2,258
Jeffrey G. Naylor	221,250	1,599	7,375	2,803	10,178
Winnie Y. Park	37,500	263	263	—	263
Diane E. Randolph	131,918	1,239	1,239	—	1,239
Bertram L. Scott	150,000	1,045	2,258	—	2,258
Stephanie P. Stahl	350,000	2,552	9,623	—	9,623

(1)
This column shows the dollar amount of retainers and fees deferred in 2023 under the 2013 Deferral Plan or the Deferral Program. Directors were permitted to defer a portion or all of their fees into a deferred cash account, common stock equivalents (which we call “deferred shares”) or options, as more fully described in the narrative in this section.

Director Stock Ownership Requirements
In November 2022, the Board enhanced its stock ownership guidelines to require that each non-employee director should hold Dollar Tree stock worth no less than five (5) times the annual cash retainer paid to directors, valued on the date such director acquired the stock. Vested stock or stock units beneficially owned by the director, including stock or stock units held in the director deferred compensation programs, are counted in meeting the guidelines, but unexercised stock options are not counted toward meeting the requirement. Under our policy, each director has five (5) years after he or she is first elected to the Board to meet the director stock holding requirements. As of April 2024 all of the directors are in compliance with the Company’s stock ownership guidelines.

COMPENSATION COMMITTEE REPORT
ON EXECUTIVE COMPENSATION
The Compensation Committee has reviewed the following Compensation Discussion and Analysis and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Company’s proxy statement for the 2024 annual meeting of shareholders.
SUBMITTED BY THE COMPENSATION COMMITTEE
Cheryl W. Grisé (Chair)	Paul C. Hilal	Mary A. Laschinger	Winnie Y. Park
COMPENSATION DISCUSSION AND ANALYSIS
Introduction
This Compensation Discussion and Analysis (“CD&A”) focuses on how our Named Executive Officers (“NEOs”) were compensated for fiscal 2023 and how their fiscal 2023 compensation aligned with our pay for performance philosophy. Our NEOs for fiscal 2023 are listed below.
2023 Named Executive Officers
Richard Dreiling	Chairman and Chief Executive Officer
Jeffrey Davis	Chief Financial Officer
Michael Creedon, Jr.	Chief Operating Officer
Lawrence Gatta, Jr.	Chief Merchandising Officer—Family Dollar
Richard McNeely	Chief Merchandising Officer—Dollar Tree
In order to present our executive compensation program in an understandable manner, the CD&A has been organized into the following sections:
A.
Executive Summary—an overview of key accomplishments and improvements implemented in 2023.

B.
Compensation Principles—the fundamental tenets upon which our compensation program is built.

C.
Components of Executive Compensation—the specific elements of the 2023 executive compensation program.

D.
Compensation Governance—key policies that govern the operation of the plans.

It is important to read the CD&A in conjunction with the detailed tables and narrative descriptions under “Executive Compensation Tables” beginning on page 51 of this proxy statement.
This CD&A includes the following important information:
• a detailed description of our redesigned 2023 Executive Compensation Program	Page 29
• a summary of our robust 2023 shareholder outreach, the feedback received and the Company’s response	Page 31
• an analysis and discussion showing the alignment of pay and performance for our Chief Executive Officer	Page 36

A.
EXECUTIVE SUMMARY

Fiscal 2023 was the second year of our transformational journey which included improvements in our products, pricing, store conditions and business operations. In 2023, we began testing and implementation of our new rotacart delivery process to streamline our truck unloading and store delivery process. We expanded the rollout of our new programs to improve store standards, working conditions and workplace safety. We continued the expansion of our multi-price initiatives under the Dollar Tree banner which began with our introduction of $3 and $5 products in select discretionary categories and has been expanded to $3, $4 and $5 frozen and refrigerated products and a wide assortment of other consumable and discretionary products. We initiated a comprehensive store portfolio optimization review which included a strategic assessment of our stores based on current market conditions, individual store performance and other factors and identified 970 underperforming Family Dollar stores and 30 underperforming Dollar Tree stores for closure. The store portfolio optimization impacted our 2023 financial performance; resulting in the recognition of impairments and related charges in the amount of $2,640.1 million. By making these strategic improvements and incurring these expenses in 2023 we have made meaningful improvements in the health of our business, the operation of our stores and our customer’s shopping experience.
Our ability to successfully execute this transformation requires highly skilled leadership. In 2022 and 2023, our Board of Directors assembled a new team of executive leaders with the skills and experience needed, including the addition of Jeffrey Davis, our Chief Financial Officer; Michael Creedon, our Chief Operating Officer; Jennifer Hulett, our Chief People and Communications Officer; Lawrence Gatta, our Chief Merchandising Officer—Family Dollar; Robert Aflatooni, our Chief Information Officer; Michael Kindy, our Chief Supply Chain Officer and Jonathan Leiken, our Chief Legal Officer and Corporate Secretary. Starting in 2023, Richard Dreiling was appointed to lead our new executive team as our Chief Executive Officer in addition to his role as the Chairman of our Board. As Chairman and CEO Mr. Dreiling provides critical leadership to our business and serves as a bridge between our Board and our operating organization. These leadership changes have positioned the Company to advance the Company’s strategic initiatives.
Our associates are a vital part of our success. We recognize that to be successful our associates must be well trained, highly motivated and fully supported by our business. In 2023, we continued our commitment to building our culture by reinforcing our values of serving with accountability, inspiring belonging, championing empowerment, operating with excellence and acting with integrity. These values are embedded into our ways of working and exemplified through our associate engagement strategy in 2022 and 2023, including associate surveys, improved issues reporting and communication platforms and frequent communication from our leadership team on our values, strategies and performance. We have also focused on making meaningful improvements in our business and our associate experience through simplifying work.

2023 Business Performance
We are one of North America’s leading operators of discount variety stores, operating more than 16,700 discount variety retail stores under the names of Dollar Tree, Family Dollar and Dollar Tree Stores Canada. Highlights for fiscal 2023 include:
Delivering Value to Shareholders
In 2023, our Compensation Committee implemented incentive programs to reward executives for superior performance relative to goals that align the interests of executives with the long-term interests of our shareholders. Improvements to revenue growth and operating income and our total shareholder return, relative to peers, are all components of our new compensation program for 2023.

New Compensation Program for 2023
In 2022, our Compensation Committee undertook a comprehensive review of our executive compensation program to assess the compensation elements and practices that would be needed to attract and retain the best executive leadership team to drive transformational change. The Compensation Committee met multiple times to consider program design and implementation, shareholder input received through the engagement process, and current market practices with respect to executive compensation. The changes resulting from the review are designed to increase the Company’s ability to attract and retain high-performing executives, enhance pay-for-performance alignment, support the Company’s culture, and align with the Company’s transformational growth strategy and shareholder expectations.
The revised compensation program includes multiple metrics for the short-term and long-term incentive program, and a blend of incentive vehicles designed to motivate and align the executive leadership team with the strategic objectives of the Company and the interests of shareholders. To support Dollar Tree’s transformational growth strategy, we considered it critical to have significant incentive focus not just on operating profit, but on profitable growth. The changes to our incentive program are described in detail below and include the addition of total revenue as a metric for short and long-term incentives, and adjusted earnings per share and total shareholder return relative to peers as new metrics for our long-term incentive program. The inclusion of a revenue metric in both the annual and long-term incentive plans is critical to ensure that management is focused on strategies to drive profitable growth in the short term with a strong focus on growth that is sustainable over the long term.

Framework of our 2023 Executive Compensation Program
▶	Base Salaries	The Compensation Committee increased base salaries based on various factors, including job performance and market benchmarking.
▶	Annual Cash Incentive Performance Plan
The Compensation Committee diversified and broadened the metrics, adding total revenue (weighted 40%) to support the Company’s strategic focus on profitable growth.
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Through a rigorous process the Committee set goals, thresholds and maximums and payout curves for each performance metric that are designed to be motivating and challenging.

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The total revenue metric has a threshold payout for performance at 95% of target and a maximum payout for performance at 105% of target.

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The operating income metric (weighted 60%) has a threshold payout for performance at 85% of the target and a maximum payout for performance at 112.5% of target.

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There is an adjusted operating income hurdle of $1,500 million (73% of target) which must be achieved for any payout to be earned under the plan.

▶	Long-Term Incentive Program Design
The Compensation Committee expanded and revised the mix of equity incentive awards to consist of 50% performance-based restricted stock units (“PSUs”), 30% service-based restricted stock units (“RSUs”) and 20% stock options.
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The PSU awards are the largest incentive designed to reward exceptional performance in achieving the Company’s strategic objectives.

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The stock option awards link a portion of our executive’s compensation directly to stock price appreciation and vest ratably over a three-year period from the grant date.

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The RSU awards align with share price, add balance to the long-term incentive mix and support executive retention. The RSUs vest ratably over a three-year period from the grant date.

▶	Long-Term Incentive Awards—PSU Goal
The Compensation Committee diversified and broadened the performance metrics for PSUs to include the following metrics measured over a three-year cumulative period:
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Adjusted earnings per share (weighted 60%)

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Adjusted total revenue (weighted 40%)

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Modified by total shareholder return (“TSR”), relative to peers (+/- 25%)

Compensation of Chief Executive Officer
Mr. Dreiling was appointed Chief Executive Officer of the Company effective January 29, 2023. Upon the recommendation of the Compensation Committee after receiving the advice of Meridian Compensation Partners, the Committee’s independent compensation consultant, the Board determined that Mr. Dreiling’s annual base salary for his services as Chairman and Chief Executive Officer will be $1,350,000 (the peer group median) and his target annual incentive, under the management incentive compensation plan, will be 175% of his base salary (also the peer group median).
As disclosed in our 2022 and 2023 Proxy statements, in March 2022, as a material inducement to persuade Mr. Dreiling to take an active operating leadership role and employment with Dollar Tree as Executive Chairman and to fully align his interests with the interests of shareholders over the long-term, the Board entered into a five-year executive agreement with Mr. Dreiling and granted him an option to purchase 2,252,587 shares of Dollar Tree common stock with a per-share exercise price of $157.17, the closing trading price of Dollar Tree common stock on March 18, 2022. The option award vests ratably over the five-year term of his executive agreement. In light of the grant, Mr. Dreiling is not eligible to receive additional long-term equity incentive awards for his service as Chief Executive Officer.
2023 Shareholder Outreach
Each year we ask our shareholders to participate in an advisory vote on our executive compensation programs (the “Say on Pay Vote”) and our Compensation Committee carefully considers the level of voting support and the feedback received from shareholders. At the 2023 annual meeting, ~57% of our shareholders cast votes in support of our Say on Pay Vote. While we were pleased that the majority of our shareholders approved our executive compensation program, we recognize that the level of support was much lower than the Company would like.
To better understand our shareholders’ perspectives, we conducted an in-depth outreach process during the fall of 2023. We requested meetings with our top 50 shareholders who, in the aggregate, represented over 80% of our outstanding shares. Twenty of these shareholders, representing more than 48% of our outstanding shares, agreed to meet with us. The shareholder engagement effort included members of our Board, our Chief Sustainability Officer and members of our Investor Relations, Human Resources and Legal teams. 80% of the 20 meetings were attended by either the Chair of our Compensation Committee, our Vice-Chair or our Lead Independent Director. These engagement sessions were opportunities for Dollar Tree’s Board members to hear directly from shareholders on topics including compensation, environmental, social and governance matters.
Shareholder Feedback
Shareholder feedback on our regular executive compensation program, as revised and implemented in 2023, including our annual and long-term incentive plans was overwhelmingly supportive. Shareholder feedback on the one-time inducement award made to Mr. Dreiling in 2022 was mixed. Shareholders that were supportive of the inducement award shared comments indicating that they regarded the award as performance based, appropriate for the 5-year performance period and aligned with value creation for shareholders. Shareholders that were not supportive of the inducement award shared comments with some indicating that they prefer performance stock units to stock options and others expressing concern with the quantum of the award.
While the discussions were primarily listening sessions, we reemphasized the extraordinary circumstances that prompted the one-time award and assured our shareholders that the Board would consider their feedback and that the Company would communicate a clear response.

Company Response
The table below summarizes the compensation related themes that arose from the feedback provided by shareholders and the Company’s response.
What We Heard	Our Perspective/ Our Response
Compensation Discussion

Inducement Award to Dreiling
While the majority of shareholders agreed with the Company’s rationale for providing the inducement grant, some shareholders had concerns with the magnitude of the grant, that similar grants of this magnitude would be made in the future, that the grant should have been tied to performance, or that the grant would not provide retention in the current market.

✓
Our Compensation Committee has confirmed that the inducement award was a one-time grant designed to attract and incentivize an extraordinary leader with a proven track record and the skills needed to lead the transformation of our Company.

✓
Our Compensation Committee has confirmed that future grants of this nature will not be made absent truly extraordinary circumstances.

✓
We recognize that some shareholders would have preferred the use of performance stock units rather than options. We believe that the high strike price ($157.17 per share) of the options awarded under the inducement grant makes the award equivalent to a performance award and provides an incentive for Mr. Dreiling to build meaningful long-term shareholder value and aligns his interests with the interests of shareholders.

✓
We believe that the inducement grant is a long-term incentive that appropriately motivates Mr. Dreiling. Absent a material change in circumstances, Mr. Dreiling will continue not to participate in the Company’s long-term incentive award program, and we believe that no further action is needed to retain him.

2023 Executive Compensation Program
The 2023 Say on Pay vote was based on compensation paid under our 2022 compensation program. In 2023, we launched a new incentive program which was previewed in our 2023 Proxy. We asked our shareholders for feedback on our newly redesigned 2023 incentive program.
The feedback provided was almost universally positive with most shareholders expressing strong support for the Company’s annual incentive design and metrics, long term incentive award mix, metrics and three-year performance periods. Some shareholders provided suggestions regarding performance metrics that the Company could consider in the future.

✓
In 2023, our Compensation Committee redesigned our executive compensation program to include multiple performance metrics for our short- and long-term incentives and expanded the types of equity granted under our long-term incentive program. The new program is designed to motivate our leadership team during our period of transformation to align our executives with long-term shareholder value creation and profitable growth.

✓
Given the very positive feedback on our current program, the Company concluded that no changes to the incentive program are needed at this time. We will, of course, continue to consider appropriate metrics, including potential return metrics, other financial metrics and sustainability metrics, as the Company progresses with its strategic initiatives.

✓
A detailed description of the design of our 2023 Executive Compensation Program and the Company’s rationale for the structure and metrics chosen for the program is provided under the section entitled “Components of Executive Compensation” beginning on page 37.

In addition to feedback on compensation, shareholders provided feedback on environmental and social matters. This feedback was shared with our Sustainability and Corporate Social Responsibility Committee. While we provide regular and detailed corporate sustainability reporting on the Company’s ongoing efforts to address the environmental and social issues that are central to our business, we have provided a brief summary of the environmental, social and governance (ESG) themes that were the focus of many of the shareholder meetings. The table below summarizes the feedback received and the Company’s response.
What We Heard	Our Perspective/ Our Response
ESG Discussion
Climate Change Shareholders are pleased to see that the Company has committed to setting Net-Zero targets.	✓ Additional details regarding the Company’s science-based targets and climate strategy will be provided in the Company’s 2024 Corporate Sustainability Report.
Worker Safety Shareholders wish to understand the Company’s plans to improve worker safety.
✓
Worker safety has been a focus for the Company in 2022 and 2023 and will continue to be an area of focus in 2024. The Company has developed a team of experts in the area of worker safety who are focused on implementing a multi-dimensional plan to address worker safety in our stores.

Worker Welfare Shareholders are concerned with the health and welfare of our workers, including our associates ability to obtain fair wages and benefits.
✓
We plan to conduct a benefits assessment to identify the programs that would be most valuable for associates working in our stores. Please refer to our Corporate Sustainability Report and corporate website for updates on our associate benefits programs.

Diversity Equity and Inclusion Shareholders are generally interested in the Company’s culture and diversity equity and inclusion programs	✓ In 2022 and 2023, we hired a Chief Sustainability Officer and a diversity team and engaged in a strategic planning process to develop our diversity, equity and inclusion strategy.
Human Capital Metrics Disclose additional data on human capital metrics that are important to the Company’s business
✓
We are committed to implementing new technology to gain additional detail regarding human capital metrics that are important to our business, and we will consider ways to communicate the insights gained over time.

B.
COMPENSATION PRINCIPLES

Our Compensation Program Philosophy and Objectives
CEO Compensation
In 2022, Mr. Dreiling joined Dollar Tree as our Executive Chairman under an inducement grant of stock options that vest ratably over a five-year period. This long-term incentive was designed to fully align his interests with the long-term interests of our shareholders and to operate as an incentive for Mr. Dreiling to drive the transformational change that is expected to generate long-term shareholder value. Our Compensation Committee determined that a unique incentive plan was appropriate considering Mr. Dreiling’s critical role and exceptional experience. At the start of fiscal year 2023, our Board appointed Mr. Dreiling to be our Chief Executive Officer, which has allowed him to directly drive the transformational change that is vital to the success of our Company. Our Compensation Committee determined that, as CEO, (i) Mr. Dreiling should participate in the Company’s short-term incentive program, (ii) in light of the inducement grant made in 2022, he should not participate in the Company’s long-term incentive program, and (iii) the inducement grant made in 2022 continues to be an appropriate long-term incentive to motivate Mr. Dreiling and to fully align his interests with the interests of our shareholders.
Executive Compensation Program
For 2023, the Compensation Committee established a new executive compensation program (the “2023 Executive Compensation Program”) that is based on a pay-for-performance philosophy that links a significant portion of the executive’s total compensation to the Company’s performance and share price.
The principal objectives of our compensation philosophy are to:
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align the interests of executives with those of shareholders;

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tie pay to performance;

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focus executives on the long-term growth and profitability of our business;

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recognize and reward achievement of corporate performance goals that create sustainable shareholder value;

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attract, motivate and retain highly qualified executives;

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unite the executive management team to a common objective; and

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provide executive pay that is competitive with market.

Target Pay Mix
Consistent with our desire to align pay and performance, our Compensation Committee used the primary pay elements of our 2023 Executive Compensation Program (base salary, annual incentives and long-term incentives) to develop a target pay package for each executive that is more heavily weighted towards variable or at-risk pay. As illustrated below, a significant portion of the pay is performance-based and therefore variable and at risk, which directly aligns the pay outcomes for our executives with the performance of the Company. To further align the 2023 Executive Compensation Program with long-term shareholder value, the Committee believes that long-term incentive compensation should be a substantial majority of our executive’s total compensation. In 2023, Mr. Dreiling, our CEO, participated in the short-term incentive plan under the Executive Compensation Program. Mr. Dreiling’s long-term incentive was provided in the inducement award made to him in 2022, therefore, he does not participate in the long-term incentive plan under the Executive Compensation Program.
CEO Pay Mix
The CEO’s 2023 compensation is comprised of base salary and annual bonus which, together with the long-term incentive awarded in 2022, provides for an incentive program that is primarily variable, at-risk and aligned with shareholder’s interests.
Other NEO Pay Mix under the 2023 Executive Compensation Program
Under the 2023 Executive Compensation Program, the average pay mix for the NEOs (other than the CEO) is comprised of base salary, annual bonus, performance stock units, restricted stock units and stock options which provides for a significant portion of compensation that is variable, performance-based and at-risk.

Alignment of Pay and Performance
Our 2023 Executive Compensation Program is grounded in a pay-for-performance philosophy to align pay outcomes with the interests of our shareholders. The Compensation Committee regularly reviews compensation outcomes to ensure that our incentive plans operate to effectively align compensation with performance and with the creation of long-term shareholder value.
The total compensation for the CEO of our Company in 2023, 2022, 2021 and 2020 (as reported in the Summary Compensation Table for each respective year), is generally aligned with the performance of the Company during those periods. In addition to the changes in performance year over year, the change in the compensation of our CEO in 2023 is due in part to the unique compensation arrangement with Mr. Dreiling and the introduction of our new 2023 Executive Compensation Program, including the addition of total revenue as a performance metric.
Performance goals in both our short- and long-term incentive plans are set at challenging levels, to incentivize achievement of performance goals that drive long-term, sustainable shareholder value growth. When financial targets and performance goals are not met, performance-based incentive payments for our executives result in lower or zero payouts. We set relatively steep pay and performance curves for our short- and long-term incentive plans to give our executives meaningful downside risk and upside benefit if performance falls short of or exceeds the target. This aligns the executive’s pay with shareholder experience and expectations.

C.
Components of Executive Compensation

Executive Compensation Program Overview
The Compensation Committee has adopted a compensation program for executive officers that balances each executive’s total compensation between fixed and at-risk and between short-term and long-term incentive components.
The 2023 Executive Compensation Program consisted of market-competitive base salary tied to the executive’s individual performance, experience and scope of responsibility; an annual cash bonus opportunity under our Management Incentive Compensation Plan (MICP) and long-term equity incentives in the form of PSUs, RSUs and stock options.
2023 Executive Compensation Program
Element	Vehicle Description & Strategic Role
Base Salary	• Helps attract and retain executives through market-competitive base pay • Based on individual performance, experience and scope of responsibility
Annual Cash Bonus Incentive
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Encourages achievement of short-term financial performance metrics that create shareholder value

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Cash bonus incentives in 2023 were based 60% on adjusted operating income and 40% on adjusted total revenue goals which are designed to promote profitable growth

Long-Term Equity Incentive Awards
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Long-term incentive compensation composed of equity awards: 50% in PSUs, 30% in RSUs and 20% in stock options

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PSUs incentivize executives to drive financial performance toward long-term objectives

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PSUs awarded in 2023 were based on three-year cumulative goals for earnings per share (weighted 60%), total revenue (weighted 40%), with a three-year relative TSR modifier (+/- 25%)

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RSU awards create a retention incentive through multi-year vesting and robust stock ownership guidelines

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Stock options motivate executives to deliver long-term sustained share price performance

In addition, we also provide our executives with the benefits that are commonly available to our full-time associates, including participation in our retirement savings plan, employee stock purchase plan, health, dental and vision plans and various insurance plans, including disability and life insurance.
Base Salary
Our base salary philosophy is to provide reasonable current income to our named executive officers at a market competitive level to attract and retain individuals with a broad, proven track record of performance. To accomplish this objective, we provide base salaries that are intended to be competitive relative to similar positions at comparable companies. Base salaries are reviewed annually, and adjustments are made as required to recognize individual performance, increased individual experience, expanded scope of role or changes in the competitive marketplace.
The Compensation Committee, with the assistance of Meridian, approved base salary amounts for the executive officers, other than Mr. Dreiling, in March 2023. In determining the base salaries for 2023, the Compensation Committee considered market data from the peer group and retail industry peers, data on salary increases for executives and other relevant internal factors such as individual performance, scope of responsibility and retention. As a result of this review the base salaries of the named executive officers (other than Mr. Dreiling) were increased as follows: Mr. Davis 3.1%, Mr. Creedon 5.9%, Mr. Gatta 4.3% and Mr. McNeely 18.2%.
The Compensation Committee, with the assistance of Meridian, approved the base salary for Mr. Dreiling in January 2023 in connection with his appointment as Chief Executive Officer. The base salary for Mr. Dreiling was determined based on market data from the Company’s peer group to be approximately at the median of the peer group. The Committee noted that Mr. Dreiling’s salary was lower than the salary that would typically be paid to a CEO of his experience and record of performance but considered this to be appropriate in-light of the inducement award granted to him in 2022.
Annual Cash Bonus Incentives
We provide our executive officers with the opportunity to annually earn cash incentives under the MICP. These incentives are designed to encourage the achievement of corporate financial objectives and to reward our executive officers for the significant impact they make on our corporate results.
2023 Bonus Opportunities
Executive bonus opportunities are set as a percentage of salary. In 2023, the Compensation Committee determined that the payment of annual cash bonuses for the named executive officers would be based on two metrics: enterprise adjusted operating income (weighted 60%) and enterprise adjusted total revenue (weighted 40%). The 2023 incentive targets were set using the market data provided from the peer group and our assessment of appropriate targets within our management structure.
The Company performance goals for the annual cash bonus incentive are generally derived from operating income and total revenue targets in the annual budget as approved by the Board of Directors at the beginning of the fiscal year. Thus, these performance goals are consistent with the Board’s overall outlook of the Company’s potential performance over a one-year horizon. The performance targets are intended to be challenging but achievable with significant effort and serve to focus our management team on a common goal while aligning efforts with shareholder interests.
In prior years, the annual cash bonus was determined based only on adjusted operating income. In March 2023, the Compensation Committee added adjusted total revenue to the performance metrics used in fiscal 2023 to reward growth that is both profitable and sustainable. The metrics chosen for the annual cash bonus incentive plan are designed to encourage achievement of financial performance that is strategically important and creates sustainable shareholder value, and they are important metrics for evaluating the performance of retail companies. The definitions of adjusted operating income and adjusted total revenue used by the Committee are provided on page 40.

Annual incentive awards in 2023 were determined as follows:
2023 Corporate Performance Metrics
The Compensation Committee set the adjusted operating income target for 2023 at $2,046.5 million and the adjusted total revenue target for 2023 at $30,307.9 million based on the annual budget approved by the Board of Directors at the beginning of the fiscal year. To receive a payout under the adjusted operating income metric, we must achieve at least 85% of the adjusted operating income target and to receive a payout under the adjusted total revenue metric, we must achieve at least 95% of the total revenue target, provided however that no payout will be paid for either metric if the adjusted operating income is below $1,500 million (73% of the target).
Corporate Performance Goals for NEOs
The following tables summarize potential payout percentages for MICP awards based on the percentage of the adjusted operating income target and adjusted total revenue target attained. Potential payouts for adjusted operating income performance (60% of the potential MICP payout) increase on a payout curve that ranges from a payout of 0% for achieving less than 85% of the target performance to a payout percentage of 200% for achieving at or above 112.5% of target performance. Potential payouts for adjusted total revenue performance (40% of the potential MICP payout) increase on a payout curve that ranges from a payout of 0% for achieving less than 95% of the target performance to a payout percentage of 200% for achieving at or above 105% of the target performance.
Adjusted Operating Income (60% of potential MICP payout)
% of Corporate Performance Target Attained	Potential Payout Percentage
Below 85.0%	0%
85%	50%
90%	66.7%
95%	83.3%
100%	100%
105%	140%
110%	180%
112.5% or above	200%
Adjusted Total Revenue (40% of potential MICP payout)
% of Corporate Performance Target Attained	Potential Payout Percentage
Below 95.0%	0%
95%	50%
97.5%	75%
100%	100%
102.5%	150%
105% or above	200%

The MICP bonuses relating to performance in a given fiscal year are paid in the following year when annual financial results are available, generally in March or April. The amount of the MICP awards must be determined and approved by the Compensation Committee which considers the Company’s overall financial results and the level of performance achievement. The Compensation Committee may, in its sole discretion, decrease the amount of MICP awards that may otherwise be payable upon the attainment of the applicable performance goals.
The definition of adjusted operating income and adjusted total revenue approved by the Compensation Committee for purposes of measuring the 2023 target performance under the MICP excludes from Operating Income (as calculated in accordance with GAAP) the effects relating to or resulting from the following, to the extent unbudgeted and approved by the Compensation Committee: (i) Canadian currency fluctuations; (ii) changes in accounting policies, practices and pronouncements; (iii) non-cash goodwill and intangible impairment charges; (iv) expenses incurred with respect to future mergers, acquisitions, or divestitures; (v) any cost or expense in excess of $5 million in the aggregate related to (a) uninsured natural disasters or casualties, or (b) legal disputes or governmental proceedings; (vi) lease costs, expenses, asset write-offs, incentive compensation, and severance related to closed stores or distribution centers; and (vii) future changes in laws or regulations.
The Committee may, in determining performance achievement, adjust the performance goal or results as it deems necessary or appropriate. In considering adjustments to performance, the Committee applies the target definition above based on guiding principles including, without limitation, avoiding rewarding or penalizing management for unexpected events; aligning incentives with long-term business strategy and best interests of stakeholders; providing flexibility to deal with unexpected events so that rigorous performance goals can be set; considering holistic performance in cash bonus incentive payouts; and avoiding penalizing management for making tough decisions that would negatively impact incentives.
During its March 2024 meeting, the Compensation Committee determined the following Company performance for fiscal 2023:
Metric	2023 Target(1) ($)	2023 Achievement(1) ($)	% of Target Achieved	% of Payout per Metric	Weighting (%)	Total Weighted Payout (%)
Adjusted Operating Income(2)	$2,046.5	$1,784.8	87.21%	57.37%	60%	34.42%
Adjusted Total Revenue(3)	$30,307.9	$30,603.8	100.98%	119.60%	40%	47.84%
Total					100%	82.26%

(1)
Dollars in millions.

(2)
The target definition of adjusted operating income provided above allows for adjustments of certain items within the discretion of the Compensation Committee. This measure has been adjusted for 2023, in consideration of the principles above, to exclude $2,666.7 million for certain costs and expenses related to non-cash goodwill and intangible impairment charges, Canadian currency fluctuations, uninsured natural disasters, settlements of legal disputes and governmental proceedings, and store closures associated with our store portfolio optimization review. See Appendix A on page A-1 for a reconciliation of our GAAP results to adjusted operating income, a non-GAAP financial measure used for incentive payout purposes.

(3)
The target definition of adjusted total revenue provided above allows for adjustments of certain items within the discretion of the Compensation Committee. No adjustments were made in the measurement of achievement of the adjusted total revenue performance for 2023.

Based upon the determinations described above, the Compensation Committee authorized 2023 cash performance bonuses under the MICP for the named executive officers as follows:
Executive	Bonus Target as % of Base Salary	Amount of Target Bonus	Total Payout %	Corporate Performance Bonus Earned
Richard Dreiling	175%	$2,362,500	82.26%	$1,943,393
Jeffrey Davis	100%	825,000	82.26%	678,645
Michael Creedon, Jr.	100%	900,000	82.26%	740,340
Lawrence Gatta, Jr.	100%	730,000	82.26%	600,498
Richard McNeely	100%	974,000	82.26%	801,212
Long-Term Incentives
The largest component of our executive compensation program consists of long-term equity incentive awards. For 2023, the Compensation Committee awarded a mix of equity incentive awards granted pursuant to our 2021 Omnibus Incentive Plans, consisting of 50% PSUs with three-year cumulative performance metrics (referred to herein as “2023 Three-Year PSUs”), 30% RSUs and 20% stock options (with the RSU and stock option awards vesting ratably over a three-year period from the date of grant).
We believe that long-term performance-based equity incentives provide our executives with a strong link to our long-term performance, create an ownership culture to help align the interests of our executives with those of our shareholders, and promote retention. The Committee structured the long-term incentive program with a blend of “at-risk” incentives designed to motivate our executives and align their interests with those of our shareholders and time-based equity awards designed to promote retention and to focus our executives on creating long-term shareholder value. Stock options were also added as a tool to incentivize executives to create shareholder value through stock price appreciation. The long-term incentive awards are generally set at market levels based upon the peer data.
The Compensation Committee generally grants equity-based awards on an annual basis, and at other times as the Committee deems appropriate, including for newly hired or promoted executive officers or in extraordinary circumstances. The Compensation Committee determines the aggregate monetary grant value of executive officers’ equity-based awards taking into account, among other things, our pay mix targets, the desired mix of equity-based vehicles, the executive officer’s contribution to Company performance, competitive compensation levels and dilution or pool limits.
Mr. Dreiling does not participate in the long-term incentive plan. In March 2022, we granted a stock option of 2,252,587 shares of Dollar Tree common stock with a per-share exercise price of $157.17, the closing trading price of Dollar Tree common stock on March 18, 2022, to Mr. Dreiling as an inducement award in connection with his employment as our Executive Chairman. In light of this stock option granted to Mr. Dreiling, which was intended by the Company to be a multi-year award, Mr. Dreiling is not eligible to receive additional long-term equity incentive awards for his service as Executive Chairman or Chief Executive Officer. The Compensation Committee has determined that an added benefit of including stock options in the 2023 Executive Compensation Program is that it increases the alignment between Mr. Dreiling and the executive management team.
2023 Three-Year PSUs
Beginning in 2023, the Compensation Committee changed the performance metric for PSUs to a three-year cumulative measure based on two metrics: adjusted earnings per share (weighted 60%) and adjusted total revenue (weighted 40%) and modified by the Company’s relative total shareholder return measured against the Company’s compensation benchmarking peer group. The incentive targets for the 2023 Three-Year PSUs were set using our understanding of general market conditions, our long-range plans, investor expectations and our assessment of appropriate targets for management.
▶   Target Opportunities.   In 2023, the Compensation Committee made grants of performance-based restricted stock units based upon a three-year cumulative adjusted earnings per share and adjusted total revenue target for fiscal years 2023-2025. The Compensation Committee established the target value of the 2023 Three-Year PSU opportunity for each of our executive officers. The target number of PSUs was determined by dividing the total target award value by the fair market value of a share of Dollar Tree stock on the date of grant. This award will not vest, if at all, until the completion of the 2025 fiscal year. In consideration of the long-term incentive award made to Mr. Dreiling in 2022, the Compensation Committee did not include Mr. Dreiling in the Company’s long-term incentive program for 2023 and therefore he did not receive a 2023 Three-Year PSU award in fiscal 2023.
▶   Payout Curves.   The Compensation Committee set the three-year cumulative adjusted earnings per share and adjusted total revenue targets at levels requiring achievement of significant financial performance, based on the Company’s annual budget and long-term plan. The Compensation Committee adopted payout curves for each performance metric which determine the amount to be paid depending on actual performance. In addition to the performance metrics described above, the 2023 Three-Year PSU payout is subject to a modifier based on the Company’s total shareholder return compared to the total shareholder return of the Company’s peer group.
2023 RSUs and Stock Options
Beginning in 2023, the Compensation Committee added RSUs and stock options to the long-term incentive program. The RSUs and stock options vest in approximately equal installments over a three-year period provided that the recipient remains continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement. The Compensation Committee established the target value of the RSU and stock options for each of our executive officers as a percentage of the total target incentive award. The number of RSUs was determined by dividing 30% of the total target award value by the fair market value of a share of Dollar Tree stock on the date of grant. The number of stock options was determined by dividing 20% of the total target award value by the fair market value of one stock option on the date of grant calculated using the Black Scholes option-pricing method. The stock options were awarded at a strike price that is equal to the closing price on the date of grant and have a ten-year expiration period. In consideration of the long-term incentive award made to Mr. Dreiling in 2022, the Compensation Committee did not include Mr. Dreiling in the Company’s long-term incentive program for 2023 and therefore he did not receive RSU and stock option awards in fiscal 2023.
2021 Three-Year PSUs
In 2021, the Company’s long-term incentive program included the award of performance-based restricted stock unit awards with three-year cumulative performance metrics (referred to herein as the “2021 Three-Year PSU Awards”). The 2021 Three-Year PSU Awards provided for vesting upon the achievement of the three-year cumulative performance goal. As described in more detail below, the Compensation Committee in 2021 granted 2021 Three-Year PSU Awards to the named executive officers that participated in the long-term incentive program at that time. In March 2024, our Compensation Committee certified the three-year performance achievement of the 2021 Three-Year PSU Awards.
▶   Target Opportunities.   In 2021, the Compensation Committee made grants of PSUs based upon a three-year cumulative enterprise adjusted total sales goal for fiscal years 2021-2023. The target number of PSUs to be awarded under the 2021 Three-Year PSU Awards was determined by dividing the target award value by the fair market value of a share of Dollar Tree stock on the date of grant. Messrs. Creedon, Davis, Dreiling and Gatta were not employed with the Company in 2021 and did not receive the 2021 Three-Year PSU Awards.

▶   Performance Metric.   The Compensation Committee used three-year cumulative adjusted Total Sales as the performance metric. For purposes of the 2021 Three-Year PSU Awards, the target definition of adjusted Total Sales allowed for the exclusion of the effects relating to or resulting from: (i) changes in accounting policies, practices and pronouncements; and (ii) future mergers, acquisitions, or divestitures. The Compensation Committee made no adjustments in its determination of the Company’s achievement under this metric.
▶   Payout Curve.   The Compensation Committee adopted a payout curve which determines the amount to be paid depending on actual performance within the threshold, target and maximum levels described in the table below.
Achievement Level	Performance Achievement %	Earning %
Threshold	97%	50%
Target	100%	100%
Maximum	104%	200%
▶   Performance Achieved.   The Compensation Committee set the three-year cumulative adjusted total sales target of $81,200 million. In March 2024, the Compensation Committee determined the Company’s actual performance and the corresponding performance achievement percentage and earning percentage relative to the 2021-2023 performance goal as described in the table below.
Performance Metric	Threshold	Target	Maximum	Actual Results
	($ in millions)
Three-Year adjusted Total Sales (2021-2023)	$78,800	$81,200	$84,448	$85,209.6
% of Target	97%	100%	104%	104.9%
The overall three-year performance achievement percentage of 104.9% resulted in an earned percentage of 200%. Based on this outcome, Mr. McNeely earned 8,252 PSUs in respect of his 2021 Three-Year PSU Award.
Retirement, Deferred Compensation and Pension Plans
We do not have any defined benefit or pension plans that provide for payments based on an executive’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives. Instead, we offer the following two arrangements to allow executives to actively participate in funding their retirement plans.
Executives are eligible to participate in the Dollar Tree Retirement Savings Plan. At the end of the year, the Board may approve a discretionary profit-sharing contribution to be made to all eligible employees, including executive officers. In addition, executives may elect to defer a portion of their cash compensation into 401(k) retirement accounts. As of January 1, 2019, the Board has authorized us to match 100% of 401(k) deferrals up to 5% of an individual’s cash compensation.
The Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan allows certain officers and executives, including our named executive officers, to defer receipt of up to 50% of their base salary and up to 100% of their bonus payments. The plan is a nonqualified plan and the Company does not fund, make any contributions to, or provide any interest rate subsidy for the plan. The plan allows executives to save for retirement in a tax-effective way at a minimal cost to the Company. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. The deferred amounts and earnings thereon are payable to participants, or designated beneficiaries, at either specified future dates, or upon separation of service or death. The future payment obligations under the plan are our general unsecured obligations. Although the amounts deferred are deposited into a trust, the trust belongs to us, rather than the executives, and is subject to the claims of our creditors.
Long-term incentive awards are made to executives under our long-term incentive program pursuant to form award agreements that contain provisions that provide for the vesting and payment of PSUs, RSUs and stock options in the event of retirement. These award agreements contain terms that define the requirements for receiving retirement treatment, including age and minimum service requirements. Under awards made in 2022 and prior years, an executive who retired from the Company having attained the age of 59 1∕2 with a minimum of seven years of service would generally be eligible for (i) full vesting of awards of RSUs and PSUs with a one-year performance period, and (ii) pro rata vesting of awards of PSUs with a three-year performance period based on the number of months worked during the performance period subject to the executive’s completion of the first year of service in the performance period.
Beginning with long-term incentive awards made under our long-term incentive program in 2023, we changed our definition of retirement to support retention, succession planning and attraction of mid-career executives. Under the new definition, retirement treatment is only available to executives who: attain the age of 59 1∕2 with a minimum of two years of service, provide advance notice to the Company to fully support the transition to their successor and abide by non-compete and other covenants. The new retirement definition enhances the retention value of equity awards by requiring executives to provide advance notice of retirement, in addition to meeting the age and service requirements. Under the new retirement definition, if the requirements for retirement treatment are met, then all unvested long-term incentive awards made in or after 2023 continue to vest in accordance with the award vesting schedule and performance criteria in the same manner and at the same time as if the retiring executive continued to be employed by the Company, except that with respect to a PSU award with a three-year performance period, the executive must complete at least the first year of the performance period to qualify for retirement treatment.
Mr. Dreiling’s long-term incentive is the stock options granted to him in 2022 and the vesting of his stock options are determined by the terms of his executive agreement.
Termination or Change in Control Arrangements
We have change in control Retention Agreements with our executive officers, except Mr. Dreiling and Mr. McNeely. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption to the Company in the event of a potential change in control. Under these agreements, severance benefits are payable only upon the occurrence of both a change in control of the Company and the executive’s termination without “cause” or resignation for “good reason,” as defined in the agreements (commonly known as a “double trigger”). The Compensation Committee believes it is appropriate to provide double-trigger severance benefits because it aligns executives’ interests with the interests of shareholders without providing an undue benefit to executives who continue to be employed following a change-in control transaction.
We also have form Executive Agreements that provide for a release and restrictive covenants to protect the Company, including a covenant not to compete. The Company has entered into these form Executive Agreements with all of its executive officers except Mr. Dreiling, whose Executive Agreement contains provisions specific to his employment with the Company. In consideration for the restrictive covenants set forth in the form Executive Agreements, the Company agreed to provide a base salary continuation benefit and a portion of the monthly health insurance premiums for a period of up to twenty-four months (or until the executive becomes employed if less than the applicable salary continuation period) in the event the executive’s employment is terminated without “cause” (as defined in the agreement) or on account of the executive’s death or disability.
In addition, we have equity compensation plans that contain provisions that may convey benefits to our executive officers and other plan participants upon termination or a change in control.

Generally, the provisions address the treatment of awards upon separation from the Company due to death, disability or retirement, or due to a change in control, as defined within the plans or applicable award agreements.
The overall structure of our change in control arrangements and other post-termination benefits is consistent with our compensation objectives to attract, motivate and retain highly talented executives. We believe these arrangements preserve morale and productivity, provide a long-term commitment to job stability and financial security, and encourage retention in the face of the potential disruptive impact of an actual or potential change in control.
For additional information on our termination and change in control arrangements, and the potential payments that may be made to our named executive officers upon termination or a change in control, see “Potential Payments Upon Termination or Change in Control” beginning on page 57.

D.
COMPENSATION GOVERNANCE

Compensation Best Practices
We seek to align our executives’ interests with those of our long-term shareholders and to follow sound corporate governance practices.
Compensation Practice	Dollar Tree’s Compensation Policies and Actions
Pay for Performance	A significant portion of targeted direct compensation is linked to the financial performance of key metrics. See “Executive Summary—New Compensation Program for 2023” on page 29, and “Compensation Principles—Target Pay Mix” on page 35.
Clawback policy	Our clawback policy requires mandatory reimbursement of excess incentive compensation from any executive officer if the Company’s financial statements are restated due to material noncompliance with financial reporting requirements under the securities laws. This policy is in compliance with SEC and Nasdaq listing standards that became effective in 2023. See “Recoupment (“Clawback”) Policy” below.
Robust stock ownership guidelines	Our executive stock ownership guidelines are aligned with current market practices and enhance alignment with shareholders’ long-term interests. See “Executive Stock Ownership Guidelines” below.
No hedging or pledging of Dollar Tree securities or holding Dollar Tree securities in margin accounts	Our policy prohibits executive officers and Board members from hedging their ownership of our stock and holding our stock in a margin account. None of our executive officers and directors engaged in transactions involving the pledging of Company stock during fiscal 2023. See “Policy Against Hedging of Company Stock” and “No Pledges of Company Stock” below.
No excise tax gross-ups	We do not provide excise tax gross-up payments.
Double-trigger provisions	Equity awards under our equity incentive plan and all change in control Retention Agreements with executive officers include a “double-trigger” vesting provision upon a change in control. See “Termination or Change in Control Arrangements” on page 44.
No repricing or cash buyout of underwater stock options without shareholder approval	Our equity incentive plan prohibits modifications to stock options and stock appreciation rights to reduce the exercise price of the awards, or replacing awards with cash or another award type, without shareholder approval.
Role of the Compensation Committee
The Compensation Committee of the Board of Directors is responsible for developing, overseeing and implementing the Company’s pay-for-performance compensation program for executive officers.
The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board. The Compensation Committee has the responsibility to review and recommend, for approval by the independent members of the Board, the compensation of the Chief Executive Officer and Executive Chairman, including the determination of performance metrics and goals and the achievement of performance goals, and to review and approve the compensation arrangements for the Company’s other executive officers.
The Compensation Committee considers shareholder feedback, market practices, compensation principles and receives advice from an independent external compensation consultant. However, the Compensation Committee is ultimately responsible for all compensation decisions with respect to the named executive officers.
In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including:
•
our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•
the compensation practices of our peers; and

•
our historical cash and equity compensation levels.

Compensation Committee Interlocks and Insider Participation
No member of the Compensation Committee has ever been an officer or employee of the Company. In addition, none of the members of the Compensation Committee has or had any relationship with the Company during fiscal 2023 that requires disclosure in accordance with the applicable SEC rules relating to compensation committee interlocks and insider participation.
Role of the Chief Executive Officer in Compensation Decision-Making
The Compensation Committee consults with our Chief Executive Officer on the compensation structure and awards for the other named executive officers. The Chief Executive Officer participates in the development of business plans and annual budgets, and corresponding performance metric goals and provides information regarding the job performance and overall responsibilities of the other named executive officers. He makes no recommendations concerning his own compensation and does not vote on executive compensation matters nor is he present when his compensation is being discussed or approved.
Role of the Compensation Consultant
Pursuant to its written Charter, the Compensation Committee has the authority to engage the services of outside independent advisers. Since March 2022, the Compensation Committee has engaged Meridian Compensation Partners as its compensation consultant to provide independent advice to the Compensation Committee in determining the appropriateness and competitiveness of our executive compensation program. The Compensation Committee has determined that Meridian meets the six independence factors set forth in Rule 10C-1 under the Securities Exchange Act of 1934 and Nasdaq listing standards and that Meridian could provide objective advice to the Compensation Committee. Meridian has not provided any other services to the Company during fiscal 2023 and no executive officer had the authority to direct the work of Meridian with regards to its work with the Compensation Committee. The Compensation Committee bears ultimate responsibility for approving the compensation of all named executive officers.
Role of Shareholder Say-on-Pay Votes
The Compensation Committee values the feedback received from shareholders through our annual non-binding Say on Pay Vote. At our 2023 annual shareholders’ meeting our Say on Pay Vote passed, with approximately 57% support. In response to this lower than desired shareholder vote, we engaged in an extensive shareholder outreach process during the fall of 2023. The shareholder discussions were primarily listening sessions designed to understand shareholder’s views on the compensation awards made in 2022 and the new 2023 Executive Compensation Program. We were pleased to find that shareholder feedback on our 2023 Executive Compensation Program was overwhelmingly positive. Shareholder feedback on the inducement award made to Mr. Dreiling in 2022 was mixed. A detailed description of the shareholder feedback and the Company’s response is provided under the section entitled “2023 Shareholder Outreach” on page 31.
Use of Peer Group
The Company’s market position relative to its peers is an important factor used by the Compensation Committee when evaluating its compensation program. In September 2022, the Compensation Committee, with the assistance of Meridian, reviewed and evaluated the Company’s peer group used for executive compensation benchmarking. The peer selection criteria focused on:
•
Publicly traded retailers with brick-and-mortar operations

•
Headquartered in the United States

•
Who were within a comparable range of revenues and market capitalization

•
Direct competitors for talent

Based on that review, the Committee determined that the fiscal 2023 peer group should be comprised of 16 companies, including five new peers and 11 existing peers.
Albertsons Companies, Inc.	Rite Aid Corporation
AutoZone, Inc.	Ross Stores, Inc.
BJ’s Wholesale Club Holdings, Inc.	Target Corporation
Burlington Stores, Inc.	The Gap, Inc.
Dollar General Corporation	The Kroger Co.
Lowe’s Companies, Inc.	The TJX Companies, Inc.
Macy’s, Inc.	Tractor Supply Company
Nordstrom, Inc.	Walgreens Boots Alliance
Dollar Tree is positioned at approximately the median of the peer group in terms of revenue size and most of the companies are within one-third to three times Dollar Tree’s size in terms of revenue.
Assessment of Risk
The Compensation Committee has responsibility for establishing our compensation philosophy and objectives, determining the structure, components and other elements of our programs and reviewing and approving the compensation of our NEOs. In addition, an important objective of our overall executive compensation program is to reduce any incentives that may influence executives to take imprudent risks that might harm the Company or our shareholders. The Compensation Committee annually assesses the risk of our compensation program. In 2023, the Compensation Committee’s advisor also conducted an independent review of the risks associated with the Company’s compensation programs. The Compensation Committee has overseen the establishment of a number of controls that address compensation-related risk and serve to mitigate such risk, including stock ownership guidelines for executive officers, a clawback policy, and prohibitions on the hedging of Dollar Tree stock or holding Company stock in a margin account. As a result, we have reviewed our compensation policies and practices for all employees and concluded that such policies and practices are not reasonably likely to have a material adverse effect on our Company.
Recoupment (“Clawback”) Policy
The Company has a robust clawback policy that requires mandatory reimbursement of excess incentive compensation from any current or former executive officer if the Company’s financial statements are restated due to material noncompliance with financial reporting requirements under the securities laws. The amount to be recovered will be the excess of incentive compensation paid to the executive based on the erroneous data over the incentive compensation that would have been paid to the executive had it been based on the restated results. Recoupment would cover any excess compensation received during the three completed fiscal years immediately preceding the date of which the Company is required to prepare the accounting restatement. This policy was updated by our Board in June 2023 and complies with SEC rules and the listing standards of the Nasdaq Stock Market effective in 2023. This policy is in addition to our existing clawback policy covering the Company’s Chief Executive Officer and Chief Financial Officer under the 2011 and 2021 Omnibus Incentive Plans.
Timing of Long-Term Incentive Awards
Our grant policy for equity awards establishes April 1 as the date of the annual grant each year. Awards of equity incentives to new officers are made on the last business day of the Company’s fiscal month which follows the month that includes the hire date. The Compensation Committee may, in its discretion, make grants that vary from these guidelines if there is a compelling business reason, but in every case the Committee is required to complete its approval of the equity awards prior to the date of the grant.
We believe that the beginning of April is an appropriate time during the year to make grants of equity awards and that a consistent application of our granting practices from year to year regardless of other events is also appropriate. The awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation.
Executive Stock Ownership Guidelines
The Compensation Committee has adopted executive stock ownership guidelines to encourage executives to have a long-term equity stake in Dollar Tree, align their interests with shareholders and mitigate potential compensation-related risk. The executive stock ownership program encourages and expects our executive officers to attain designated stock ownership levels over a five-year period. The stock ownership guidelines for our executive officers are as follows:
Current Position	Multiple of Salary
Chief Executive Officer	6x
Chief Financial Officer	3x
Chief Operating Officer	3x
Chief Merchandising Officer	3x
Other Chief-Level Officers	2x
The types of stock ownership that qualify toward the ownership guidelines under our policy include direct stock ownership, shares held in trust or by a spouse or dependents, shares held in retirement accounts, PSUs where performance has been certified, unvested RSUs and unvested restricted stock. Stock options do not count toward the stock ownership guidelines. As of April 1, 2024, all of our named executive officers are in compliance with the stock ownership guidelines. For additional information regarding the number of shares of stock beneficially owned by our named executive officers, see “Ownership of Common Stock” on page 73.
Policy Against Hedging Company Stock
To further the corporate governance objective of encouraging alignment of the interests of our associates and directors with shareholders’ interests in the long-term performance of the Company, the Company’s Insider Trading Policy prohibits all officers, directors and employees from entering into hedging transactions and from engaging in short sales related to the Company’s stock. The Policy also prohibits engaging in or trading any publicly-traded puts, calls or other derivative instruments involving the Company’s securities except as permitted by the Policy or the Board.
No Pledges of Company Stock
Our Insider Trading Policy prohibits officers, directors and employees from holding Dollar Tree stock in a margin account. In addition, none of our executive officers and directors engaged in transactions involving the pledging of Company stock during fiscal 2023.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table
In the following table, we summarize the compensation earned during fiscal years 2023, 2022 and 2021 by our Chief Executive Officer, our Chief Financial Officer, each of our three other most highly compensated executive officers who were serving as executive officers of the Company at the end of the fiscal year ended February 3, 2024. We refer to these five individuals in this proxy statement as the named executive officers or NEOs.
The compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section and in the tables that follow.
(For the Fiscal Years ended February 3, 2024, January 28, 2023, and January 29, 2022)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(4)	Total ($)
Richard Dreiling Chairman and Chief Executive Officer	2023	1,350,000	—	—	—	1,943,393	67,373	3,360,766
	2022	865,385	—	—	135,583,212	—	21,182	136,469,779
	2021	—	—	—	—	—	—	—
Jeffrey Davis Chief Financial Officer	2023	825,000	—	1,799,830	449,959	678,645	43,015	3,796,449
	2022	269,712	300,000	1,999,977	—	177,495	6,641	2,753,825
	2021	—	—	—	—	—	—	—
Michael Creedon, Jr.(5) Chief Operating Officer	2023	892,308	500,000	2,079,896	519,968	740,340	65,049	4,797,561
	2022	277,885	—	1,200,000	—	182,873	15,260	1,676,018
	2021	—	—	—	—	—	—	—
Lawrence Gatta, Jr. Chief Merchandising Officer—Family Dollar	2023	725,385	—	1,759,779	439,991	600,498	32,068	3,557,721
	2022	525,000	—	1,599,892	—	451,850	84,863	2,661,605
	2021	—	—	—	—	—	—	—
Richard McNeely(6) Chief Merchandising Officer—Dollar Tree	2023	950,923	15,000	1,759,779	439,991	801,212	97,619	4,064,524
	2022	820,308	90,000	1,799,805	—	531,892	257,783	3,499,788
	2021	800,000	52,500	1,799,814	—	584,100	64,446	3,300,860

Footnotes to the Summary Compensation Table:
The “Change in Pension Value and Non-Qualified Deferred Compensation Earnings” columns are omitted as all amounts are zero.
(1)
Executives may defer up to 50% of their salaries and up to 100% of their annual incentive bonus under the Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan. Any such deferrals are included in the appropriate column of this table and shown in the Deferred Compensation table. Earnings under these deferred compensation plans result from the executives’ investments in mutual funds commonly available to investors generally.

(2)
Pursuant to SEC rules, this column represents the aggregate grant date fair value during the last three fiscal years of restricted stock units (“RSUs”) and performance-based restricted stock units (“PSUs”) computed in accordance with FASB ASC Topic 718 related to (i) PSU awards made in 2021 and 2022 based on achievement of a one-year performance goal (“One-Year PSUs”), (ii) PSU awards made in 2021, 2022 and 2023 based on achievement of three-year cumulative performance goals (“Three-Year PSUs”), (iii) out-of-cycle grants made in connection with a promotion or hiring, and (v) for fiscal 2021, restricted stock units awarded to Mr. McNeely in March 2021 for retention purposes. We are required to report the equity portion of Three-Year PSU award at the beginning of the Three-Year PSU cycle even though, should it be earned, it will not be paid until the end of the cycle. The Three-Year PSU awards are earned only if performance conditions are met. The final payment amount, if any, will range from 37.5% to 250%. The amounts shown in this column assume performance at target for Three-Year PSU awards. Fair value for the equity awards are calculated using the closing price of our stock on the date of grant. In the event the highest level of performance is achieved, the aggregate grant date fair value for the fiscal year 2023 Three-Year PSU awards would be as follows for Messrs. Davis, Creedon, Gatta and McNeely, respectively: $2,249,859, $2,599,978, $2,199,904 and $2,199,904. Amounts shown in this column do not correspond to the actual value that will be realized by the named executives. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 10 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2024. See the Grants of Plan-Based Awards Table for information on awards made in 2023. Mr. Dreiling does not participate in the Company’s long-term incentive program, and therefore, did not receive awards of RSUs or PSUs in 2022 or 2023.
(3)
The amounts in this column represent the amount of cash that we pay under our Management Incentive Compensation Plan (“MICP”) which qualifies as a “non-equity incentive plan” for purposes of this table. The amounts listed were earned in the years shown, but paid after the end of the fiscal year, upon approval by the Compensation Committee.

(4)
The amounts reported in the All Other Compensation column reflect, for each named executive officer, the sum of (i) the incremental cost to the Company of all perquisites and other personal benefits; (ii) the amount contributed by the Company to the Company’s 401(k) plan; and (iii) the dollar value of life insurance premiums paid by the Company with respect to life insurance for the benefit of a named executive officer. Other than perquisites and other personal benefits, discussed below, none of these items for any named executive officer exceeded $10,000 except 401(k) matching contributions for Mr. McNeely in the amount of $16,731.

Perquisites include car allowances related to travel, financial and tax planning, health care services, relocation, and personal use of the corporate aircraft, none of which individually exceeded the greater of $25,000 or 10% of the total amount of perquisites and personal benefits for each officer, except the relocation costs incurred by Mr. Creedon in the amount of $38,189 and the aggregate incremental cost of the personal use of the Company’s aircraft in fiscal year 2023 by Messrs. Dreiling and McNeely in the amount of $28,307 and $50,884, respectively. Pursuant to our corporate aircraft policy, personal use of the Company’s aircraft is limited to the following: (i) the Chief Executive Officer and Executive Chairman are permitted use of the Company’s aircraft for non-business purposes for up to 80 hours each per fiscal year, and (ii) on a limited basis executive leaders may be permitted personal use of the Company’s aircraft or to have family members accompany them on business trips on the Company’s aircraft. In addition, in 2023, Mr. McNeely was authorized to use the Company’s corporate aircraft to make two trips per month to his home in Tennessee, a practice that was discontinued in March 2023.
The Company calculated the incremental cost to the Company of the personal use of the Company aircraft based on published industry rates by Conklin & deDecker Associates, Inc. for variable operating costs, including fuel, landing, catering, handling, aircraft maintenance and pilot travel costs. Fixed costs such as maintenance not related to personal travel, depreciation of the aircraft, pilot salaries or cost of insurance and administrative services, are excluded. The Company does not provide tax gross-ups on perquisites, except for business-related relocation expenses. A car allowance is intended to compensate executives for the use of their personal vehicles in conducting Company business. However, as we do not require our executives to account for their business or personal use, we include the entire amounts in our disclosures.
(5)
The amount shown in the Bonus column for Mr. Creedon in fiscal 2023 represents the cash sign-on bonus paid to Mr. Creedon in 2023 in connection with his initial offer of employment.

(6)
The amount shown in the Bonus column for Mr. McNeely represents monthly cash retention payments paid to Mr. McNeely. These retention payments ceased at the end of March 2023.

Grants of Plan-Based Awards Table
Name	Grant Date	Compensation Committee Action Date(1)	Estimated Future Payouts Under Non-Equity Incentive Plans			Estimated Future Payouts Under Equity Incentive Plans			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(6)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Richard Dreiling	—	(2)	1,181,250	2,362,500	4,725,000	—	—	—	—	—	—	—
Jeffrey Davis	—	(2)	412,000	825,000	1,650,000	—	—	—	—	—	—	—
	03/31/2023	03/30/2023	—	—	—	—	—	—	—	7,584(3)	143.55	449,959
	03/31/2023	03/30/2023	—	—	—	—	—	—	4,702(4)	—	—	674,972
	03/31/2023	03/30/2023	—	—	—	3,918(5)	7,836(5)	15,673(5)	—	—	—	1,124,858
Michael Creedon, Jr.	—	(2)	450,000	900,000	1,800,000	—	—	—	—	—	—	—
	03/31/2023	03/30/2023	—	—	—	—	—	—	—	8,764(3)	143.55	519,968
	03/31/2023	03/30/2023	—	—	—	—	—	—	5,433(4)	—	—	779,907
	03/31/2023	03/30/2023	—	—	—	4,528(5)	9,056(5)	18,112(5)	—	—	—	1,299,989
Lawrence Gatta, Jr.	—	(2)	365,000	730,000	1,460,000	—	—	—	—	—	—	—
	03/31/2023	03/30/2023	—	—	—	—	—	—	—	7,416(3)	143.55	439,991
	03/31/2023	03/30/2023	—	—	—	—	—	—	4,597(4)	—	—	659,899
	03/31/2023	03/30/2023	—	—	—	3,831(5)	7,662(5)	15,325(5)	—	—	—	1,099,880
Richard McNeely	—	(2)	487,000	974,000	1,948,000	—	—	—	—	—	—	—
	03/31/2023	03/30/2023	—	—	—	—	—	—	—	7,416(3)	143.55	439,991
	03/31/2023	03/30/2023	—	—	—	—	—	—	4,597(4)	—	—	659,899
	03/31/2023	03/30/2023	—	—	—	3,831(5)	7,662(5)	15,325(5)	—	—	—	1,099,880

Footnotes to the Grants of Plan-Based Awards Table:
(1)
The date of grant for the relevant award is established by the Compensation Committee during a regularly scheduled meeting or by written consent.

(2)
Our Management Incentive Compensation Plan is considered a “non-equity incentive plan.” MICP targets are established by the Compensation Committee early in the fiscal year and amounts payable are determined and paid in the following year, when annual results are available, upon approval by the Compensation Committee. For 2023, bonuses were targeted at 175% of salary for the Chairman and Chief Executive Officer, 100% of salary for the Chief Financial Officer, Chief Operating Officer and the Chief Merchandising Officers, with corporate performance representing 100% of the goal. Bonuses authorized by the Compensation Committee are paid after the relevant fiscal year unless deferred by the executive under our Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan. See “Annual Cash Bonus Incentives” in our Compensation Discussion and Analysis for a detailed discussion of our MICP.

(3)
Represents stock options awarded on March 31, 2023 under the 2021 Omnibus Incentive Plan as part of the Company’s 2023 long-term incentive program. The stock options will vest in three approximately equal installments over three years provided the named executive officers remain continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement. The options have a ten-year term and an exercise price per share that is equal to the closing price of the Company’s stock on the date of grant ($143.55).

(4)
Represents RSUs awarded on March 31, 2023 as part of the Company’s 2023 long-term incentive program. These RSUs will vest in approximately three equal installments over three years provided that the named executive officer remains with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement.

(5)
Represents awards of 2023 Three-Year PSUs awarded as part of the Company’s 2023 long-term incentive program. These PSUs will vest based on the level at which the Company achieves its three-year cumulative performance goals for the performance period from January 29, 2023 through January 31, 2026. The amount of the payment earned will range from 50% to 200% and will be paid in 2026 when the achievement level is available and determined by the Committee.

(6)
This column shows the full grant date fair value under FASB ASC Topic 718 of stock option, RSU and PSU awards. For the RSU and PSU awards awarded on March 31, 2023 the fair value is calculated using the closing price of our stock on the grant date which was $143.55. Additional information regarding FASB ASC Topic 718 calculations related to these awards is included in footnote 10 of our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended February 3, 2024.

Outstanding Equity Awards at Fiscal Year End Table
The following table provides information on the holdings of stock option and stock awards by the named executives at the end of the fiscal year. This table includes unexercised and unvested option awards, unvested RSU awards, and unvested PSU awards. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown in the footnotes following this table, based on the award date. The market value of the stock awards is based on the closing market price of our stock as of February 2, 2024, which was $138.71. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.
Name	Award Date	Option Awards					Stock Awards
		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Richard Dreiling	3/19/2022	450,517	1,802,070 (1)	—	157.17	03/19/2032	—	—	—	—
Jeffrey Davis	11/25/2022	—	—	—	—	—	6,608(2)	916,596	—	—
	3/31/2023	—	7,584(3)	—	143.55	03/31/2033	—	—	—	—
	3/31/2023	—	—	—	—	—	4,702(4)	652,214	—	—
	3/31/2023	—	—	—	—	—	—	—	3,918(5)	543,466
Michael Creedon, Jr.	11/25/2022	—	—	—	—	—	5,286(6)	733,221	—	—
	3/31/2023	—	8,764(3)	—	143.55	03/31/2033	—	—	—	—
	3/31/2023	—	—	—	—	—	5,433(4)	753,611	—	—
	3/31/2023	—	—	—	—	—	—	—	4,528(5)	628,079
Lawrence Gatta, Jr.	7/1/2022	—	—	—	—	—	4,727(7)	655,682
	7/1/2022	—	—	—	—	—	—	—	2,559(8)	354,959
	3/31/2023	—	7,416(3)	—	143.55	03/31/2033	—	—	—	—
	3/31/2023	—	—	—	—	—	4,597 (4)	637,650	—	—
	3/31/2023	—	—	—	—	—	—	—	3,831(5)	531,398
Richard McNeely	3/16/2021	—	—	—	—	—	3,658(7)	507,401	—	—
	3/16/2021	—	—	—	—	—	—	—	4,126(8)	572,317
	4/1/2022	—	—	—	—	—	5,212(7)	722,957	—	—
	4/1/2022	—	—	—	—	—	—	—	2,822(8)	391,440
	3/31/2023	—	7,416(3)	—	143.55	03/31/2033	—	—	—	—
	3/31/2023	—	—	—	—	—	4,597(4)	637,650	—	—
	3/31/2023	—	—	—	—	—	—	—	3,831(5)	531,398

Footnotes to Outstanding Equity Awards Table:
(1)
On March 19, 2022, Mr. Dreiling was granted a one-time award of options to purchase 2,252,587 shares of Company common stock with an exercise price per share of $157.17 as an employment inducement in connection with his appointment as Executive Chairman. The stock option has a ten-year term and is scheduled to vest in equal installments on each of the first five anniversaries of the grant date, subject to Mr. Dreiling’s continued employment with the Company through each vesting date. The stock option was granted separate and apart from our authority to grant awards of stock options under our 2021 Omnibus Incentive Plan.

(2)
The Compensation Committee approved a sign-on award to Mr. Davis of RSUs that will vest in approximately two equal installments over two years provided that Mr. Davis remains with the Company through the vesting dates, unless vesting is accelerated due to death or disability.

(3)
The named executive officers that participated in the Company’s 2023 long term incentive program (Messrs. Davis, Creedon, Gatta and McNeely), were awarded stock options on March 31, 2023. The stock options will vest in three approximately equal installments over three years provided the named executive officers remain continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement.

(4)
The named executive officers that participated in the Company’s 2023 long term incentive program (Messrs. Davis, Creedon, Gatta and McNeely), were awarded RSUs on March 31, 2023. The RSUs will vest in three approximately equal installments over three years provided the named executive officers remain continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement.

(5)
On March 31, 2023, the named executive officers that participated in the Company’s 2023 long term incentive program (Messrs. Davis, Creedon, Gatta and McNeely), were awarded 2023 Three-Year PSUs that vest based on the achievement of a three-year cumulative adjusted earnings per share and total revenue goals for the performance period beginning on January 29, 2023 and ending on January 31, 2026, with a relative cumulative total shareholder return modifier during the performance period. The amount of payment, if earned, will range from 50% to 200% of stated target and will be paid in 2026, when the achievement level is available and approved by the Committee.

(6)
The Compensation Committee approved a sign-on award to Mr. Creedon of RSUs that will vest in approximately three equal installments over three years provided that Mr. Creedon remains with the Company through the vesting dates, unless vesting is accelerated due to death or disability.

(7)
In 2022 and 2021 the named executive officers that participated in the Company’s long-term incentive program were awarded One-Year PSUs that vest based on the achievement of the established one-year performance goal for performance in fiscal years ended January 28, 2023 and January 29, 2022, respectively. In March 2023 and March 2022, the Compensation Committee determined the Company’s achievement of the established performance goals for performance in fiscal years ended January 28, 2023 and January 29, 2022, respectively, for the One-Year PSUs awarded in 2022 and 2021 respectively. The One-Year PSUs will vest in three approximately equal installments over three years provided the named executive officers who received these awards remain continuously employed with the Company through the vesting dates, unless vesting is accelerated due to death, disability or retirement.

(8)
In 2022 and 2021 the named executive officers that participated in the Company’s long-term incentive program were awarded PSUs that vest based on the achievement of a three-year cumulative performance goal based on total sales for the performance period (January 28, 2023 to February 1, 2025 and January 31, 2021 to February 3, 2024, respectively). The amount of payment for the 2022 Three-Year PSUs, if earned, will range from 50% to 200% of stated target and will be paid in 2025 when the achievement level is available and approved by the Committee. The Committee determined in March 2024 that the Company exceeded the maximum performance goal of the 2021 Three-Year PSUs and that such PSUs were earned, as described in the Compensation Discussion and Analysis.

Option Exercises and Stock Vested Table
In the table below, we list information on the exercise of options and the vesting of restricted stock units during the fiscal year ended February 3, 2024. The value realized on exercise of options represents the spread between the sale price and the option strike price at the time of exercise. The value realized on vesting of RSUs reflects the fair market value of the shares at the time of vesting.
Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Richard Dreiling	—	—	—	—
Jeffrey Davis	—	—	6,608	775,251
Michael Creedon, Jr.	—	—	2,643	310,077
Lawrence Gatta, Jr.	—	—	2,363	339,091
Richard McNeely	—	—	38,234	5,460,947
Non-Qualified Deferred Compensation
Named executive officers may elect to defer up to 50% of their base salary and up to 100% of their annual incentive bonus to the Dollar Tree and Family Dollar Supplemental Deferred Compensation Plan, an unfunded, non-qualified deferred compensation plan (“NQDC”). Elections to defer amounts earned during the next calendar year are due by December 31 of each year and are irrevocable. Deferred amounts are held for each participant in separate individual accounts in an irrevocable rabbi trust. Executives’ accounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which he or she may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or in specified annual installments. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). Executives are fully vested in their accounts and in the event the NQDC Plan is terminated upon a change in control of the Company, the executives’ entire account balances will be distributed.
In the following table, we provide detailed information regarding accumulated amounts for our executives under our NQDC Plan.
Name	Executive Contributions in Last FY ($)	Registrant Contributions in Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Richard Dreiling	—	—	—	—	—
Jeffrey Davis	—	—	—	—	—
Michael Creedon, Jr.	—	—	—	—	—
Lawrence Gatta, Jr.	10,978	146,918	19,345	—	177,240
Richard McNeely	—	—	—	—	—
Potential Payments upon Termination or Change in Control
Our Executive Agreements and change in control Retention Agreements with certain of our named executive officers and certain awards, plans and programs in which our named executive officers participate provide for benefits or payments upon certain employment termination events, including in connection with a change in control.
Retention Agreements. The Company has Retention Agreements with certain executive officers, including each of the named executive officers other than Richard Dreiling and Richard McNeely. The Retention Agreements provide for severance benefits which are payable only upon the occurrence of both a change in control of the Company and the executive’s termination without “cause” or resignation for “good reason,” as defined in the agreements (commonly known as a “double trigger”). The Retention Agreements provide for a severance payment of 1.5 times the executives base salary. These agreements also contain a clawback provision and certain restrictive covenants which apply under certain circumstances.
Executive Agreements. The Company has certain Executive Agreements with its named executive officers, other than Mr. Dreiling, that provide for a release and restrictive covenants to protect the Company, including a covenant not to compete, in consideration for which the Company agreed to provide a base salary continuation benefit and payment of a portion of monthly health insurance premiums for the benefit period set forth in the Executive Agreement in the event the executive’s employment is terminated without “cause” (as defined in the agreement) or on account of the executive’s death or disability. An executive is not entitled to the benefits provided by the Executive Agreement if the executive retires, voluntarily resigns for any reason or receives payments under the change in control Retention Agreements. The Executive Agreements provide a salary continuation period of 24 months (or until the executive becomes employed if less than the applicable salary continuation period).
On March 19, 2022, the Company entered into an Executive Agreement with Mr. Dreiling governing his service as Executive Chairman. The Executive Agreement provided an annual base salary of $1,000,000, an inducement award of stock options, the ability to participate in employee welfare and benefit plans and programs and provides the benefits described below in the event of certain termination events. On January 25, 2023, Mr. Dreiling’s Executive Agreement was amended to reflect, among other things, Mr. Dreiling’s additional role as Chief Executive Officer of the Company effective January 29, 2023. The amendment increased Mr. Dreiling’s annual base salary to $1,350,000 during the period he serves as Chief Executive Officer and made him eligible for an annual cash incentive bonus under the MICP. Upon a termination of Mr. Dreiling’s employment by the Company without “cause” or by Mr. Dreiling for “good reason” (each as defined in the agreement), Mr. Dreiling will receive, subject to continued compliance with the restrictive covenants in the agreement and execution and non-revocation of a separation agreement containing a release of claims, (i) continued base salary for 24 months following termination (or, if shorter, through the end of the term), (ii) payout of any earned annual cash incentive bonus based on the terms of the MICP, and (iii) accelerated vesting of an additional number of options of his March 19, 2022 stock option award that would have vested through the 365th day after Mr. Dreiling’s termination had his employment not terminated and assuming daily vesting of such award, or, if such termination is within six months prior to, or two years following, a “change in control” (as defined in the agreement), accelerated vesting of the pro rata portion of such option award that would have vested at the next anniversary of the award’s grant date, plus accelerated vesting of one additional tranche of such option award. Upon termination of Mr. Dreiling’s employment due to his death or disability (as defined in the agreement), Mr. Dreiling will be eligible to receive accelerated vesting of an additional number of options of such March 19, 2022 option award that would have vested through the 365th day after Mr. Dreiling’s termination had his employment not terminated and assuming daily vesting of such award. Upon Mr. Dreiling’s retirement (as determined in the sole discretion of the Board), Mr. Dreiling will be eligible to receive accelerated vesting of the pro-rata portion of such March 19, 2022 option award that would have vested at the next anniversary of the award’s grant date. Mr. Dreiling’s Executive Agreement contains certain covenants by which Mr. Dreiling is bound, including covenants not to compete with or solicit employees of the Company for a specified period following the termination of Mr. Dreiling’s employment.
Equity Plans. Our equity compensation plans contain provisions that may convey benefits to our executives and other plan participants upon a change in control. Generally, the provisions address the treatment of awards upon separation from the Company due to death, disability or retirement, or due to a change in control, as defined within the plans. The Company’s 2021 Omnibus Incentive Plan, the principal plan under which we currently make awards, provides that in the event of a change in control, awards do not automatically vest, although the Compensation Committee may accelerate the vesting or exercisability of an award in its sole discretion. In addition, the 2021 Omnibus Incentive Plan provides that, unless otherwise set forth in an award agreement, separate employment agreement or retention agreement, in the event of the involuntary termination of an employee’s service with the Company without “cause” within twenty-four months after a change in control of the Company, the following will occur: (i) all of the employee’s outstanding options and stock appreciation rights become vested and exercisable, (ii) all restrictions and conditions of all restricted stock awards and RSUs held by the employee lapse and (iii) all performance units and any other awards held by such employee are deemed to be fully earned at the participant’s target level.
The benefits and payments arising under these agreements and plans for our named executive officers (other than Mr. Dreiling) are discussed below, except to the extent a benefit or payment is available generally to all salaried employees and does not discriminate in favor of our executive officers or to the extent already discussed under “Nonqualified Deferred Compensation” above. The benefits and payments arising under Mr. Dreiling’s Executive Agreement, including salary continuation and vesting of options upon termination of employment or a change in control, are described under “Executive Agreements.”
▶
Payments Upon Termination Due to Death, Disability or Retirement

If a named executive officer’s employment with us terminates due to death, disability or retirement (as defined in the applicable agreements):
Salary Continuation. Under the Executive Agreement, in the event of death or disability (not retirement) the executive receives a base salary continuation benefit together with payment of all or a portion of monthly medical insurance premiums (if elected by the executive) for the benefit period.
Annual bonus. The annual cash bonus under the MICP will not be paid.
Stock options. Our form of stock option agreement provides that in the event of an executive’s termination of employment due to death, the option will become fully vested and exercisable on the date of death. In the event of the executive’s termination of employment due to disability (as defined in the stock option agreement), the option will continue to vest and become exercisable in accordance with the vesting and exercise schedule set forth in the notice of grant, as though the executive had not had a termination of employment. Options may be exercised until the ten-year anniversary of the grant date if the executive’s termination of employment was due to death or disability, unless such options have expired earlier. The benefits and payments arising under Mr. Dreiling’s Executive Agreement, including salary continuation and vesting of options upon termination of employment, are described under “Executive Agreements” on page 58.
Service-based restricted stock units. Our form of restricted stock unit agreement provides that in the event of an executive’s termination of employment due to death, the service-based vesting requirements of service-based restricted stock units shall be deemed satisfied and the restricted stock units shall be fully vested. In the event of the executive’s termination of employment due to disability or retirement (as those terms are defined in the restricted stock unit agreement), the restricted stock units will continue to vest in accordance with the vesting dates set forth in the notice of grant.
Performance-based restricted stock units. Service-based vesting requirements shall be deemed satisfied, but no payment is made unless and until performance-based criteria are determined to be satisfied by the Compensation Committee. Under the performance-based RSU awards with three-year performance criteria awarded in 2021 and 2022, payout upon retirement shall be pro rated based on the monthly periods elapsed in the performance period at the time of retirement, with no payout at all if retirement occurs during the first year of the performance period.
▶
Payments Upon a Voluntary Termination by the Executive

In the event of voluntary termination by an executive, the annual MICP bonus will not be paid and unvested restricted stock unit awards (both performance based and service-based) are cancelled. Stock options will be exercisable for the number of shares for which it was exercisable on the date of termination, but no further vesting or additional exercisability will occur. Options that have vested prior to voluntary termination, and other than at a time when cause exists, remain exercisable for three months after termination, but not beyond the normal expiration date. As noted above, special provisions apply to equity awards if the voluntary termination qualifies as a retirement. The benefits and payments arising under Mr. Dreiling’s Executive Agreement, including salary continuation and vesting of options upon retirement, are described under “Executive Agreements” on page 58.
See “Payments After a Change in Control” for a discussion of resignation by a named executive officer for good reason in connection with a change in control.
▶
Payments Upon Involuntary Termination by the Company

The payments to be made to a named executive officer upon involuntary termination vary depending upon whether termination is with or without “cause” (as defined in the applicable agreements).
Involuntary Termination with Cause. Upon an involuntary termination with cause, a named executive officer receives no benefits under the Executive Agreement or the change in control Retention Agreement. The annual cash bonus under the MICP will not be paid, and awards of vested and unvested stock options and unvested service-based restricted stock units and performance-based restricted stock units are immediately forfeited.
Involuntary Termination without Cause. Upon an involuntary termination without cause, the following applies to the named executive officers, other than Mr. Dreiling, (unless the termination is in connection with a change in control, which is discussed below):
•
The annual cash bonus under the MICP will not be paid.

•
A base salary continuation benefit, together with payment of all or a portion of monthly medical insurance premiums (if elected by the executive) for the benefit period, will be paid under the Executive Agreement.

•
The following treatment for incentive awards:

◦
Stock options. Under our form of option agreement unvested options shall be forfeited while vested options generally may be exercised for a period of one year from the date of termination of employment unless such options have expired earlier. See “Executive Agreements” for a discussion of the benefits and payments arising under Mr. Dreiling’s Executive Agreement upon the occurrence of a termination without cause.

◦
Performance-based restricted stock units awards. Unearned and unvested awards shall be forfeited and cancelled unless otherwise provided by the applicable agreements.

See “Payments After a Change in Control” for a discussion of termination without cause of a named executive officer in connection with a change in control.

▶
Payments After a Change in Control

The Company has no agreement, plan or arrangement that provides for payments to a named executive officer in connection with a change in control of the Company unless the named executive officer’s employment with us is also terminated. This is known as a “double trigger.” If the employment of a named executive officer is either (i) involuntarily terminated by the Company without cause or (ii) voluntarily terminated with good reason, in each case within two years following a change in control (or in certain cases during the six months before a change in control), then in addition to earned but unpaid salary, the named executive officers that are under the Company’s form Retention Agreement shall receive the following:
Annual Bonus. Any earned but unpaid bonus under the MICP will be paid. In addition, for the year in which termination occurs—for which no MICP bonus will have been certified—a pro rata annual bonus calculated from the three-year average of previously earned cash bonuses is paid.
Severance Payment. An amount equal to one and a half times the sum of the Reference Salary and Reference Bonus (as defined in the change in control Retention Agreement) will be paid.
Benefit Continuation. Continued participation in the medical, dental, health and life insurance plans for an applicable period.
Stock options, PSU and RSU awards. All service-based conditions shall be deemed to have been satisfied, but no payment is made on such equity awards unless and until performance-based criteria are determined to be satisfied by the Compensation Committee.
However, the benefits described above are capped to the extent any would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code. In that case, the present value of the aggregate amount of all such Payments shall not exceed 2.99 times the named executive officer’s “base amount” (as defined in Section 280G(b)(3) of the Code).
The occurrence of a change in control does not otherwise impact payments to be made, if any, upon a termination of employment due to death, disability, retirement or voluntary termination by the employee (other than for good reason) or involuntary termination for cause.
Potential Payout Amounts Assuming Termination as of Fiscal Year End
The following tables reflect potential payments to each named executive officer in various termination and change in control scenarios. The following additional conditions and assumptions apply:
•
Amounts are based on compensation, benefit and equity levels in effect on, and assuming the applicable termination event occurred as of, the end of our fiscal year, Saturday, February 3, 2024.

•
For stock valuations, we have used the closing price of our stock on the Nasdaq Global Select Market on Friday, February 2, 2024 ($138.71).

•
The tables below report only amounts that are increased, accelerated or otherwise paid or owed as a result of the applicable scenario and thus exclude earned but unpaid base salary through the employment termination date and stock options, PSU and RSU awards that had vested prior to the event and any deferred compensation plan benefits. For more information, see “Nonqualified Deferred Compensation” above.

•
Where applicable, the tables assume that achievement of performance-based criteria in relevant awards are ultimately determined by the Compensation Committee at the target level.

•
The tables also exclude any amounts that are available generally to all salaried employees and do not discriminate in favor of our executive officers.

Unless otherwise indicated, the amounts shown are merely estimates. We cannot determine actual amounts to be paid until a termination or change in control scenario occurs.

Potential Payments to Named Executive Officers Upon Occurrence
of Various Termination Events, as of February 3, 2024
(excluding Change in Control)
Below are amounts that would have been payable to our named executive officers upon various termination events determined as if the event occurred on February 3, 2024 and, except as otherwise indicated below, payable under the terms of the Executive Agreement in effect on said date. The table below excludes certain terminations in connection with a change in control (which are shown on the table on page 64). There are no payouts upon voluntary termination by the executive or involuntary termination for cause and these termination events are not shown in the table. Except for performance-based awards where actual performance achievement has been determined previously by the Compensation Committee, the table below assumes that the performance-based criteria of applicable awards are ultimately determined by the Committee at the target level.
Name	Death ($)	Disability ($)	Retirement ($)(1)	Involuntary Termination without Cause ($)
Richard Dreiling
Salary continuation(2)	2,700,000	2,700,000	n/a	2,700,000
Award vested due to event:(3)
Service-based & Performance-based RSUs	—	—	n/a	—
Options(4)	—	—	n/a	—
Total	2,700,000	2,700,000	n/a	2,700,000
Jeffrey Davis
Salary continuation(2)	1,665,898	1,665,898	n/a	1,665,898
Award vested due to event:(3)
Service-based & Performance-based RSUs(5)	2,655,742	2,655,742	n/a	—
Options	—	—	n/a	—
Total	4,321,640	4,321,640	n/a	1,665,898
Michael Creedon
Salary continuation(2)	1,821,050	1,821,050	n/a	1,821,050
Award vested due to event:(3)
Service-based & Performance-based RSUs (5)	2,742,990	2,742,990	n/a	—
Options	—	—	n/a	—
Total	4,564,040	4,564,040	n/a	1,821,050
Lawrence Gatta, Jr.
Salary continuation(2)	1,488,354	1,488,354	n/a	1,488,354
Award vested due to event:(3)
Service-based & Performance-based RSUs	2,711,087	2,711,087	n/a	—
Options	—	—	n/a	—
Total	4,199,441	4,199,441	n/a	1,488,354
Richard McNeely
Salary continuation(2)	1,696,026	1,696,026	n/a	1,696,026
Award vested due to event:(3)
Service-based & Performance-based RSUs	3,894,561	3,894,561	3,764,035	—
Options	—	—	—	—
Life Insurance proceeds(6)	450,000	n/a	n/a	n/a
Total	6,040,587	5,590,587	3,764,035	1,696,026

(1)
Messrs. Creedon, Davis, Dreiling and Gatta did not qualify for retirement as of February 3, 2024, the date for the analysis provided in this table.

(2)
Represents the aggregate amount of the base salary continuation benefit and payment of all or a portion of the executive’s monthly medical insurance premiums during the salary continuation period, assuming the executive elected to receive such medical insurance coverage for its maximum duration. The severance benefit is not payable upon retirement.

(3)
Represents the value of unvested service-based RSUs and performance-based RSUs based on the closing price on Friday, February 2, 2024 ($138.71). Under the performance-based RSU awards with three-year performance criteria, service-based vesting requirements shall be deemed satisfied upon the executive’s death, disability or retirement, but no payment is made until achievement of the performance-based criteria is determined by the Compensation Committee. In addition, in the case of retirement, under the performance-based RSU awards with three-year performance criteria awarded in 2021 and 2022, payout for retirement is pro rata with the time elapsed under the performance period, with no payout for a retirement before the end of the first year of the performance period.

(4)
Mr. Dreiling’s Executive Agreement provides for accelerated vesting of his stock option award granted on March 19, 2022 in the event of his termination of employment without cause or resignation for Good Reason (as defined in the agreement), or in the event of his death, disability or retirement. The value of the accelerated options for each event identified in the table is based on the spread between the closing price of the Company’s common stock on Friday, February 2, 2024, which was $138.71, and the exercise price of the option, which is $157.17 per share. For additional information on the vesting of Mr. Dreiling’s stock option, see “Executive Agreements” on page 58.

(5)
In 2022, Mr. Creedon and Mr. Davis each received an initial sign-on equity grant of service-based RSUs, with vesting conditioned on continued employment through the respective vesting periods. The award agreement provides that the vesting requirements are deemed satisfied in the event of death, disability or retirement, but any unvested portion of the award is forfeited if employment terminates for any other reason (except in connection with a change in control).

(6)
In the event of death, the named executive officer’s beneficiary will receive payments under our executive life insurance program.

Potential Payments to Named Executive Officers Upon Occurrence
of “Double Trigger” / Change in Control, as of February 3, 2024
Where a named executive officer is involuntarily terminated by the Company without cause or resigns with good reason, in each case within two years following a change in control (or in certain cases during the six months before a change in control), then the named executive officer shall receive the following amounts. Please note that the table assumes that (i) a qualifying change in control has occurred, (ii) performance-based criteria of applicable awards are ultimately determined by the Compensation Committee at the target amount, and (iii) the termination of the executive occurred as of February 3, 2024.
Name	Severance Payment(1)	Bonus(2)
		Earned but Unpaid MICP	Pro-Rata Calculated Bonus	RSUs and Options Vested Due to Event(3)	Total
Richard Dreiling(4)	2,700,000	—	—	—	2,700,000
Jeffrey Davis	1,892,466	678,645	—	2,655,742	5,226,606
Michael Creedon, Jr.	2,059,085	740,340	—	2,742,990	5,542,145
Lawrence Gatta, Jr.	1,896,755	600,498	—	2,711,087	5,208,121
Richard McNeely(4)	1,696,026	—	—	3,894,561	5,590,587

(1)
The Retention Agreements with our executives (other than Mr. Dreiling and Mr. McNeely) provide for a severance payment in the amount of 1.5x the sum of the executive’s reference salary and reference bonus amounts. This column also includes the cost of continued health benefits provided under the agreement. The amount of severance shown in the table for Mr. Dreiling reflects a 24-month salary continuation benefit payable in connection with a change in control, subject to continued compliance with the restrictive covenants set forth in his Executive Agreement.

(2)
Under the Retention Agreements, if there are amounts earned but unpaid under our MICP, then these shall be paid out, together with a pro rata calculated bonus for the fiscal year in which termination occurs. Because this table assumes termination occurs as of the last day of the fiscal year, it shows actual MICP amounts earned for the completed fiscal year. At such date, there would be no pro rata bonus allocable to the new fiscal year.

(3)
The value of unvested equity awards that become payable under the scenario described based on the closing market price of our stock as of February 3, 2024, which was $138.71. The value of accelerated options is based on the spread between the $138.71 closing price of our common stock on February 3, 2024 and the exercise price of the option.

(4)
Mr. Dreiling and McNeely do not have Retention Agreements therefore, in the event of a termination upon a change in control, severance would be paid pursuant to the terms of their respective Executive Agreements.

PAY RATIO DISCLOSURE
Pursuant to Item 402(u) of Regulation S-K and Section 953(b) of the Dodd-Frank Act, we present below the required ratio of the annual total compensation of our Chief Executive Officer for fiscal 2023, as reported in the Summary Compensation Table of this proxy statement, to the annual total compensation of our median employee (excluding the Chief Executive Officer). In addition, we are providing a supplemental pay ratio that excludes part-time, temporary and seasonal employees, which we believe provides a more representative comparison of the Chief Executive Officer’s annual total compensation to the median employee’s annual total compensation.
Pay Ratio Methodology
In determining the median employee, we included all U.S. employees who were employed by the Company on February 3, 2024, the date we selected to identify our employees for purposes of the pay ratio calculation. We excluded all 4,423 associates who are employed in Canada and other jurisdictions outside of the United States, as they represent less than five percent (5%) of our total workforce. We then compiled compensation information for the period beginning on January 29, 2023 through February 3, 2024. Out of a total population of 207,431 employees, 138,262 were part-time employees and 4,021 were either temporary or seasonal workers.
The SEC’s rules for identifying the median employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions and to make reasonable estimates and assumptions that reflect their employee populations and compensation practices. Therefore, we chose to use regular salary and wages, as reflected in our payroll records, as our consistently applied compensation measure. We excluded bonuses and equity from our calculation, as these compensation components are not widely distributed among our workforce.
We annualized the compensation for all permanent employees who worked for the Company less than the full year (such as new hires during the year and employees on an unpaid leave of absence during the measurement period). We did not annualize the compensation for temporary or seasonal positions and we did not make full-time equivalent adjustments for employees. With respect to part-time workers who worked less than the measurement period, we calculated wages using the hourly rate for each associate and a reasonable estimate of the average number of hours worked by our part-time workforce. We did not make any cost-of-living adjustments in identifying the median employee.
Based on our methodology, we determined that our median employee in fiscal 2023 was a part-time hourly store associate located in the United States.
Required Pay Ratio
The Chief Executive Officer’s total annual compensation for fiscal 2023, as reported in the Summary Compensation Table on page 51 of this proxy statement, was $3,360,766 and the median employee’s total annual compensation for fiscal 2023 was $15,955, resulting in an estimated pay ratio of 211:1.
The pay ratio reported by other companies may not be comparable because companies have different employee populations and compensation practices and may utilize different methodologies, exclusions, estimates and assumptions in calculating their own ratios. We consider both the required and supplemental pay ratios to be reasonable estimates based on the methodology we used to determine our median employee.
Supplemental Pay Ratio
In addition to the pay ratio required by the SEC’s rules, we are also providing a supplemental pay ratio that excludes all part-time, temporary and seasonal employees of the Company from the determination of our median employee and the calculation of the annual total compensation of our median employee. Our large population of 142,283 part-time, temporary and seasonal workers out of a total population of 207,431 employees of the Company has the effect of lowering the annual total compensation for our median employee. We believe that a pay ratio that uses only full-time employees as of February 3, 2024 (excluding the Chief Executive Officer) for purposes of determining our median employee provides a more representative comparison of the Chief Executive Officer’s annual total compensation to the median employee’s annual total compensation.
We identified the median employee for purposes of the supplemental pay ratio using the same methodology as the required pay ratio. Applying this methodology to our full-time employees at February 3, 2024, we determined that our median employee in fiscal 2023 was a full-time Assistant Store Manager located in the United States with total annual compensation in the amount of $36,703. As a result, the ratio of the total annual compensation of the Chief Executive Officer, in the amount of $3,360,766 for fiscal 2023, to the median full-time employee’s total annual compensation for fiscal 2023, was estimated to be 92:1.
We are committed to good corporate governance practices, and we believe our compensation program and philosophy are designed to attract and retain good talent, motivate our associates and recognize individual achievements.

PAY VERSUS PERFORMANCE
The following information is presented to disclose the relationship between executive “compensation actually paid,” as calculated under applicable SEC rules, and the Company’s financial performance.
Pay versus Performance Table
The following table provides information on the total compensation and compensation actually paid to our principal executive officer and to our other named executive officers, along with the total shareholder return of the Company and our executive compensation peer group, our net income and our adjusted operating income for the fiscal years 2023, 2022, 2021 and 2020. The Company-selected measure for evaluating pay versus performance is adjusted operating income. The Company-selected peer group is the Company’s compensation benchmarking peer group for 2023. The compensation actually paid to our named executive officers has been calculated in a manner consistent with Item 402(v) of Regulation S-K.
Year	Summary Compensation Table Total for Principal Executive Officer(1) (Dreiling & Witynski)	Summary Compensation Table Total for Principal Executive Officer(2) (Philbin)	Compensation Actually Paid to Principal Executive Officer(1) (Dreiling & Witynski)	Compensation Actually Paid to Principal Executive Officer(2) (Philbin)	Average Summary Compensation Table Total for Non-Principal Executive Officer NEOs(3)	Average Compensation Actually Paid to Non- Principal Officer NEOs(3)(4)(6)
2023	$3,360,766	$—	$(12,587,550)	$—	$4,054,064	$2,938,499
2022	13,975,672	—	20,670,372	—	22,391,696(5)	22,135,106(5)
2021	10,249,968	—	15,287,848	—	4,467,484	6,925,640
2020	10,767,887	9,474,478	8,033,239	10,483,365	4,826,593	5,421,605
Year	Value of Initial Fixed $100 Investment Based on:		Company Net Income (dollars in millions)	Company Adjusted Operating Income(9) (dollars in millions)
	Company Total Shareholder Return(7)	Peer Group Total Shareholder Return(7)(8)
2023	$159.31	$156.96	$(998.4)	$1,784.8
2022	172.70	154.16	1,615.4	2,311.5
2021	147.57	156.09	1,327.9	1,852.6
2020	116.76	127.02	1,341.9	2,186.8

(1)
Richard Dreiling became our principal executive officer at the beginning of fiscal year 2023. Michael Witynski was our principal executive officer from July 20, 2020 through the end of fiscal 2022.

(2)
Gary Philbin was our principal executive officer prior to the beginning of fiscal year 2020 until July 20, 2020.

(3)
The following table sets forth the adjustments made during each year represented in the table above to arrive at compensation actually paid to our principal executive officer during each of the years in question:

Adjustments to determine compensation actually paid for principal executive officer	2023
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	—
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	—
Deduction for fair value of awards granted in a prior year that were forfeited during year	—
Increase for fair value of awards granted during year that remained unvested at year-end	—
Increase for fair value of awards granted during year that vested during year	—
Change in fair value from prior year-end to year-end of awards granted in a prior year that were outstanding and unvested at year-end	(12,758,656)
Change in fair value from prior year-end to vesting date of awards granted in a prior year that vested during year	(3,189,660)
Increase based upon incremental fair value of awards modified during year	—
Increase based on dividends or other earnings paid during year prior to vesting	—

(4)
During 2023, our remaining named executive officers consisted of Michael Creedon, Jr., Jeffrey Davis, Lawrence Gatta, Jr., and Richard McNeely. During 2022, our remaining named executive officers consisted of Jeffrey Davis, Kevin Wampler, Richard Dreiling, Lawrence Gatta, Jr., Alasdair James, Thomas O’Boyle, Jr. and Richard McNeely. During 2021, our remaining named executive officers consisted of Kevin Wampler, Bob Sasser, Alasdair James and Richard McNeely. During 2020, our remaining named executive officers consisted of Kevin Wampler, Bob Sasser, Richard McNeely and Thomas O’Boyle, Jr.

(5)
Mr. Dreiling was a NEO for fiscal year 2022 but was not appointed as principal executive officer until the beginning of fiscal year 2023. As a result, Mr. Dreiling’s compensation for 2022 has been included in the amounts for non-principal executive officer NEOs for 2022, including the value of a one-time award of options to Mr. Dreiling to purchase 2,252,587 shares of Company common stock with an exercise price per share of $157.17 as an employment inducement in connection with his appointment as Executive Chairman in March 2022.

(6)
The following table sets forth the adjustments made during each year represented in the table above to arrive at average compensation actually paid to our remaining named executive officers during each of the years in question:

Adjustments to determine compensation actually paid for remaining named executive officers	2023
Deduction for amounts reported under the “Stock Awards” column in the Summary Compensation Table	(1,849,821)
Deduction for amounts reported under the “Option Awards” column in the Summary Compensation Table	(462,477)
Deduction for fair value of awards granted in a prior year that were forfeited during year	—
Increase for fair value of awards granted during year that remained unvested at year-end	1,444,647	—
Change in fair value from prior year-end to year-end of awards granted in a prior year that were outstanding and unvested at year-end	(95,344)
Change in fair value from prior year-end to vesting date of awards granted in a prior year that vested during year	(152,570)
Increase based upon incremental fair value of awards modified during year	—
Increase based on dividends or other earnings paid during year prior to vesting	—

(7)
These columns represent cumulative shareholder return on our common stock and on the Company’s benchmarking peer group for 2023, assuming a fixed investment of $100 on January 31, 2020, in our common stock. The stock price performance shown in the table is not necessarily indicative of future price performance.

(8)
The Company’s benchmarking peer group in 2023 included the following sixteen companies (the “2023 Peer Group”): Albertsons Companies, Inc., Autozone, Inc., BJ’s Wholesale Club Holdings, Inc., Burlington Stores, Inc., Dollar General Corporation, Lowe’s Companies, Inc., Macy’s, Inc., Nordstrom, Inc., Rite Aid Corporation, Ross Stores, Inc., Target Corporation, The Gap, Inc., The Kroger Co., The TJX Companies, Inc., Tractor Supply Company and Walgreens Boots Alliance. The Company’s benchmarking peer group in 2021 and 2022 included the following eighteen companies (the “2021/2022 Peer Group”): Bed Bath & Beyond, Inc., Best Buy Co., Inc., BJ’s Wholesale Club Holdings, Inc., Dollar General Corporation, Gap, Inc., Genuine Parts Company, Home Depot, Inc., Kohls Corporation, Lowe’s Companies, Inc., Macy’s Inc., McDonalds Corporation, Nordstrom, Inc., Rite Aid Corporation, Ross Stores, Inc., Starbucks Corporation, Target Corporation, TJX Companies, Inc. and Tractor Supply Company. The Company established the 2023 Peer Group in September 2022 following a review and evaluation, with the assistance of Meridian, of the peer group used for executive compensation, as discussed in “Compensation Discussion and Analysis—Compensation Governance—Use of Peer Group on page 48. Had the Company maintained the 2021/2022 Peer Group in fiscal year 2023 then the cumulative total shareholder return for the 2021/2022 Peer Group, assuming a fixed investment of $100 on January 31, 2020, would have been $120.83, $150.43 , $148.04 and $156.81 in 2020, 2021, 2022 and 2023, respectively.
(9)
Adjusted Operating Income for purposes of our executive compensation program is a non-GAAP measure that adjusts GAAP operating income to exclude the impact of various items to the extent that the amounts related to those items differ from the budget approved by the Board of Directors for the applicable year. The definition of adjusted operating income used by the Committee is provided on page 40.

Relationship Between Pay and Performance
Our short- and long-term incentive program has resulted in a positive alignment between the Company’s cumulative total shareholder return and the compensation actually paid to our chief executive officer and the average of our other remaining named executive officers as a group. As indicated in the table above, the Company’s TSR increased in fiscal 2020, 2021 and 2022 along with the TSR of the Company’s executive compensation peer group. During this period the compensation actually paid to our named executive officers also increased. When the Company’s TSR decreased in 2023 the compensation of our named executive officers decreased as well. The compensation actually paid to our principal executive officer, Mr. Dreiling, in 2023 declined significantly because a substantial portion of the value of his compensation is comprised of stock options awarded to Mr. Dreiling in 2022.

In 2023, the Company’s net income, the adjusted operating income and the compensation actually paid to our named executive officers all decreased compared to 2020, 2021 and 2022. Net income was not a performance metric that we used in our incentive program in the 2020-2023 period, and therefore net income did not directly affect the amount of compensation actually paid to our executives. Although adjusted operating income was used as the performance metric for our annual cash incentive program and played a role in the level of overall executive compensation for those years, we used adjusted total revenue as an additional metric for our annual cash incentive in 2023. We also used additional performance metrics for our long-term incentive awards, including adjusted EBITDA for the One-Year PSU awards made in 2020, 2021 and 2022 and the Three-Year PSU awards in 2020 and total sales for the Three-Year PSU awards made in 2021 and 2022. The Three-Year PSUs awarded in 2023 were made based on adjusted earnings per share and adjusted total revenue goals for the performance period of 2023 to 2025, subject to a modifier of ±25% based on the Company’s TSR performance relative to its executive compensation peer group. Each of these performance metrics contributed to the compensation of our named executive officers for the applicable fiscal year.
Tabular List of Performance Measures
The following table lists the financial performance measures which in our assessment represent the most important financial performance metrics used by the Company to link compensation actually paid to our named executive officers to Company performance for the most recently completed fiscal year.
Important Financial Performance Metrics
Adjusted Total Revenue
Adjusted Operating Income
Adjusted Earnings Per Share

INFORMATION ABOUT OUR EXECUTIVE OFFICERS
Set forth below is a list of the Company’s executive officers, including each officer’s name, age and past five years of employment history. Each executive officer is appointed by the Board of Directors and serves at the discretion of the Board.
Name	Age	Title and Employment History
RICHARD W. DREILING	70	Chairman and Chief Executive Officer since February 2023 and Executive Chairman from March 2022 to February 2023. Prior to Dollar Tree, Mr. Dreiling served as Chairman of the Board of Directors of Dollar General Corporation from 2015 to 2016 and Chairman and Chief Executive Officer of Dollar General Corporation from 2008 to 2015.
ROBERT AFLATOONI	54	Chief Information Officer since July 2022. From August 2018 to July 2022, Mr. Aflatooni served as Executive Vice President, Chief Information Officer of The Howard Hughes Corporation where he was responsible for leading all information technology strategies and operations across the company’s portfolio. From March 2011 to April 2018, Mr. Aflatooni served as Vice President of IT Operations, Architecture and Merchandising at Dollar General.
MICHAEL CREEDON, JR.	48	Chief Operating Officer since October 2022. Prior to joining the Company, Mr. Creedon held several executive leadership roles with Advance Auto Parts, Inc., including Executive Vice President of U.S. Stores (March 2021 to October 2022), President, U.S. Stores (March 2020 to March 2021), and President, North Division (February 2017 to March 2020).
JEFFREY DAVIS	61	Chief Financial Officer since October 2022. From October 2018 to October 2022, Mr. Davis was Chief Financial Officer of Qurate Retail Group, Inc., a leading retailer and media conglomerate. Prior to that, he served as Executive Vice President and Chief Financial Officer of J.C. Penney Company, Inc. from 2017 to 2018.
LAWRENCE GATTA, JR.	64	Chief Merchandising Officer—Family Dollar since May 2022. Prior to joining the Company, Mr. Gatta worked as Senior Vice President, General Merchandise Manager of Dollar General Corporation from 2009 to 2020.
JENNIFER HULETT	44	Chief People and Communications Officer since January 2022. From May 2020 to January 2022, Ms. Hulett served as Executive Vice President & Chief Human Resources Officer of Core-Mark International. Prior to that she served as Vice President of Ericsson North America and Chair of the Benefits and Pension Advisory Committee from 2015 to May 2020.
MICHAEL KINDY	58	Chief Supply Chain Officer since May 2023. Prior to joining the Company, Mr. Kindy served as Executive Vice President of Global Supply Chain of Dollar General Corporation from 2018 to April 2021 and Senior Vice President of Dollar General Corporation from 2016 to 2018.
JONATHAN LEIKEN	52	Chief Legal Officer and Corporate Secretary since August 2023. Prior to joining the Company, Mr. Leiken served as the Executive Vice President, Chief Legal Officer and Secretary of Diebold Nixdorf, Inc. from 2014 to August 2023. Diebold Nixdorf and certain of its affiliated Dutch entities filed for voluntary bankruptcy and restructuring under US and Dutch law in June 2023 and emerged therefrom in August 2023.
RICHARD McNEELY	65	Chief Merchandising Officer for Dollar Tree stores since May 2017. Mr. McNeely also served as Enterprise Chief Merchandising Officer from December 2019 to April 2022.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Review of Transactions with Related Parties
Under our Code of Business Conduct, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Audit Committee annually reviews related party transactions involving directors and executive officers, matters relating to possible conflicts of interest and other issues related to ethical business practices. The Company adheres to the foregoing policy for potential related party transactions, but such policy is not in written form. Approval of any related party transactions is evidenced by Audit Committee resolutions in accordance with our practice of approving transactions in this manner.
Related Party Transactions
Since January 29, 2023, the beginning of our last fiscal year, there have been no transactions, or any currently proposed transaction, between the Company and its officers, directors or other related persons that require disclosure under Item 404(a) of Regulation S-K, as adopted by the SEC.

OWNERSHIP OF COMMON STOCK
The table below shows the number of shares of our common stock beneficially owned on April 1, 2024 by each of the directors and nominees for director; each of the named executive officers; all directors and executive officers as a group; and each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.
The address of each director and executive officer of Dollar Tree is c/o Dollar Tree, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320. Percentage computations are based on 218,137,979 shares of our stock outstanding as of April 1, 2024.
Beneficial Ownership(1)
Directors and Named Executive Officers	Shares	Percent
Richard W. Dreiling	908,152(2)	*
Cheryl W. Grisé	6,278(3)	*
Daniel J. Heinrich	9,552(4)	*
Paul C. Hilal	13,641,004(5)	6.3%
Edward J. Kelly, III	4,938(6)	*
Mary A. Laschinger	21,258(7)	*
Jeffrey G. Naylor	25,091(8)	*
Winnie Y. Park	4,432(9)	*
Diane E. Randolph	1,239(10)	*
Bertram L. Scott	2,258(11)	*
Stephanie P. Stahl	12,858(12)	*
Michael Creedon, Jr.	5,988(13)	*
Jeffrey Davis	11,831(14)	*
Lawrence Gatta, Jr.	5,193(15)	*
Richard McNeely	48,837(16)	*
All current directors and executive officers as a group (19 persons)	14,715,064	6.8%
	Beneficial Ownership(1)
Other 5% Shareholders	Shares	Percent
The Vanguard Group, Inc. 100 Vanguard Blvd. Malvern, Pennsylvania 19355	23,798,675(17)	10.9%
Capital World Investors 333 South Hope Street, 55th Floor Los Angeles, California 90071	17,609,991(18)	8.1%
BlackRock, Inc. 50 Hudson Yards New York, New York 10001	15,420,175(19)	7.1%
Mantle Ridge LP 712 Fifth Ave., Suite 17F New York, New York 10019	13,640,904(20)	6.3%

*
less than 1%

(1)
As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person. Deferred shares acquired by our directors through a deferred compensation plan are assumed to be issuable in a lump sum within 60 days if the director were to terminate service within such time.
(2)
Mr. Dreiling received a stock option grant on March 19, 2022 for 2,252,587 shares of the Company’s stock subject to vesting in five equal installments on the anniversary of the grant date provided that certain employment conditions are met. The amount stated in the table includes 7,118 shares of common stock held in Mr. Dreiling’s revocable trust and 901,034 shares underlying the vested portion of the stock option award and excludes 1,351,553 shares underlying the unvested portion of such award.

(3)
Includes 5,278 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(4)
Includes 3,327 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days. The amount stated in the table includes 6,225 shares of common stock held in Mr. Heinrich’s revocable trust.

(5)
Mr. Hilal is the Chief Executive Officer of Mantle Ridge LP and may be deemed to have investment control over the shares described in footnote 20 below, as well as 100 additional shares of common stock of the Company purchased for his own account.

(6)
Includes 4,916 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(7)
Includes 2,258 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(8)
Includes 2,803 shares issuable upon the exercise of stock options and 5,476 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(9)
Includes 539 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(10)
Includes 1,239 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(11)
Includes 2,258 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if he were to conclude his Board service within 60 days.

(12)
Includes 9,954 deferred shares acquired through a deferred compensation plan which are assumed to be issuable if she were to conclude her Board service within 60 days.

(13)
Includes 2,921 shares issuable upon the exercise of stock options.

(14)
Includes 2,528 shares issuable upon the exercise of stock options.

(15)
Includes 2,472 shares issuable upon the exercise of stock options.

(16)
Includes 2,472 shares issuable upon the exercise of stock options and 2,606 shares underlying unvested PSUs awarded in fiscal year 2022.

(17)
Includes shares held or controlled by The Vanguard Group. Based on a Schedule 13G/A filed on February 13, 2024 by The Vanguard Group for the period ended December 29, 2023, The Vanguard Group reported sole voting power with respect to 0 shares, shared voting power with respect to 261,222 shares, sole dispositive power with respect to 22,915,206 and shared dispositive power with respect to 883,469 shares.

(18)
Includes shares held or controlled by Capital World Investors, a division of Capital Research and Management Company, and its investment management subsidiaries and affiliates, including Capital Bank and Trust Company, Capital International, Inc., Capital International Limited, Capital International Sarl, Capital International K.K., Capital Group Private Client Services, Inc. and Capital Group Investment Management Private Limited. Based on a Schedule 13G/A filed on February 7, 2024 by Capital World Investors for the period ended December 29, 2023. Capital World Investors reported sole voting power with respect to 17,609,991 shares and sole dispositive power with respect to 17,609,991 shares.

(19)
Includes shares held or controlled by BlackRock, Inc. and its subsidiaries, including Aperio Group, LLC, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock (Singapore) Limited, BlackRock Advisors (UK) Limited, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, BlackRock Asset Management Deutschland AG, BlackRock Asset Management Ireland Limited, BlackRock Asset Management North Asia Limited, BlackRock Asset Management Schweiz AG, BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Fund Managers Ltd., BlackRock Institutional Trust Company, National Association, BlackRock Investment Management (Australia) Limited, BlackRock Investment Management (UK) Limited, BlackRock Investment Management, LLC, BlackRock Japan Co., Ltd., BlackRock Life Limited and BlackRock Mexico Operadora, S.A. de C.V., Sociedad Operador. Based on a Schedule 13G/A filed on February 7, 2024 by BlackRock, Inc. for the period ended December 31, 2023. BlackRock reported sole voting power with respect to 13,971,890 shares and sole dispositive power with respect to 15,420,175 shares.

(20)
Includes shares held or controlled by Mantle Ridge LP and its affiliates MR Cobalt Advisor LLC and Paul C. Hilal. Based on a Schedule 13D/A filed on December 21, 2023 by Mantle Ridge LP, Mantle Ridge LP reported shared voting power and shared dispositive power with respect to 13,640,904 shares.

Delinquent Section 16(a) Reports
Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our stock to file reports of ownership and changes in ownership of our stock with the Securities and Exchange Commission and to provide us with copies of these reports. SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports and written representations furnished to us, we believe that all of these reporting persons complied with their filing requirements in 2023 and to date in 2024, except for Jeffrey Davis, Michael Creedon, Jr., Larry Gatta and Jeffrey Naylor who each had one Form 4 transaction that was inadvertently filed late.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING
Dollar Tree’s Board of Directors is soliciting your proxy to vote your shares at the 2024 annual meeting of shareholders.
The principal executive offices of Dollar Tree are located at, and our mailing address is, 500 Volvo Parkway, Chesapeake, Virginia, 23320; telephone: (757) 321-5000.
When is the annual meeting?
The annual meeting of shareholders will be held on Thursday, June 20, 2024 at 9:00 a.m. Eastern Time.
How can a shareholder participate in the annual meeting?
We have adopted a virtual format for our annual shareholder meeting again this year. This means that there will be no physical location for the annual meeting and the meeting will be accessible to shareholders only through the Internet. You may participate in the meeting by logging in at www.virtualshareholdermeeting.com/DLTR2024 and entering the control number found on your proxy card, voting instruction form or notice.
All shareholders will be afforded the same rights and opportunities to participate as they would at an in-person meeting. During the annual meeting, shareholders will be able to listen, vote and submit questions from a remote location using an internet-connected device.
A shareholder of record participating in the annual meeting through the meeting web portal will be able to vote during the meeting. If you have voted your shares prior to the start of the annual meeting, your vote has been received by the Company’s inspector of elections and there is no need to vote those shares during the annual meeting, unless you wish to revoke or change your vote. If a shareholder has a question about one of the matters on the agenda to be voted on by the shareholders at the annual meeting, such question may be submitted in advance of the meeting at www.proxyvote.com after logging in with your control number. Questions may also be submitted during the annual meeting through www.virtualshareholdermeeting.com/DLTR2024 at the time the matters are before the annual meeting for consideration.
We encourage you to access the annual meeting before it begins. Online check-in will start shortly before the meeting on June 20, 2024. If you have difficulty accessing the meeting, please call the toll-free number provided on the meeting website at www.virtualshareholdermeeting.com/DLTR2024 for technical assistance.
How are proxy materials being provided to shareholders?
We are providing access to our proxy materials primarily over the Internet rather than mailing paper copies of those materials to each shareholder. A Notice of Internet Availability of Proxy Materials is being mailed on or about May 7, 2024, to all shareholders entitled to vote at the annual meeting. The Notice tells you how to:
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View our proxy materials for the annual meeting, including this proxy statement and the Dollar Tree 2023 Annual Report, on the Internet and vote; and

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Instruct us to send proxy materials to you by mail or email.

Who is entitled to vote at the annual meeting?
You are entitled to vote if you were a shareholder of record of our common stock as of the close of business on April 12, 2024. Holders of record have one vote for each share held at the close of business on the record date. At that time, there were 218,219,749 shares of Dollar Tree, Inc. common stock outstanding.

What is the difference between a shareholder of record and a beneficial owner of shares held in “street name?”
If your shares are registered directly in your name with the Company’s transfer agent, Computershare, you are a shareholder of record. If your shares are held in an account at a brokerage firm, bank or similar institution, then you are the beneficial owner of shares held in “street name.” The institution holding your account is considered the shareholder of record for purposes of voting at the annual meeting. As the beneficial owner, you have the right to instruct the institution on how to vote the shares held in your account.
How can I cast my vote?
As described below, there are several methods shareholders may use to cast their votes, including voting by mail using a proxy card or voting instruction form. Due to potential delays or disruptions in United States postal service deliveries that may occur prior to the annual meeting, we encourage shareholders to cast their votes for the annual meeting either by Internet or by telephone rather than by mail.
Shareholder of Record
If you are a shareholder of record, you may vote by mail (if you request a paper copy of our proxy materials) or over the telephone or the Internet.
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To vote during the annual meeting, you must follow the instructions available on the meeting website at www.virtualshareholdermeeting.com/DLTR2024.

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To vote by mail using the proxy card (if you request a paper copy), simply complete, sign, date and return the proxy card promptly in the postage-paid envelope provided.

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To vote by Internet, go to www.proxyvote.com and follow the steps outlined on the secured website.

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To vote by telephone, dial toll free, 1-800-690-6903 within the US, US territories and Canada any time on a touch tone telephone. Follow the instructions provided by the recorded message.

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If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Internet www.proxyvote.com Vote 24/7	Telephone 1-800-690-6903	Mail Cast your ballot, date and sign your proxy card and send by pre-paid mail
Visit www.proxyvote.com	Call 1-800-690-6903	Return your dated and signed proxy card in the postage-paid envelope provided.
You will need the 16-digit identification number included in your proxy card or notice.	You will need the 16-digit identification number included in your proxy card or notice.
Beneficial Owner
If your shares are held in a stock brokerage account or by a trustee, bank or other similar institution, follow the voting instructions on the voting instruction form that you receive from them.
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To vote by mail, simply complete, sign, date and promptly return the voting instruction form in the envelope provided by your bank, broker or other nominee.

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To vote by Internet or by telephone, please follow the instructions on the voting instruction form that you received.

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If you vote your shares more than one time by any method, your shares will be voted in accordance with the vote that is received on the latest date.

Shareholders who are beneficial owners of shares held in a stock brokerage account or by a bank or other nominee are not able to vote at the annual meeting unless they request and receive a legal proxy from the recordholder of the shares and follow the instructions for voting on the annual meeting website at www.virtualshareholdermeeting.com/DLTR2024.
What are the Board’s voting recommendations?
PLEASE VOTE		BOARD RECOMMENDATION
1	The Company’s eleven director nominees for the Board of Directors	FOR all nominees
2	Approval, on an advisory basis, of the compensation of our named executive officers	FOR
3	Ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year 2024	FOR
4	Regarding an independent board chairman	AGAINST
How will my shares be voted if I submit a proxy or voting instruction card but do not specify how I want to vote?
If you are a recordholder of shares and submit a validly executed proxy card but do not specify how you want your shares to be voted with respect to one or more proposals, then your shares will be voted in accordance with the Board’s recommendations as described above.
If you are a beneficial owner of shares and submit a voting instruction form provided by your broker, trustee, bank or similar institution without specifying how you want your shares to be voted with respect to one or more proposals, the intermediary may only exercise its discretion to vote your shares on discretionary proposals but cannot vote your shares on non-discretionary proposals. All items of business before the 2024 annual meeting other than Item 3 (ratification of the selection of KPMG LLP as our independent registered public accounting firm for the fiscal year 2024) are non-discretionary proposals. Therefore, we strongly urge you to vote your shares on each proposal.
Should any of our Board’s nominees be unable or unwilling to stand for election at the time of the annual meeting, the proxies named on the proxy card may vote for a replacement nominee recommended by the Board of Directors, or the Board may reduce the number of directors to be elected at the annual meeting. At this time, the Board knows of no reason why any of the Board’s nominees would not be able to serve as a director if elected.
As of the date of this proxy statement, the Board of Directors knows of no business other than that set forth above to be transacted at the annual meeting, but if other matters requiring a vote do arise, it is the intention of the proxies named on the proxy card to vote in accordance with their best judgment on such matters.
Can I change my proxy or voting instructions before the meeting?
You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to the Corporate Secretary of Dollar Tree, Inc. at the address on page 76 prior to the annual meeting or voting during the annual meeting through the meeting website. If your shares are held in “street name,” please follow the directions given by the institution that holds your shares to change or revoke your voting instructions.
What constitutes a quorum?
A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the annual meeting are present through the annual meeting website or by proxy.
Who will count the votes?
A representative of Broadridge Financial Services, will act as the Inspector of Election, determine the presence of a quorum and tabulate the votes cast by proxy or electronically during the meeting.
What is the effect of abstentions and broker non-votes?
The inspector will treat valid proxies marked “abstain” and proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A broker “non-vote” occurs when you fail to provide your broker, trustee, bank or similar institution with voting instructions on a particular proposal and the broker does not have discretionary authority to vote your shares on that particular proposal because the proposal is not a “routine” matter under the applicable rules. Abstentions and broker “non-votes” with respect to the matters to be voted on at the 2024 annual meeting will have no effect on the outcome of the vote on such matters.
How can I obtain an additional proxy card or voting instruction card?
If you are a recordholder of shares, you may send an email to the Corporate Secretary Office at CorpSecy@DollarTree.com for assistance. If you are a beneficial owner of shares, please contact your account representative at the broker, trustee, bank or similar institution through which you hold your shares.
Where and when will I be able to find the voting results?
You can find the official voting results on our Form 8-K filed with the SEC within four business days after the annual meeting.
Who pays for the costs of the proxy solicitations?
The cost of soliciting proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our Company or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, electronic means or messenger. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of shares in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc. In addition, we have engaged DF King & Co., Inc., who may assist the Company with the solicitation of proxies for the annual meeting, for a fee not to exceed $30,000, plus reimbursement for out-of-pocket expenses.

YOUR VOTE IS EXTREMELY IMPORTANT. Even if you plan to attend the annual meeting, please vote your shares by completing, signing and dating the proxy card or voting instruction form and returning it in the postage-prepaid envelope or vote by telephone or the Internet by following the instructions provided on the proxy card or voting instruction form. For additional information, see “How can I cast my vote?” above.

PROPOSAL NO. 1 ELECTION OF DIRECTORS
Directors and Nominees
The Board has nominated Richard W. Dreiling, Cheryl W. Grisé, Daniel J. Heinrich, Paul C. Hilal, Edward J. Kelly, III, Mary A. Laschinger, Jeffrey G. Naylor, Winnie Y. Park, Diane E. Randolph, Bertram L. Scott and Stephanie P. Stahl for election as directors at the annual meeting to serve for a one-year term. All nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election, the persons named in our proxy will vote for any substitute nominee proposed by the Board of Directors, subject to the terms of the Stewardship Framework Agreement.
Pursuant to the Stewardship Framework Agreement, if Mr. Hilal or a New Director (as defined therein) cannot serve or ceases to serve on the Board during the term of the Stewardship Framework Agreement or prior to the annual meeting, respectively, Mantle Ridge will have the right to designate a replacement, subject to certain conditions set forth in the Stewardship Framework Agreement. There are also replacement provisions in the Stewardship Framework Agreement in the event that a Continuing Director (as defined therein) ceases to serve or stand for election at the annual meeting.
Pursuant to the Company’s bylaws, a director nominee will be elected by a majority of votes cast in uncontested director elections. In contested elections, the plurality voting standard will apply.
In addition, our Corporate Governance Guidelines requiring each director nominee to submit a resignation letter contingent in part on his or her failure to receive a majority of the votes cast.
Vote Required
Our directors are elected by a “majority” vote in uncontested elections such as this election. Each director nominee shall be elected by a vote of the majority of the votes cast with respect to the director nominee. A majority of votes cast means that the number of shares cast “FOR” a director’s election must exceed the number of votes cast “AGAINST” such director’s election. Abstentions and broker non-votes will have no effect on the outcome of the election.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE COMPANY’S NOTMINEES FOR DIRECTOR.

PROPOSAL NO. 2 ADVISORY VOTE ON COMPENSATION OF NAMED EXECUTIVE OFFICERS
As described in the Compensation Discussion and Analysis, the Company is committed to a pay-for-performance policy. To that end, our executive compensation program is designed to: (1) align executive pay with shareholders’ interests; (2) recognize individual initiative and achievements; (3) attract, motivate and retain highly qualified executives; and (4) unite the executive management team to a common objective. We expect a significant portion of an executive’s total compensation to be at risk, tied to both our annual and long-term performance.
Please read our Compensation Discussion and Analysis beginning on page 26 and the tables and narrative that follow for additional details about our executive compensation program.
This proposal, commonly known as a “Say on Pay” proposal, gives our shareholders the opportunity to express their views on the compensation paid to our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the philosophy, policies and practices as disclosed in this proxy statement. Accordingly, the Company is asking its shareholders to vote “FOR” the following resolution at the annual meeting:
“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of our named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and related narrative discussion set forth in this proxy statement.”
Vote Required
Approval of the advisory vote on our executive compensation program requires the affirmative vote of a majority of the votes cast by shareholders who are present, either in person or by proxy, and entitled to vote at the annual meeting. Abstentions and broker non-votes will have no effect on the vote. The vote is advisory and will not be binding upon our Board of Directors. However, the Board of Directors and the Compensation Committee value the opinions that our shareholders express in their votes and to the extent there is any significant vote against the proposal, we will consider the shareholders’ concerns in making future executive compensation decisions.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY APPROVAL OF OUR EXECUTIVE COMPENSATION PROGRAM.

PROPOSAL NO. 3 RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS
Our Audit Committee, which consists entirely of independent directors, has selected KPMG LLP (“KPMG”) to serve as our independent registered public accounting firm for fiscal year 2024. KPMG has served as our independent registered public accounting firm since 1987. You are being asked to ratify the appointment by our Audit Committee of KPMG as our independent registered public accounting firm for fiscal year 2024.
As a matter of good governance, the Board is submitting the selection of KPMG to its shareholders for ratification. If our shareholders do not ratify the selection of KPMG, the Audit Committee will reconsider whether or not to retain KPMG in the future. However, the Audit Committee is not bound by a vote either for or against the firm. A representative of KPMG will be present at the 2024 annual meeting of shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.
Independent Registered Public Accounting Firm Fees
The table below shows the aggregate fees billed by KPMG for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended February 3, 2024 and January 28, 2023; the audit of our internal control over financial reporting as of February 3, 2024 and January 28, 2023; and the review of our unaudited quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2023 and 2022, as well as fees paid to KPMG for audit-related work and other services:
	Fiscal 2023	Fiscal 2022
Audit fees	$4,293,266	$3,845,243
Audit-related fees(a)	35,000	33,500
Tax fees	—	—
All other fees(b)	7,500	7,500
Total fees	4,335,766	3,886,243

(a)
Audit-related fees consist of fees for services related to the audit of financial statements of our employee benefit plan.

(b)
All other fees for fiscal 2023 relate to fees paid for access to KPMG’s online learning portal.

We did not engage our principal accountants to provide any professional services in connection with operating our information systems or designing or implementing hardware or software that aggregates source data underlying the financial statements or generates information.
All audit work performed by KPMG is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by KPMG in advance of the commencement of such work. Our Audit Committee has delegated to the Chair of the Committee the right to approve such non-audit related assignments between meetings of the Committee, and the Chair then reports on all such approvals at the next meeting of the Committee, which considers ratification of such approvals by the Committee Chair. In fiscal 2023, all services provided by KPMG were approved by our Audit Committee in advance of the performance of work by KPMG.
The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.
Report of the Audit Committee
The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Dollar Tree, Inc. under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended.
The purpose of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The Audit Committee operates under a written charter which can be found under the Investors tab on the Company’s website at corporate.dollartree.com. The Company’s management has primary responsibility for establishing and maintaining effective internal control over financial reporting and preparing the Company’s financial statements and disclosures. KPMG LLP, the Company’s independent registered public accounting firm for fiscal 2023, was responsible for performing an independent audit of the Company’s consolidated financial statements and for expressing opinions on the conformity of our consolidated financial statements with accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting.
The Audit Committee is also responsible for appointment, compensation, retention and oversight of the work of the independent auditor, including pre-approving any audit and non-audit service provided to the Company by the independent auditor, periodically reviewing and evaluating the performance of the lead audit partner, as well as reviewing and considering the selection of the lead audit partner. The Audit Committee also periodically considers whether there should be a rotation of the company’s independent registered public accounting firm. In addition to KPMG LLP’s independence from the Company and management, the Audit Committee also considers several other factors in deciding whether to re-engage KPMG LLP, including: the quality of KPMG LLP’s staff, work and quality control; KPMG LLP’s policies related to independence; the results of the inspection of KPMG LLP by the Public Company Accounting Oversight Board (PCAOB); and KPMG LLP’s capability and expertise to perform an audit of the Company’s financial statements and internal control over financial reporting.
In fulfilling its oversight responsibilities, the Audit Committee has reviewed and discussed with management and KPMG LLP the Company’s audited financial statements for the fiscal year ended February 3, 2024. The Audit Committee also discussed with KPMG LLP the matters that are required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. The Audit Committee also received the written disclosures and the letter from KPMG LLP required by applicable requirements of the PCAOB regarding KPMG LLP’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed with KPMG LLP that firm’s independence. The Audit Committee has concluded that KPMG LLP’s provision of audit and non-audit services to the Company and its affiliates is compatible with KPMG LLP’s independence. Finally, the Audit Committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP’s audit of such financial statements.
Based on these reviews and discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 3, 2024 for filing with the Securities and Exchange Commission. The Audit Committee also has engaged KPMG LLP as our independent registered public accounting firm for the fiscal year ending February 2, 2025 and is seeking ratification of such selection by the shareholders.

SUBMITTED BY THE AUDIT COMMITTEE
Daniel Heinrich	Edward J. Kelly, III	Jeffrey G. Naylor	Diane E. Randolph	Bertram L. Scott
Vote Required
Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for 2024 requires the affirmative vote of a majority of the votes cast by shareholders who are present, either in person or by proxy, and entitled to vote at the annual meeting. Abstentions and broker non-votes will have no effect on the vote. Should such shareholder vote not be obtained, the appointment will not be ratified.
THE BOARD RECOMMENDS THAT YOU VOTE “FOR” RATIFICATION OF KPMG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2024.

PROPOSAL NO. 4 SHAREHOLDER PROPOSAL REGARDING AN INDEPENDENT BOARD CHAIRMAN
We received the following proposal from Mr. John Chevedden, 2215 Nelson Avenue, No. 205, Redondo Beach, CA 90278, who has represented to us that he is the beneficial owner of over $25,000 in market value of our common stock.
In accordance with SEC rules we are presenting the text of the proposal and supporting statement in this proxy statement as they were submitted to us. All statements contained in the shareholder proposal and supporting statement are the sole responsibility of the proponent. The shareholder proposal is required to be voted upon at the annual meeting only if properly presented at the annual meeting.
As explained below, our Board unanimously recommends that you vote “AGAINST” the shareholder proposal.
Shareholder Proposal
Proposal 4 — Independent Board Chairman
Shareholders request that the Board of Directors adopt an enduring policy, and amend the governing documents as necessary in order that 2 separate people hold the office of the Chairman and the office of the CEO.
Whenever possible, the Chairman of the Board shall be an Independent Director.
The Board has discretion to select a Temporary Chairman of the Board who is not an Independent Director to serve while the Board is seeking an Independent Chairman of the Board on an expedited basis.
It is a best practice to adopt this policy soon. However this policy could be phased in when there is a contract renewal for our current CEO or for the next CEO transition.
The roles of Chairman and CEO are fundamentally different and should be held by 2 directors, a CEO and a Chairman who is completely independent of the CEO and Dollar Tree. The job of the CEO is to manage the company. The job of the Chairman is to oversee the CEO.
A Lead director is no substitute for an independent Board Chairman. A lead director can be given a list of duties but there is no rule that prevents the Chairman from overriding the lead director in any of the so-called lead director duties and ignoring the advice of the lead director.
It is more important to have an independent board chairman when the stock price is falling. Dollar Tree stock had fallen from $151 to $123 in a year’s time. Another sign of poor management is that executive pay was rejected by 42% of shares in 2023 when a 5% rejection is often the norm at well performing companies.
Please vote yes:
Independent Board Chairman — Proposal 4

STATEMENT FROM DOLLAR TREE’S BOARD REGARDING THE SHAREHOLDER PROPOSAL
The Board of Directors recommends a vote “AGAINST” this proposal because it believes our Company and our shareholders are best served by retaining the Board’s flexibility to determine, from time to time on an ongoing basis, who should serve as Chairman of the Board.
Our current board leadership structure best serves Dollar Tree and its shareholders — particularly as the Company executes the transformational change initiatives needed to drive growth and enhance long-term shareholder value.
Our current Board leadership is comprised of our Chairman and CEO, our independent Vice Chairman and our independent Lead Independent Director and independent chairs of each of our standing committees. This design provides effective independent oversight of management and facilitates the Board’s engagement in, and understanding of, the Company’s business. The Company’s Corporate Governance Guidelines provide that the Board shall:
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annually consider the Board’s leadership structure and

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annually elect a Chairman and a Vice Chairman and, in the event the Chairman is not an independent director, the Board’s independent directors shall annually elect a Lead Independent Director.

The annual evaluation of the Board leadership structure involves an assessment process overseen by the Nominating and Governance committee which is made up entirely of independent directors. The Board takes into consideration governance best practices, shareholder feedback, and the needs and circumstances of the Company and its shareholders, to promote strong, independent Board leadership. In 2024, the Board determined that the Company and its shareholders continue to be best served by a leadership structure in which two out of three top Board leaders are independent directors: while Mr. Dreiling serves as both Chairman and CEO, Mr. Hilal (who is independent) serves as Vice Chairman and Mr. Kelly serves as the Company’s Lead Independent Director, each of whom have robust, well-defined powers and responsibilities as described below.
We believe a combined Chairman and CEO role is particularly important for leading the Company through the business transformation that we began in 2022 as the direct result of feedback received from our shareholders. Early that year, independent members of our Board met with shareholders owning more than 50% of the Company’s outstanding shares to understand their perspectives on our business strategy and leadership. The dominant view of those shareholders was that the Company should do whatever was necessary to secure Mr. Dreiling’s services as the Company’s top executive for a multi-year period. At that time, our top executive was our non-independent Executive Chairman. In March 2022, we began our transformational journey with a reconstituted Board comprised of seven new directors (including six independent directors). The Company then entered into a five-year agreement to engage Mr. Dreiling’s services to lead our Company on our new path forward as our Executive Chairman. Our Board and our shareholders believed that Mr. Dreiling, a distinguished retail executive with more than 40 years of retail industry experience at all operating levels and a proven record of success in the dollar store segment and other retail market segments, has the unique experience called for by this critical moment in the life of the business. The reconstituted Board led by Mr. Dreiling first embarked on a drive to bring a new executive team to the Company in 2022. Our Board then appointed Mr. Dreiling to the role of CEO to lead our new executive team in the development of a set of multi-year strategic initiatives that we announced in the summer of 2023.
Our ability to successfully implement our transformation, which includes improvements in our products, pricing and associate engagement, requires highly skilled leadership from the Board and the executive leadership team. Mr. Dreiling’s combined service as Chairman and CEO has allowed him to provide critical leadership to our business on strategic initiatives and serve as a bridge between the Board and the operating organization. Mr. Dreiling’s involvement in our day-to-day operations has afforded him in-depth and first-hand knowledge of the principal issues, opportunities and challenges facing our

Company, which enables him to help focus our directors’ time and attention on the Company’s most critical matters, while concurrently implementing the Board’s oversight role and directly incorporating the Board’s goals, strategies and initiatives in his management of our businesses. The Board believes this integrated leadership approach has enhanced board oversight and effectiveness.
A flexible leadership structure is better for Dollar Tree than the rigid and prescriptive approach mandated by the shareholder proposal.
The Company’s directors have a fiduciary duty to routinely evaluate and determine the most appropriate Board leadership structure for the Company and its shareholders in light of Dollar Tree’s specific characteristics or circumstances at any given time. Accordingly, as discussed on page 16 under “Corporate Governance and Our Board — Board Leadership Structure,” the Company’s governing documents provide the Board with the flexibility to determine the optimal leadership structure for the Company, including, when appropriate, separating the positions of Chairman and CEO and appointing an independent Chairman. We believe that the Company and its shareholders benefit from this flexibility, and that the Board is best positioned to make this determination, given its knowledge of the Company’s leadership team, strategic goals, opportunities, and challenges, as well as the expertise and experience of the directors. We believe that it is in the best interests of the Company and our shareholders for the Board to continue to determine the most effective leadership structure for Dollar Tree, rather than impose a rigid one-size-fits-all approach to Board leadership, as called for by this shareholder proposal.
Our board leadership structure includes a strong lead independent director with specifically- enumerated exclusive powers and responsibilities
Our Lead Independent Director is elected annually by the independent directors of the Board. Our Lead Independent Director has a number of specifically-enumerated powers and responsibilities, providing similar leadership, oversight, and benefits to the Company and the Board that would be provided by an independent Chairman. These powers and responsibilities include:
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Presiding at all meetings of the Board at which the Chairman and Vice Chairman are not present, including executive sessions of the independent directors;

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Serving as liaison between the Chairman and the independent directors;

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Approving information sent to the Board;

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Approving meeting agendas for the Board;

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Approving schedules of meetings to assure that there is sufficient time for discussion of all agenda items;

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Communicating feedback from the Board regarding the performance of the Chairman & CEO;

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Having the authority to call meetings of the independent directors; and

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If requested by major shareholders, making himself available for consultation and direct communication.

In accordance with good governance practices, our Board annually reassesses these powers to align them with the evolving needs and circumstances of the Company and its shareholders.
Our board leadership structure benefits from the experiences and qualifications of our lead independent director and our independent vice chairman.
As part of our Board reconstitution in March 2022, Mr. Kelly was elected as the Company’s new Lead Independent Director and Mr. Hilal was appointed as the Company’s Vice Chairman of the

Board. In 2023, the independent directors of the Board unanimously re-elected Mr. Kelly to continue serving as the Board’s Lead Independent Director. Through his extensive experience managing the global operations of a major financial institution, serving in leadership roles on several public company boards, and acting as trusted legal counsel to many business enterprises, Mr. Kelly brings to our Board business, strategic, financial and legal acumen and extensive leadership expertise. In his role as Lead Independent Director, Mr. Kelly provides strong guidance and, together with our independent directors, including our independent Vice Chairman, exercises robust and meaningful independent oversight over management.
Mr. Hilal brings to our Board extensive experience as an engaged investor focused on driving value-creating organizational change. Prior to joining our Board, Mr. Hilal as the chief representative of a major investor in our Company, was instrumental in developing the plan for our transformation including the proposal to bring Mr. Dreiling to Dollar Tree. As part of this process, the Company entered into the Stewardship Framework Agreement with Mantle Ridge L.P. which, in accordance with its terms, affords the investor the right to appoint a director who serves as the independent Vice Chairman of the Board. Mr. Hilal currently serves in this capacity, and the Board believes this structure promotes a strong independent leadership voice on the Board that aligns with shareholder interests.
Dollar Tree’s strong corporate governance practices demonstrate effective, independent board oversight.
Dollar Tree’s Board is committed to strong corporate governance and engaging with shareholders on an ongoing basis to gather feedback on our leadership structure, corporate governance profile and executive compensation program. Spearheaded by our current Board leadership structure, we have adopted practices and procedures that promote director independence and effective oversight of management and provide shareholders with meaningful rights, including:
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Annual Board Elections—The Board is elected annually with a majority voting standard in uncontested director elections and a director resignation policy.

•
Majority Independent Board—Ten out of eleven of our Board nominees are independent; Mr. Dreiling, our Chairman and CEO, is the only director nominee who is not independent.

•
Qualified and Active Board—Our Board is comprised of highly-qualified and engaged members with the relevant business experience and skills to provide robust, independent oversight of management.

•
Independent Standing Board Committees—The Board’s Audit Committee, Compensation Committee, Nominating and Governance Committee, Finance Committee and Sustainability and Corporate Social Responsibility Committee are each composed entirely of independent directors. This entrusts to the independent directors the oversight of critical matters across the Company, such as the annual review and evaluation of the CEO’s performance, the evaluation of the Board and its Committees, and executive compensation.

•
Shareholder Rights—Our shareholders have the right to call special meetings of shareholders and have a market-standard proxy access right.

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Thoughtful Board Refreshment—In 2022 we added six new independent directors to our Board, whose new viewpoints and experiences complement the deep knowledge and experience of our longer-tenured directors. In 2023 we added one new independent director with experience in information technology and information security to add to the depth and breadth of our Board’s experience. The Nominating and Governance Committee continually assesses the capabilities of our Board to identify opportunities for further refreshment and enhancement.

•
Robust Board, Committee and Director Evaluation Process—Our Board conducts an annual self-evaluation to determine whether it and its Committees are functioning effectively.

In addition, our Nominating and Governance Committee annually evaluates the appropriate skills and experience required of Board members in the context of the current make-up of the Board, including assessing the key skills, experiences, diversity and other qualifications, and independence of the Board and its members and makes recommendations to the Board accordingly.
•
Active Shareholder Engagement Program—In the last year, our management team, together with our Lead Independent Director, Mr. Kelly, engaged in outreach to shareholders representing over 80% of our outstanding shares and held meetings with shareholders representing over 48% of our outstanding shares, on a range of topics.

•
Executive Sessions of the Independent Directors—The independent directors meet in executive session without the presence of management multiple times throughout the year.

Vote Required
Approval of the shareholder proposal requires the affirmative vote of a majority of the votes cast on the proposal by shareholders who are present, either in person or by proxy, and entitled to vote at the annual meeting. Abstentions and broker non-votes will have no effect on the outcome of the vote.
THE BOARD RECOMMENDS THAT YOU VOTE “AGAINST” PROPOSAL 4 REGARDING AN INDEPENDENT BOARD CHAIRMAN.

FORWARD-LOOKING STATEMENTS
This proxy statement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the fact that they address future events, developments or results and do not relate strictly to historical facts. Any statements contained in this proxy statement that are not statements of historical fact may be deemed to be forward-looking statements. Forward-looking statements include, without limitation, statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target” or “estimate,” “may,” “will,” “should,” “predict,” “possible,” “potential,” “continue,” “strategy,” and similar expressions.
For example, our forward-looking statements include statements regarding our expectations about our business plans, strategies and initiatives; our expectations regarding the impact of these initiatives and various management and corporate governance changes on our business prospects, and Board governance and oversight; our plans and expectations relating to strategic investments in key areas of our business, including without limitation investments in associate wages, enhanced safety and working conditions, improved technology systems, improved store standards and the overall productivity and efficiency of our stores; our expectations regarding the role of our Chairman & CEO, management team and Board in driving transformational change and long-term shareholder value creation; our estimates of potential amounts to be paid to executives upon a termination or change in control event; and our plans, expectations, initiatives, commitments, goals and reporting relating to environmental, social and governance matters, including without limitation climate change, environmental sustainability, product safety, human capital management and diversity, equity and inclusion matters.
A forward-looking statement is neither a prediction nor a guarantee of future results, events or circumstances. You should not place undue reliance on forward-looking statements, which speak only as of the date of this proxy statement. These statements are subject to various risks and uncertainties. For a discussion of the risks, uncertainties and assumptions that could affect our future events, developments or results, you should carefully review the “Risk Factors,” “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections in our Annual Report on Form 10-K filed March 20, 2024, and our other filings with the SEC. The Company does not intend and undertakes no obligation to update or publicly release any revision to any such forward-looking statements, whether as a result of the receipt of new information, the occurrence of subsequent events, a change of circumstance or otherwise.
OTHER MATTERS
Director Nominations and Shareholder Proposals for the 2025 Annual Meeting using Proxy Access
Our proxy access bylaw permits a shareholder, or a group of shareholders, owning at least three percent (3%) of our outstanding common stock continuously for at least three years, to nominate and include in our proxy materials director nominees which shall not exceed the greater of two (2) directors or twenty-five percent (25%) of the Board (rounded down), provided that the shareholders and nominees have complied with the requirements set forth in our bylaws. For a description of the procedures to nominate persons to be director, see “Shareholder Nomination of Directors” below. Notice of proxy access director nominees must be received no earlier than February 20, 2025 and no later than March 22, 2025. In addition to satisfying the notice and other requirements of our bylaws with respect to the nomination of director candidates, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the requirements of Rule 14a-19 under the Exchange Act relating to universal proxies.
Shareholder proposals under Rule 14a-8 for other items of business at the annual meeting of shareholders to be held in 2025 will not be included in our proxy statement for that meeting unless received by the Corporate Secretary at our principal executive offices in Chesapeake, Virginia, on or prior to close of business on January 7, 2025. Such proposals must contain the information and meet the requirements set forth in our bylaws and in Rule 14a-8 of the under the Securities Exchange Act of 1934 relating to shareholder proposals.
Notice of a shareholder proposal submitted outside of the processes of Rule 14a-8, including nominations of director candidates other than pursuant to the proxy access bylaw described above, must be received by the Corporate Secretary at our principal executive offices in Chesapeake, Virginia no earlier than February 20, 2025 and no later than March 22, 2025.
Shareholder Nomination of Directors
Shareholders generally can nominate persons to be directors by following the procedures set forth in our bylaws. In short, these procedures require the shareholder to deliver a written notice containing certain required information in a timely manner to our Corporate Secretary at our corporate headquarters address, which is located at 500 Volvo Parkway, Chesapeake, VA 23320. The notice must contain all of the information required by our bylaws, including information about the shareholder proposing the nominee and about the nominee. In addition to satisfying the notice and other requirements of our bylaws, shareholders who intend to solicit proxies in support of director nominees, other than the Company’s nominees, must also comply with the requirements of Rule 14a-19 under the Securities Exchange Act of 1934, as amended, relating to universal proxies. A copy of our bylaws can be found online at www.dollartreeinfo.com/corporate-governance.
Each shareholder’s notice to the Corporate Secretary must include, among other things:
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the name and address of record of the shareholder who intends to make the nomination;

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a representation that the shareholder is a shareholder of record of our Company’s capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

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the class and number of shares of our capital stock beneficially owned by the shareholder; and

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a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

For each person nominated, the notice to the Corporate Secretary must also include, among other things:
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the name, age, business address and, if known, residence address, of the nominee;

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his or her principal occupation or employment;

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the class and number of shares of our capital stock beneficially owned by such person;

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any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC promulgated under the Securities Exchange Act of 1934, as amended; and

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the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

Copies of Form 10-K Available
We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended February 3, 2024, as filed with the SEC, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. The exhibits to the Form 10-K will be furnished upon request and upon payment of the cost of reproduction. Requests should be sent to the Corporate Secretary, at our corporate offices, 500 Volvo Parkway, Chesapeake, Virginia 23320. Our SEC filings, including exhibits, are also available online at our Company website, www.corporate.dollartree.com/investors/sec-filings.

Appendix A
Reconciliation of Non-GAAP Financial Measures
(In millions)
(Unaudited)
The “Compensation Discussion and Analysis” above contains certain non-GAAP financial measures, including adjusted operating income, which are used to determine the achievement of the performance metrics used for the Company’s incentive programs. These non-GAAP financial measures should not be used as a substitute for GAAP financial measures. The table below provides a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.
	Year Ended
(in millions)	February 3, 2024	January 28, 2023	January 29, 2022
Total revenue (GAAP)	$30,603.8	28,331.7	26,321.2
Cost of sales (GAAP)	21,272.0	19,396.3	18,583.9
SG&A (GAAP)	10,213.6	6,699.1	5,925.9
Operating Income (GAAP)	(881.8)	$2,236.3	$1,811.4
SG&A Adjustments:
Incentive compensation adjustments, net	2,666.7	75.2	41.2
Adjusted Operating Income (Non-GAAP)	1,784.8	2,311.5	1,852.6

A-1

DOLLAR TREE, INC.500 VOLVO PKWYCHESAPEAKE, VIRGINIA 23320 SCAN TOVIEW MATERIALS & VOTE Use the Internet to transmit your voting instructions and for electronic delivery of information.Prior To The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveHave your proxy card in hand when you access the web site and follow the instructions toobtain your records and to create an electronic voting instruction form. Vote by 11:59 p.m.Eastern Time on June 19, 2024.During The Meeting - Go to www.virtualshareholdermeeting.com/DLTR2024You may vote during the meeting by following the instructions available on the meetingwebsite. Have the information that is printed in the box marked by the arrow available andfollow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time on June 19, 2024. Have your proxy card in hand when you call and thenfollow the instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope we haveprovided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood,NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: V46771-P05217 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY DOLLAR TREE, INC.The Board of Directors recommends you vote FOR the following: 1. Election of Directors For Against Abstain! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !! ! !1a. Richard W. DreilingNominees:1d. Paul C. Hilal1b. Cheryl W. Grisé1c. Daniel J. Heinrich1g. Jeffrey G. Naylor1e. Edward J. Kelly, III1f. Mary A. Laschinger1h. Winnie Y. Park1j. Bertram L. Scott1i. Diane E. Randolph1k. Stephanie P. Stahl! ! ! For Against AbstainFor Against Abstain2. To approve, by a non-binding advisory vote, thecompensation of the Company's named executiveofficers.3. To ratify the selection of KPMG LLP as the Company'sindependent registered public accounting firm for thefiscal year 2024.4. Shareholder proposal regarding an independent BoardChairman.The Board of Directors recommends you vote FORproposals 2 and 3.The Board of Directors recommends you vote AGAINSTproposal 4.NOTE: Such other business as may properly come before themeeting or any adjournment or postponement thereof.! ! !! ! !! ! ! Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com. V46772-P05217 DOLLAR TREE, INC.PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORSFor the Annual Meeting of Shareholders on June 20, 2024The undersigned hereby appoints Richard W. Dreiling and Jonathan B. Leiken, jointly and severally, each with full powerof substitution, as proxies, to represent the undersigned and to vote at the 2024 Annual Meeting of Shareholdersof DOLLAR TREE, INC. to be held on Thursday, June 20, 2024 at 9:00 a.m. Eastern Time, through a live webcast atwww.virtualshareholdermeeting.com/DLTR2024, and at any adjournment or postponement thereof, all of the shares ofDollar Tree common stock that the undersigned is entitled to vote on each of the proposals listed on the reverse side and anyother matters that may properly come before the Annual Meeting.This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxywill be voted "FOR" the election of all director candidates nominated by the Board of Directors on the reverse side,"FOR" proposals 2 and 3, and "AGAINST" proposal 4 on the reverse side, and, in the discretion of the persons namedas proxies, with respect to any other matters that may properly come before the Dollar Tree Annual Meeting or anyadjournment or postponement thereof. This proxy revokes all previous proxies.Continued and to be signed on reverse side